UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Horizon Therapeutics Public Limited Company

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DATED MARCH 7, 2022 — SUBJECT TO COMPLETION

HORIZON THERAPEUTICS PUBLIC LIMITED COMPANY

ANNUAL GENERAL MEETING OF SHAREHOLDERS

April 28, 2022

NOTICE AND PROXY STATEMENT

            , 2022

Dear Fellow Shareholder:

2021 was a milestone year for Horizon. We significantly expanded our pipeline, generated top-tier growth and continued to make a difference in the lives of people impacted by rare, autoimmune and severe inflammatory diseases. Our continued strong strategic execution resulted in record full-year total net sales of $3.2 billion, representing year-over-year growth of 47 percent, and record full-year adjusted EBITDA(1) of $1.3 billion, representing year-over-year growth of 33 percent. We ended 2021 with cash and cash equivalents of $1.6 billion, giving us the flexibility to pursue future business development initiatives, supporting our strategy to further expand our pipeline. Our strong performance translated into significant shareholder returns, with our one-, three- and five-year total shareholder returns of 47 percent, 451 percent and 566 percent, respectively, far exceeding those of our peer group(2) and the Nasdaq Biotechnology Index.

One of our key strategic goals is to expand our pipeline, through business development as well as maximizing the potential of our existing medicines and candidates. 2021 was a year of tremendous progress on both fronts. Our acquisition of Viela Bio in March dramatically expanded our pipeline, with Viela’s mid-stage biologics pipeline of four candidates in nine development programs. We also welcomed Viela’s talented R&D team with deep early-stage research and clinical development capabilities. In September, at our inaugural R&D day, in addition to discussing our R&D strategy and showcasing our team, we announced new development programs in five additional indications for two of our candidates, further expanding our pipeline. In addition, during the year we announced two collaborations to advance our early-stage research and innovation capabilities. We successfully completed two clinical trials and initiated seven clinical trials. This year we plan to initiate seven clinical trials and have already initiated two of them, our Phase 2b trial for HZN-825 for the treatment of idiopathic pulmonary fibrosis, in January, and our Phase 3 clinical trial for TEPEZZA in thyroid eye disease (TED) in Japan (OPTIC-J), in February. Our pipeline, balanced across the development life cycle, now includes more than 20 programs, with the majority of them added in 2021. With a focus on addressing critical unmet needs for patients, our pipeline is designed to drive long-term sustainable growth for Horizon.

Our excellence in commercial execution is evidenced by the progress we made during the year with our three key growth drivers TEPEZZA®, KRYSTEXXA® and UPLIZNA®. We more than doubled the full-year net sales of TEPEZZA, our biologic approved for the treatment of TED, to $1.7 billion in its second year post-launch, representing impressive growth of 103 percent. We achieved this strong performance, despite the continued impact of the COVID-19 pandemic, as well as a supply disruption that resulted from government-mandated COVID-19 vaccine production at our manufacturing partner’s facilities. The government-mandated order resulted in a total disruption of TEPEZZA supply from the end of 2020 to April 2021. Through the outstanding execution of our commercial team, we rapidly overcame the impact of the disruption with a highly successful relaunch beginning once supply resumed in April. We see strong growth prospects for TEPEZZA and we continue to invest to support that growth, from our initiatives to drive increased awareness of TEPEZZA and TED, to our clinical trials in chronic TED and TED in Japan. We are well on our way to achieve our projected peak global annual net sales of greater than $3.5 billion.

Record annual net sales for KRYSTEXXA, our biologic for uncontrolled gout, grew 39 percent year-over-year to $565.5 million – impressive growth for a 12-year-old medicine. Driving much of the growth is the increasing use of KRYSTEXXA plus immunomodulation. Since 2017, to make the medicine available to more patients, we focused on increasing the response rate to KRYSTEXXA through our clinical immunomodulation strategy. In 2021, we announced positive topline data from our MIRROR randomized controlled trial, which demonstrated that 71 percent of patients who received KRYSTEXXA plus the immunomodulator methotrexate achieved a complete response compared to 39 percent who received KRYSTEXXA plus placebo. In January we submitted a Supplemental Biologics License Application (sBLA) to the U.S. Food and Drug Administration (FDA) to expand the label for KRYSTEXXA to include co-treatment with methotrexate. We believe KRYSTEXXA plus immunomodulation is redefining the standard of care for KRYSTEXXA, which is on track to achieve our projected peak U.S. annual net sales estimate of greater than $1 billion.

UPLIZNA, our third key growth driver, came to us with the Viela acquisition. UPLIZNA, which was approved in 2020 by the U.S. Food and Drug Administration for neuromyelitis optica spectrum disorder (NMOSD), was launched by Viela during the peak of the COVID-19 pandemic in June 2020, with relatively minimal resources. We successfully relaunched the medicine in the fourth quarter of 2021, backed by our expertise in commercializing rare disease medicines. Internationally, we made strides in building out the infrastructure and capabilities necessary to support the potential 2022 launch of UPLIZNA in Europe, as well as other global markets in the coming years. We have Phase 3 clinical trials underway evaluating UPLIZNA for myasthenia gravis (MG) and IgG4-related disease. We estimate potential peak global annual net sales of greater than $1 billion for UPLIZNA in NMOSD, MG and IgG4-related disease.(3)

At Horizon, our mission is simple and powerful: to improve people’s lives. We go to incredible lengths to make the world a better place by addressing unmet medical needs; by building healthier communities, urgently and responsibly; and by giving back to our communities. Behind all of our efforts are the people who make up Horizon and their dedication to making a difference in the lives of others. Our employees are highly engaged, evidenced by the 15 workplace-related awards we received in 2021 – including ranking as the Number 1 biotech/pharmaceutical company in FORTUNE’s 100 Best Companies to Work For®. We believe our high employee engagement – important in an industry as competitive as ours – is partly due to the many ways we strive to make working at Horizon attractive and rewarding. We were very pleased in 2021 to demonstrate continued gender and ethnicity pay equity in the second study conducted by Aon, after the dramatic growth in our workforce since the 2019 study, including the addition of a significant number of employees with the Viela acquisition.

Horizon today is a leading, high-growth, innovation-driven, profitable biotech company. One of the people who has been instrumental in our transformation is Paul Hoelscher, our executive vice president, chief financial officer. In October 2021, Paul notified us of his intention to retire in May 2022, continuing on as an advisor through May 2023. Paul has served as our CFO since 2014 and has been a valued partner to me these past seven years. Speaking for all of us at Horizon, I thank him for his leadership, his dedication and his commitment to our mission – and especially for the many successful initiatives he has spearheaded to build Horizon’s strong financial position. Aaron Cox, executive vice president, finance, will succeed Paul as CFO. Aaron, with his extensive knowledge of the business and strong financial background, has been a leader in many of our major strategic efforts and has led our corporate development and capital markets initiatives. I am confident that Aaron, along with our deeply experienced financial leadership team that Paul put in place, will continue to support our long-term strategy.

In summary, 2021 was a year of significant progress, multiple milestones and record financial results. With our highly focused strategy, strong execution and business development and R&D capabilities, we believe we are well positioned to deliver sustainable top-tier growth and shareholder value going forward.

You are cordially invited to attend our Annual General Meeting of Shareholders on Thursday, April 28, 2022, at 3:00 p.m. local time at our new corporate headquarters, located at 70 St. Stephen’s Green, Dublin 2, D02 E2X4, Ireland. Whether or not you plan to attend, it is important that your shares be represented and voted. Please take a moment now to vote your shares using the instructions found in the Notice of Internet Availability of Proxy Materials and in this Proxy Statement. Your vote is important, and we appreciate your continued support.

Sincerely,

Timothy P. Walbert

Chairman, President and Chief Executive Officer

(1)

In 2021, GAAP net income and non-GAAP net income were $0.54 billion and $1.09 billion, respectively. Non-GAAP net income and adjusted earnings before interest, taxes, depreciation and amortization and other amounts (adjusted EBITDA) are non-GAAP measures. We use and provide these non-GAAP financial measures so that our investors have a more complete understanding of our financial performance. In addition, these non-GAAP financial measures are among the indicators we use for planning and forecasting purposes and for measuring our financial performance. Please refer to the discussion of non-GAAP financial measures and the reconciliations thereof to GAAP measures beginning on page 113 of our Annual Report on Form 10-K for the year ended December 31, 2021, which discussion and reconciliations are incorporated herein by reference.

(2)

The peer group used for total shareholder return calculations for the one- three- and five-year periods ended December 31, 2021 is our peer group shown on page 45 of our Proxy Statement. Total shareholder return is shown on page 41 of our Proxy Statement.

(3)	UPLIZNA is not approved for MG and IgG4-RD; we are currently conducting clinical trials in these indications.

Horizon Therapeutics Public Limited Company

70 St. Stephen’s Green, Dublin 2, D02 E2X4, Ireland

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 28, 2022

Dear Shareholder:

We will be holding the Annual General Meeting of Shareholders of Horizon Therapeutics Public Limited Company on Thursday, April 28, 2022, at 3:00 p.m. local time at our corporate headquarters located at 70 St. Stephen’s Green, Dublin 2, D02 E2X4, Ireland, for the following purposes:

1.	Proposal 1: To elect, by separate resolutions, the three nominees for Class II directors named herein to hold office until the 2025 Annual General Meeting of Shareholders.

2.

Proposal 2: To approve the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022, and to authorize the Audit Committee of our Board of Directors (Board) to determine the auditors’ remuneration.

3.	Proposal 3: To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement.

4.	Proposal 4: To authorize us and/or any of our subsidiaries to make market purchases or overseas market purchases of our ordinary shares.

5.	Proposal 5: To approve the Amended and Restated 2020 Equity Incentive Plan.

6.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board recommends that you vote FOR each of the nominees for director named herein and FOR Proposals 2, 3, 4 and 5. The accompanying Proxy Statement contains additional information and should be carefully reviewed by shareholders.

Our Irish statutory financial statements for the fiscal year ended December 31, 2021, including the reports of the directors and statutory auditors thereon, will be presented at the Annual General Meeting. There is no requirement under Irish law that such statements be approved by the shareholders and no such approval will be sought at the Annual General Meeting.

For the purposes of our Articles of Association, Proposals 1 and 2 and the receipt and consideration of the Irish statutory financial statements by us at the Annual General Meeting are deemed to be ordinary business and Proposals 3, 4 and 5 are deemed to be special business. The Annual General Meeting will also include a review of the Company’s affairs. Shareholders of record as of February 24, 2022, the record date for the Annual General Meeting, are entitled to notice of the Annual General Meeting and to vote at the Annual General Meeting or any adjournment or postponement thereof.

As permitted by the U.S. Securities and Exchange Commission, we are making this Proxy Statement and Horizon’s Annual Report to shareholders available to our shareholders electronically through the internet, accessible at http://materials.proxyvote.com/ G46188 and also on the Annual Reports/Proxy Statements page of our website at www.horizontherapeutics.com. We believe this electronic distribution model, known as Notice and Access, provides our shareholders a convenient and expedited method to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the environmental impact of our Annual General Meeting. In addition, it reduces the costs of printing and distributing the proxy materials.

By Order of the Board of Directors

David Caraher

Company Secretary

Dublin, Ireland

            , 2022

If you are a shareholder of record on February 24, 2022, you are cordially invited to attend the Annual General Meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

We are closely monitoring developments related to COVID-19. It could become necessary to change the date, time, location and/ or means of holding the Annual General Meeting (including by means of remote communication). If such a change is made, we will announce the change in advance, and details on how to participate will be issued by press release, posted on our website and filed as additional proxy materials.

YOUR VOTE IS IMPORTANT. WE ENCOURAGE YOU TO VOTE.

PROXY STATEMENT SUMMARY	1

SUMMARY OF VOTING ITEMS	11

KEY ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG) FACTORS	12

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING	15

PROPOSAL 1—ELECTION OF DIRECTORS	20

THE BOARD OF DIRECTORS AND ITS COMMITTEES	26
Overview	26
Independence of the Board of Directors	26
Code of Conduct and Ethics	26
Board Leadership Structure	26
Role of the Board in Risk Oversight	27
Director Assessment and Board Refreshment	28
Director Selection	28
Director Commitments	29
Diversity Policy	29
Executive Management Succession Planning	29
Committees of the Board of Directors	30
Shareholder Communications with the Board of Directors	33

NON-EMPLOYEE DIRECTOR COMPENSATION	34

EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES	37

COMPENSATION DISCUSSION AND ANALYSIS	39
Executive Summary	40
Objectives and Philosophy	43
Compensation Determination Process	44
Elements of Executive Compensation	46
Additional Compensation Policies and Practices	55

EXECUTIVE COMPENSATION	59
Summary Compensation Table	59
Grants of Plan-Based Awards	62
Pay Ratio	65
Outstanding Equity Awards at December 31, 2021	66
Option Exercises and Stock Vested	68
Pension Benefits	69
Nonqualified Deferred Compensation	69
Potential Payments Upon Termination or Change in Control	70

EQUITY COMPENSATION PLAN INFORMATION	72

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	74
Policies and Procedures for Transactions with Related Persons	74
Certain Related-Person Transactions	74

PROPOSAL 2—APPROVE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUTHORIZE THE AUDIT COMMITTEE TO DETERMINE THE AUDITORS’ REMUNERATION	76

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION	77

PROPOSAL 4—AUTHORIZE US AND/OR ANY OF OUR SUBSIDIARIES TO MAKE MARKET PURCHASES OR OVERSEAS MARKET PURCHASES OF OUR ORDINARY SHARES	78

PROPOSAL 5—APPROVE THE AMENDED AND RESTATED 2020 EQUITY INCENTIVE PLAN	79

OTHER INFORMATION	90
Security Ownership of Certain Beneficial Owners and Management	90
Householding of Proxy Materials	91
Shareholder Proposals	92
Presentation of Irish Statutory Financial Statements	93
Special Note Regarding Forward-Looking Statements	93

OTHER MATTERS	94

Index of Frequently Requested Information	Page

2021 Executive Compensation at a Glance	46
2021 Pay-for-Performance Overview	42
Board Refreshment	28
Board Leadership Structure	26
Board Meeting Attendance	26
Clawback Policy	56
Code of Conduct and Ethics	26
Compensation Consultant	44
Corporate Governance Highlights	8
Cybersecurity	27
Director Assessment	28
Director Biographies	20
Director Commitments / “Overboarding”	29
Director Compensation	34
Director Independence	26
Director Selection / Qualifications	28
Diversity Policy	29
Environmental, Social and Governance (ESG)	12
Executive Compensation Overview	8
Executive Officers	37
Executive Share Ownership Guidelines	55
Hedging and Pledging Policies	56
Independent Accountant Fees	76
Majority Voting for Directors	20
Peer Group Companies	45
Related Party Transactions	74
Risk Oversight	27
Severance and Change in Control Benefits	57
Shareholder Communications with the Board	33
Shareholder Engagement	9
Shareholder Proposals and Director Nominations for the 2023 Annual General Meeting	92
Succession Planning	29
Summary of Voting Items	11
Total Shareholder Return	41
Year at a Glance	2

PROXY STATEMENT SUMMARY

This summary highlights certain information contained elsewhere in this Proxy Statement and does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting. For more complete information regarding our business and 2021 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2021 and our subsequent filings with the Securities and Exchange Commission (SEC).

Annual General Meeting and Voting Information

Time and Date:	3:00 p.m. local time on April 28, 2022

Place:	Our corporate headquarters: 70 St. Stephen’s Green, Dublin 2, D02 E2X4, Ireland

Record Date:	February 24, 2022

How to Vote:

Shareholders as of the record date are entitled to vote and may do so in person at the Annual General Meeting.

You may also vote by electronic proxy by:

•   voting your shares over the internet by going to www.proxyvote.com and using the instructions found in the Notice that will be mailed to shareholders on or about March 17, 2022; or by

•   voting your shares by telephone at +1.800.690.6903 within the United States, U.S. territories or Canada using a touch-tone phone and following the recorded instructions.

Alternatively, you may request a printed set of the materials and vote using the toll-free telephone number on the proxy card or by marking, signing, dating and mailing your proxy form in the provided postage-paid envelope should you request a printed copy. Instructions on how to request a printed set of the proxy materials may be found in the Notice.

Voting Items and Board Recommendations

Proposal		Page Number	Board Recommendations

1	Election of Directors	20	FOR All Nominees

2	Approval of the Appointment of Independent Registered Public Accounting Firm and Authorization of the Audit Committee to Determine the Auditors’ Remuneration	76	FOR

3	Approval, on an Advisory Basis, of Executive Compensation	77	FOR

4	Authorization to Make Market Purchases or Overseas Market Purchases of Our Ordinary Shares	78	FOR

5	Approval of the Amended and Restated 2020 Equity Incentive Plan	79	FOR

Director Nominees and Continuing Directors

Name	Age	Director Since	Principal Position	Independent	Other Current Public Boards

2022 Director Nominees:
Michael Grey	69	2011	Chairman, Mirum Pharmaceuticals, Inc.	Yes	3
Jeff Himawan, Ph.D.	56	2007	Managing Director, Essex Woodlands Health Ventures, L.P.	Yes	1
Susan Mahony, Ph.D.	57	2019	Director, Zymeworks Inc.	Yes	3

Continuing Directors:
William F. Daniel	70	2014	Chairman, Malin Corporation plc	Yes	1
Gino Santini	65	2012	Director, Intercept Pharmaceuticals, Inc.	Yes	3
James Shannon, M.D.	65	2017	Chairman, MannKind Corporation	Yes	2
Timothy P. Walbert	54	2008	Chairman, President and Chief Executive Officer, Horizon Therapeutics plc	No	1
H. Thomas Watkins	69	2014	Lead Independent Director, Vanda Pharmaceuticals Inc.	Yes	1
Pascale Witz	55	2017	Director, PerkinElmer, Inc.	Yes	3

Horizon  |  2022 Proxy Statement 1

2021 – Year at a Glance

(1)

Uses 2018 net sales and adjusted EBITDA and 2021 net sales and adjusted EBITDA. Adjusted EBITDA is a non-GAAP measure; please refer to the discussion of non-GAAP financial measures and the reconciliations to GAAP measures on page 113 of our Annual Report on Form 10-K for the year ended December 31, 2021.

Net sales and adjusted EBITDA growth percentages represent year-over-year growth over full-year 2020.

Prior TSR results are not intended to forecast or be indicative of possible future performance of our ordinary shares.

EBITDA: Earnings before interest, taxes, depreciation and amortization. | TSR: Total shareholder return through December 31, 2021. | NBI: Nasdaq Biotechnology Index.

A Milestone Year in Our Transformation

Horizon  |  2022 Proxy Statement 2

Business Overview

Horizon at a Glance

(1)

Horizon estimate of TEPEZZA, KRYSTEXXA and UPLIZNA peak annual net sales of greater than $3.5 billion, greater than $1 billion and greater than $1 billion, respectively. UPLIZNA peak annual net sales estimate assumes three global indications in neuromyelitis optica spectrum disorder, myasthenia gravis (MG) and IgG4-RD. UPLIZNA is not approved for MG and IgG4-RD; we are currently conducting clinical trials in these potential indications.

(2)

Uses 2018 net sales and adjusted EBITDA and 2021 net sales and adjusted EBITDA. Adjusted EBITDA is a non-GAAP measure. Please refer to the discussion of non-GAAP financial measures and the reconciliations to GAAP measures beginning on page 113 of our Annual Report on Form 10-K for the year ended December 31, 2021.

(3)	At December 31, 2021.
(4)

Total shareholder return (TSR) at December 31, 2021; our peer group is shown on page 45. Prior TSR results are not intended to forecast or be indicative of possible future performance of our ordinary shares.

What Sets Us Apart

KRYSTEXXA exemplifies our excellence in commercial execution. An underperforming and undervalued medicine when we acquired it in 2016, with our investment, expertise and deep knowledge of the rheumatology space, we executed on the right commercial strategy for KRYSTEXXA to jump start its growth trajectory. We know how to effectively market rare disease medicines, demonstrated by the fact that we have increased the annual net sales of KRYSTEXXA nearly ten-fold since acquiring it, and we are well on our way toward our projected peak U.S. annual net sales of more than $1 billion.

The returns we have generated to date also attest to the success of our business development efforts. For example, we acquired TEPEZZA for an upfront payment of $145 million plus milestones in 2017; in the two years since its launch, we have generated cumulative net sales of $2.5 billion, despite the negative impact of the COVID-19 pandemic, representing exceptional value creation for our shareholders – and we see opportunities for continued growth for TEPEZZA, projecting peak global annual net sales of more than $3.5 billion. Importantly, TEPEZZA has brought hope for patients with thyroid eye disease (TED), who before TEPEZZA had no approved treatment options. Our strong business development acumen also resulted in the transformational acquisition of Viela Bio in 2021. It significantly expanded our pipeline with the addition of Viela’s four development candidates across nine development programs and three new therapeutic areas. It also expanded our commercial portfolio with the addition of UPLIZNA, a recently approved biologic for the treatment of neuromyelitis optica spectrum disorder (NMOSD).

The Viela acquisition also augmented our strong research and development capabilities. Viela’s talented R&D team, with its early-stage research and clinical development capabilities, highly complements our proven late-stage development capabilities.

Horizon  |  2022 Proxy Statement 3

Leveraging our combined strengths has already driven innovation. In September 2021, we announced pipeline programs in five additional indications for two of the Viela biologic candidates. In addition to adding depth to our pipeline, these programs aim to address high unmet medical needs for patients living with the rare diseases the programs target. Our R&D capabilities also drive innovation of our on-market medicines to maximize their benefit. Our successful MIRROR registrational trial is a testament to this: 71 percent of patients receiving KRYSTEXXA plus the immunomodulator methotrexate achieved a complete response, a more than 30-percentage-point improvement compared to patients who received KRYSTEXXA plus placebo.

Our Pipeline: A Top Strategic Priority to Drive Long-Term Growth

One of our key strategic goals to support our ambitious growth objectives is to expand our pipeline, which we are doing through internal investment and external business development. 2021 was a year of tremendous progress in this regard – we significantly expanded our pipeline with the Viela acquisition, we added five new clinical programs and we augmented our early-stage discovery efforts with two collaborations for novel therapeutics.

A key part of our R&D strategy is maximizing the full potential of our pipeline. In determining new indications to pursue, we evaluate four major areas to identify the disease states that have the most overall potential for success: scientific rationale, unmet need, the competitive landscape and feasibility. We are also building out our discovery pipeline of novel programs by using a balanced approach of internal research and external collaborations while aligning with our core focus areas: rheumatology, nephrology, ophthalmology, endocrinology, neuroimmunology, dermatology and respiratory. Our goal is to generate high-quality investigational new drug applications (INDs) over the coming years.

Our pipeline is balanced across the development life cycle, with early- to late-stage programs. Currently with more than 20 programs – the majority of which were added in 2021 – the pipeline is designed to support sustainable growth over the long-term. We plan to initiate seven clinical trials this year, two of which have already been initiated.

Underscoring all of our pipeline – and our commercial and business development – initiatives is our focus is on addressing the unmet medical needs of patients with rare, autoimmune and severe inflammatory diseases. This is part of our purpose – to make a meaningful difference in the lives of patients, their caregivers, their physicians and the communities we serve.

(1)   Planned program expected to initiate in 2022. Of these programs, the HZN-825 IPF clinical trial initiated in January 2022 and the TEPEZZA TED in Japan (OPTIC-J) initiated in February 2022.

We also have four Phase 4 programs: TEPEZZA chronic TED trial, KRYSTEXXA shorter infusion duration trial, KRYSTEXXA monthly dosing trial and KRYSTEXXA retreatment trial. | TED: Thyroid Eye Disease.

Horizon  |  2022 Proxy Statement 4

Our Key Growth Drivers: TEPEZZA, KRYSTEXXA and UPLIZNA

Our biologic TEPEZZA is the first and only medicine indicated for the treatment of thyroid eye disease (TED), a serious, progressive and potentially vision-threatening, rare autoimmune disease. Launched shortly after approval in January 2020, TEPEZZA is one of the most successful rare disease medicine launches ever. Our significant pre-launch investment in educating physicians and key stakeholders about TED, as well as our teams’ superlative execution, have driven cumulative net sales of $2.5 billion since launch, despite the impact of the COVID-19 pandemic and an over-three-month supply disruption in 2021 due to government-mandated COVID-19 vaccine production orders. We expect continued growth for TEPEZZA in the years ahead, driven by three key growth opportunities: increasing new prescribers while driving additional uptake in our existing prescriber base; increasing the use of TEPEZZA in patients with chronic TED; and maximizing the medicine’s potential through global expansion. We are supporting our efforts in chronic TED with a Phase 4 clinical trial and supporting global expansion with a Phase 3 trial in TED in Japan. We remain confident about the prospects for helping more patients living with this debilitating disease and estimate TEPEZZA peak global annual net sales of more than $3.5 billion.

Since acquiring KRYSTEXXA, our biologic medicine for uncontrolled gout, in 2016, we have transformed its growth trajectory through our strong strategic execution, our deep knowledge of both rheumatology and rare disease medicines, and by investing commercially to support future growth. We’ve also invested significantly to maximize the benefit of KRYSTEXXA so more patients can benefit from the medicine. We announced positive topline data in 2021 from our MIRROR randomized controlled trial, which evaluated KRYSTEXXA plus the immunomodulator methotrexate. We recently submitted a supplemental biologics license application (sBLA) to expand the label for KRYSTEXXA to include co-treatment with methotrexate. We expect the use of KRYSTEXXA plus immunomodulation, which has been steadily increasing, to redefine the standard of care. We see several additional growth opportunities for KRYSTEXXA: expanding uptake in rheumatology and nephrology; elevating the urgency to treat and investing to improve the patient experience. We are well on track toward achieving our projected KRYSTEXXA peak U.S. annual net sales of more than $1 billion.

Our growth driver UPLIZNA is approved for NMOSD, a rare, severe, relapsing, neuroinflammatory autoimmune disease that attacks the optic nerve, spinal cord, brain and brain stem. UPLIZNA was launched by Viela in June 2020, during the height of the COVID-19 pandemic, with relatively minimal resources. Since acquiring Viela, we’ve executed a full relaunch of UPLIZNA, putting the commercial infrastructure and team in place to best support an infused rare disease medicine, launching a new brand campaign and investing to develop a scientific leadership position in NMOSD. We are also building the infrastructure and capabilities necessary to launch UPLIZNA in Europe, where approval is pending, as well as other global markets in the coming years. We see additional development opportunities for UPLIZNA and are pursuing two other indications: myasthenia gravis (MG) and IgG4-related disease. We project peak global annual net sales of more than $1 billion for UPLIZNA in NMOSD and the MG and IgG4-related disease indications we are pursuing.

Total Shareholder Return

Our disciplined approach, clear strategy, business development capabilities, and strong commercial and R&D execution have all worked together to generate consistent above-market returns for our shareholders. Our total shareholder return (TSR) significantly outperformed both our peer group and the Nasdaq Biotechnology Index (NBI) over the one-, three- and five-year periods ended December 31, 2021. With our expanded pipeline and key growth medicines, we believe Horizon is well positioned for sustainable long-term growth.

Horizon  |  2022 Proxy Statement 5

Our Total Shareholder Returns Significantly Surpassed Our Peers(1) and NBI

1-, 3- and 5-Year Periods Ended December 31, 2021

(1)

The peer group used for the TSR calculations for the 1-, 3- and 5-year periods ended December 31, 2021 is the peer group approved for purposes of making 2021 compensation decisions and comparative performance analysis, as shown on page 45.

Board Highlights

The Nominating and Corporate Governance Committee of our Board examines multiple factors when evaluating directors, including their knowledge, skills and experience, including experience in our industry and with respect to clinical development, sales and marketing, business development, finance, management and public service. The table below highlights the extensive experience of our directors as well as the balance of skills on our Board:

Our Board of Directors: Skills and Experience Matrix

Horizon  |  2022 Proxy Statement 6

Our Board is predominantly independent and includes a range of expertise, experience, diversity, as well as newer and longer-tenured directors. As is set forth in its diversity policy, the Board values diversity and believes that maintaining a diverse membership enhances the Board’s deliberations and enables it to better represent all of Horizon’s constituents. As such, the Nominating and Corporate Governance Committee works to ensure that the Board represents a diversity of experience and perspectives, as well as race, gender, geography and areas of expertise. A strong, annual director assessment process has resulted in periodic refreshment, enhancing the Board’s effectiveness. Board committee memberships are also refreshed periodically.

Our Board of Directors: Gender and Ethnicity Diversity Matrix

As of March 1, 2022

Board Size
Total Number of Directors	9

Gender	Male	Female	Non-Binary	Gender Undisclosed
Number of Directors Based on Gender Identity	7	2

Number of Directors Who Identify with Any of the Categories Below:
African American or Black	-	-	-	-
Alaskan Native or American Indian	-	-	-	-
Asian	1	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	6	2	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-
Undisclosed	-

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Corporate Governance Highlights

Independent Oversight	Continuous Improvement

•    Eight of our nine directors are independent

•    Independent directors solely comprise all Board committees

•    Lead independent director with clearly delineated duties

•    Diverse Board in terms of gender, ethnicity, experience, education and talents, supported by the Board’s diversity policy

• Annual Board and committee self-evaluations • Risk oversight by the Board and committees • Ongoing shareholder engagement efforts

Strong Governance Practices	Shareholder Rights

•    Regular executive sessions of independent directors

•    Independent compensation consultant reporting directly to the Compensation Committee

•    Board and committees may engage outside advisors independently of management

•    Share ownership guidelines for directors and executive officers; director ownership requirement increased in 2021

•    Annual advisory shareholder vote on executive compensation

•    Incentive compensation recoupment “clawback” policy on performance-based cash and equity incentives

•    One-year holding period for shares issued at vesting for all post-2017 restricted stock unit and performance share unit grants for executive officers

•    Majority voting for elections of directors

•    Shareholder ability to call extraordinary general meeting

•    Directors may be removed by ordinary resolution with majority vote of the shareholders

•    No blank check preferred stock issuance without shareholder approval

Executive Compensation Overview

Our executive compensation program emphasizes three major pay considerations: long-term performance, executive and shareholder alignment and risk mitigation. Here is how we currently achieve them:

Pay Considerations
Long-Term Performance	Executive and Shareholder Alignment	Risk Mitigation

What We Do	What We Don’t Do

•    Align executive compensation with corporate and individual performance

•    Maintain strong share ownership guidelines for our directors and executives

•    Maintain appropriate balance between short- and long-term compensation, which discourages short-term risk-taking at the expense of long-term results

•    Seek annual shareholder advisory approval on our executive compensation

•    Engage an independent advisor reporting directly to the Compensation Committee

•    Apply anti-pledging and anti-hedging policy for our shares

•    Cap short- and long-term incentive payouts

•    Require a one-year holding period for shares issued at vesting for all post-2017 restricted stock unit and performance share unit grants for executive officers

•    Provide retiree medical benefits for our executives and employees to support orderly succession

•    Apply an incentive compensation recoupment “clawback” policy

•    Conduct annual compensation risk assessments

•    Actively engage with our shareholders

•    No guaranteed bonuses or salary increases

•    No repricing of stock options without shareholder approval

•    No dividends or dividend equivalents paid on unearned shares

•    No named executive officer excise tax gross-ups

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With a strategic focus on growing the business over the long term, it is imperative that our executive compensation program motivates our talented management team in a manner that encourages – and rewards – successful execution of this business strategy. We utilize the following compensation elements to achieve this:

Element	Form	Performance Period	Objective
Base Salary	Cash (fixed)	N/A	• Recognition of an individual’s role and responsibilities • Provides competitive pay for retention purposes
Short-Term Incentive (Annual Bonus Plan)	Cash (variable)	Annual	• Variable pay designed to reward achievement of annual financial and strategic objectives
Long-Term Incentives	PSU Awards (variable) RSU Awards (variable)	Multi-year N/A

•    Promotes an ownership culture

•    Aligns the interests of executives with those of shareholders

•    Provides meaningful incentives for management to execute on longer-term financial and strategic goals that drive shareholder value creation and support our retention strategy

Please see our Compensation Discussion and Analysis on page 39 for additional information on our compensation philosophy.

Shareholder Engagement

We value the views of our shareholders. During the outreach we conduct each year, generally led by a member of the Board of Directors, we have had significant and meaningful dialogue with our shareholders regarding our compensation and governance. Feedback from our outreach informs the Compensation Committee’s thinking when evaluating our current compensation program and considering potential modifications going forward. It also informs the Nominating and Corporate Governance Committee’s thinking when evaluating our corporate governance as well as social and environmental (ESG) matters.

Changes to our compensation program and corporate governance over the past several years that were heavily influenced by shareholder feedback include:

•

Longer-term performance metrics focused on long-term shareholder value creation. We have continued to use performance-based equity compensation in our annual long-term incentive plan, influenced by feedback from our ongoing engagement with shareholders regarding executive compensation. Most recently, shareholder feedback informed our decision to update the design of our performance share unit (PSU) awards for 2021 to include longer-term (two- or three-year) performance periods across all PSU performance goal components, each of which is meaningfully linked to our long-term business strategy and designed to drive shareholder value creation. We made this change to avoid potential duplication of the performance goals for our annual bonus plan and in line with feedback received from shareholders during our outreach.

•

Board diversity. Diversity is an important principle for us at Horizon as it is for many of our investors. Given that our business and operations are diverse and global in nature, our Nominating and Corporate Governance Committee takes into account a broad range of diversity considerations when assessing potential candidates, including diversity of experience and perspectives as well as gender, race, geography and areas of expertise. Our Board also maintains a diversity policy, which is posted on our website. We have further diversified our Board over the past several years, including the addition in 2019 of Susan Mahony, Ph.D., who brings more than three decades of broad cross-functional and global pharmaceutical experience to the Board, and the addition in 2017 of Pascale Witz, with her extensive global healthcare management experience and James Shannon, M.D., with his significant clinical development and management experience.

•

Incentive compensation recoupment policy. This policy enables us to recover performance-based cash and equity compensation if it is determined not to have been earned by our executive officers, in the event of restatement of financial results.

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•

Annual long-term incentive grants. Our philosophy on granting equity has changed as a result of shareholder feedback. In January 2018, we shifted from “front-loaded” awards covering a multi-year period to regular, annual grants of long-term incentives.

During our shareholder engagement cycle before our Annual General Meeting in April 2021, as well as during our off-season shareholder engagement cycle in late 2021/early 2022, we offered engagement opportunities to shareholders who represented approximately 60 percent of our shares outstanding. Shareholder feedback from the subsequent engagement was positive. At our 2021 Annual General Meeting, our say-on-pay proposal received the support of approximately 96 percent of the shares voted. We believe this high level of support is partly a result of our comprehensive shareholder outreach and engagement program to solicit feedback, understand investor viewpoints and incorporate their feedback into future evaluations of our compensation programs.

In addition to our outreach on compensation and governance, we have also engaged with shareholders on ESG matters. During this ongoing ESG-related outreach, which we started in 2019, we discuss ESG factors and matters of interest to our shareholders. The feedback we have received has informed and enhanced our ESG disclosures and initiatives.

We greatly value the dialogue we have with our shareholders and remain committed to continued engagement going forward.

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Summary of Voting Items and Board Recommendations

Proposal 1: Election of Directors

We are asking our shareholders to vote, by separate resolutions, on the election of each of the following Class II directors to hold office until the 2025 Annual General Meeting of Shareholders:

•    Michael Grey

•    Jeff Himawan, Ph.D.

•    Susan Mahony, Ph.D.

Each of the nominees listed is currently one of our directors who was nominated for election by the Board, upon the recommendation of the Nominating and Corporate Governance Committee. Our Board believes that each nominee has the specific experience, qualifications, attributes and skills to serve as a member of the Board. Detailed information about each nominee can be found beginning on page 20.

The Board of Directors recommends a vote “FOR” each of the nominees.
A majority of votes cast is required for approval.
See page 20.

Proposal 2: Appointment of Independent Registered Public Accounting Firm and Authorization of the Audit Committee to Determine the Auditors’ Remuneration

Our statutory auditor is PricewaterhouseCoopers (Ireland). We are asking our shareholders to:

•    approve the appointment of PricewaterhouseCoopers LLP (United States) (PricewaterhouseCoopers) as our independent registered public accounting firm for the year ending December 31, 2022; and

•    authorize the Audit Committee of our Board to determine the remuneration of our independent registered public accounting firm and our statutory auditor.

The Board of Directors recommends a vote “FOR” this proposal.
A majority of votes cast is required for approval.
See page 76.

Proposal 3: Approval, on an Advisory Basis, of Executive Compensation

We are asking our shareholders for advisory approval of our named executive officers’ compensation. Our Compensation Committee’s philosophy continues to be based on attracting and retaining top talent with experience in building and leading a successful biotech company, while providing competitive compensation and benefits packages that create a direct, meaningful link between business results and compensation opportunities. In doing so, we believe we can align interests of management, employees and shareholders to set priorities and focus on executing our long-term business strategy.

Our executive compensation program is aligned with our business strategy and priorities. We align our executive officers’ interests with our shareholders’ interests by rewarding our executive officers for both near- and longer-term performance, measured both by financial performance and milestones for the advancement of our long-term development programs and strategic initiatives.

The Board of Directors recommends a vote “FOR” this proposal.
A majority of votes cast is required for approval.
See page 77.

Proposal 4: Authorization to Make Market Purchases or Overseas Market Purchases of our Ordinary Shares

Consistent with prior years, we are asking our shareholders to authorize us, or any of our subsidiaries, to make open market purchases of up to 10 percent of our issued ordinary shares as of December 31, 2021.

If adopted, the authority will expire at the close of business on October 28, 2023, unless renewed at the 2023 Annual General Meeting of Shareholders.

Such purchases would be made only at price levels the Board considers to be in the best interest of shareholders generally, after taking into account our overall financial position.

The Board of Directors recommends a vote “FOR” this proposal.
A majority of votes cast is required for approval.
See page 78.

Proposal 5: Approval of the Amended and Restated 2020 Equity Incentive Plan

We are asking our shareholders to vote on a proposal to approve the amended and restated 2020 Equity Incentive Plan (Amended 2020 EIP). We are seeking shareholder approval of the Amended 2020 EIP, primarily to increase the number of ordinary shares available for the grant of equity awards to our employees by an additional 4,800,000 shares.

The Amended 2020 EIP will allow us to continue using a broad array of time-based and performance-based equity incentives in order to secure and retain the services of employees of Horizon and its subsidiaries and to provide long-term incentives that align the interests of employees with the interests of our shareholders.

The Board of Directors recommends a vote “FOR” this proposal.
A majority of votes cast is required for approval.
See page 79.

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Fostering a Sustainable Future for Horizon, Our Stakeholders and Communities: Key Environmental, Social and Governance (ESG) Factors

Making a difference is ingrained in our corporate culture and integral to our purpose – we go to incredible lengths at Horizon to impact lives and make the world a better place. What we do extends beyond the innovative medicines we deliver; we support patients and their caregivers, physicians, advocacy groups, our communities and beyond. We know that our efforts contribute not just to Horizon’s long-term success and sustainability but also to the broader world.

Key ESG factors that support Horizon’s long-term sustainability include: our governance; our purpose and our focus on ethics and integrity; access to medicines and our patient-centric focus; employee engagement and corporate culture; our product supply chain and environmental sustainability.

Our Governance:

We employ strong corporate governance principles and practices.

•	Our Board of Directors is 89 percent independent with a balance of skills and experience and an emphasis on independent oversight and continuous improvement.

•	Our Board is diverse in gender, ethnicity, experience, geography, education and talents.

•

We employ an annual director assessment and refreshment process. In the past five years, three new directors joined the Board, including two female directors, replacing two directors who did not stand for re-election.

•	We are committed to frequent and active shareholder engagement. Shareholder feedback has influenced improvements to our governance, compensation programs and ESG disclosure.

•

The Nominating and Corporate Governance Committee oversees ESG matters important to Horizon’s business and its sustainability. The Nominating and Corporate Governance Committee and the Board are briefed on ESG matters on a quarterly basis.

•

We are committed to protecting our information technology. We have systems, protocols, policies and tools in place designed to mitigate cybersecurity risk, accompanied by robust cybersecurity training for our employees. The Audit Committee and Board of Directors are briefed at least twice a year by our chief information officer on our cybersecurity risk management programs and the overall cybersecurity risk environment.

Our Purpose and Our Focus on Ethics and Integrity:

We build healthier communities, urgently and responsibly.

•

Underscoring all we do is our dedication to making the world a better place. Ours is a culture of commitment to making a difference in the lives of others by developing and marketing medicines, supporting patient advocacy efforts, combatting racism and fostering inclusion, and giving back to the community.

•

Integrity, honesty and doing the right thing are integral to everything we do at Horizon. We value the trust and reputation behind Horizon’s name and promote high standards of integrity, conducting our business in an honest and ethical manner, supported by our strong ethics and compliance leadership.

•

Attesting to our strong compliance culture, the rate of anonymous investigation reports submitted in 2021 was considerably lower than the industry average, according to the 2021 benchmark report of our third-party compliance provider, indicating to us that our employees are not afraid to speak up and do not fear retaliation.

•

We introduced a revised, principles-based Code of Conduct & Ethics in 2021 that provides an instructive set of principles, guidelines and tools for operating our business in an ethical and compliant way. We trained 100 percent of our employees on the revised Code.

•	We are committed to upholding anti-bribery and anti-money laundering laws in all markets in which we operate and do business.

•

A 2019 independent assessment by Deloitte found that our ethics and compliance (E&C) program exceeds the core element requirements of an E&C program, with a variety of unique enhancements that make our program particularly effective.

•

We continue to work to combat racism and foster inclusion, supporting community organizations that are addressing racial inequality and racism and funding scholarships for students of color and economically disadvantaged students. Our donations for these efforts in 2021 totaled approximately $750,000.

•	Horizon is a proud member of Pledge 1%, a movement empowering companies to donate 1% of product, 1% of equity, 1% of profit or 1% of employee time to improve communities around the world.

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Access to Medicines and Our Patient-Centric Focus:

We make health a priority, not a privilege.

•	We work to ensure that patients have access to our medicines, regardless of ability to pay. We supported patients in 2021 with $600 million in assistance, approximately 12 percent of our gross sales.

•

Patients are at the heart of everything we do. In addition to improving lives by identifying and bringing innovative medicines to market that address unmet medical needs, we advocate for patients with underrepresented diseases, their caregivers and communities. We actively partner with over 100 patient advocacy groups to raise awareness for many underrepresented diseases.

•

We run RAREis™, our rare disease awareness program designed to elevate the voices, faces and experiences of the rare disease community. We’ve launched several partnerships in conjunction with RAREis, including partnerships with Sing Me a Story Foundation, Gift of Adoption and EveryLife Foundation.

•

In 2021, we launched Horizon Prize, a global innovation challenge, in partnership with MIT Solve, a marketplace for social impact innovation. We awarded $150,000 in funding to the 2021 recipients to continue evolving their solutions for reducing the time it takes to be diagnosed with a rare disease.

•

In 2021, we were included in PatientView’s annual U.S. Corporate Reputation survey of 1,920 patient groups worldwide for the first time. We received top rankings in integrity, patient information and services by patient groups partnering with Horizon.

Our Employee Engagement and Corporate Culture:

For us it’s personal – we want to make a difference and are consistently recognized for our engaged employees.

•

We continue to be consistently recognized as a best workplace in multiple categories, demonstrating a high level of employee engagement, receiving 15 workplace awards in 2021, exceeding the 13 awards we received in 2020. We were very proud to rank as the Number 1 biotech/pharmaceutical company in FORTUNE’s 2021 100 Best Companies to Work For®.

•

We continued to outscore average biotech companies in employee loyalty and engagement in 2021, surpassing the benchmarks of a leading consultant firm and achieving a voluntary turnover rate below the industry average.

•

In 2021, we achieved scores above top-quartile benchmarks from our employee surveys, including our employee net promoter score (a measure of the likelihood that employees would recommend Horizon as a place to work), inclusion and diversity scores and leadership ratings.

•

Our commitment to inclusion, diversity, equity and allyship starts at the top. Horizon’s chairman, president and chief executive officer Timothy P. Walbert was one of the first signatories of the CEOAction for Diversity and Inclusion pledge. We believe that people with different backgrounds and life experiences fuel innovation and success. Our strong emphasis on an inclusive culture influences how we recruit employees and treat one another.

•	Our diversity talent program aims to promote inclusive leadership behaviors and hiring and developing more diverse talent.

•

We continue to demonstrate gender and ethnicity pay equity, based on a second Aon study conducted in 2021, after the dramatic growth in our workforce since the first study in 2019. The second study also found no pay discrepancy among men, women and employees of different ethnic backgrounds.

•	Our percentage of female employees is over 50 percent and above industry standards.

•

We continued to advance RiSE, our strategic program initiated in 2020 to further embed inclusion, diversity, equity and allyship throughout Horizon. RiSE has 20-plus volunteer employee leaders working together in diverse working groups, and in 2021 we held more than 10 RiSE diverse employee community events.

•

We have a robust employee development program. In 2021, we launched new leadership-focused programs including our Enterprise Leadership, Management Development, and Aspiring Leaders programs. We also held our first Global Leadership Summit for our top 75 leaders. All our employees are encouraged to participate in “Growing Your Career at Horizon,” a series of learning events focused on providing guidance around leadership development, and employees have unlimited access to multiple online learning resources.

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Our Product Supply Chain:

We work stringently to ensure the safety and quality of our medicines.

•	We work with highly reputable, global contract manufacturing organizations (CMOs) for the manufacturing and testing of our products.

•	More than 175 team members oversee the quality and compliance of our medicines.

•	We have a robust oversight program with a fully documented quality management system in place to direct and control all product quality activities.

•

In 2021, we acquired a drug product manufacturing facility in Waterford, Ireland to support the growth of our on-market and development-stage biologics. It is expected to play an important role in our global expansion and enhance our ability to meet unmet needs of patients with rare diseases around the world.

•	We periodically conduct CMO/vendor audits, measuring performance against quality, compliance, process and delivery standards and take action to improve unsatisfactory performance.

•

In 2021, we conducted an extensive review of our CMOs’ human capital management and environmental practices, using the Pharmaceutical Supply Chain Initiative (PSCI) survey as the basis for the survey we used.

•	We provide a support line on our website for pharmacovigilance and patient support.

Environmental Sustainability:

We aim to conduct our business in a responsible way that minimizes environmental impacts.

•	We are committed to furthering sustainable practices across our business, including:

•	minimizing and, if practicable, eliminating the use of any substance or material that may cause environmental damage;

•	reducing waste generation and disposing of all waste through safe and responsible methods;

•	minimizing environmental risks by employing safe technologies and operating procedures; and

•	being prepared to respond appropriately to accidents and emergencies.

•	We made significant progress in 2021, including:

•	Relocating our global headquarters in Dublin to a near-zero-emission building constructed to LEED Gold standard, joining our LEED Gold certified Deerfield, Illinois campus;

•	Building a team dedicated to developing and managing our global energy and sustainability strategy, practices and initiatives as well as implementing related workplace strategies and guidelines;

•	Incorporating environmental and climate-change risk in our annual enterprise risk management assessment; and

•	Embarking on the process of adopting a sustainability strategy to drive our environmental initiatives and support the development of our environmental performance goals and metrics.

Horizon Is Consistently Recognized as a Best Place to Work

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QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

This Proxy Statement contains important information regarding the Annual General Meeting of Shareholders, the proposals on which you are being asked to vote, information you may find useful in determining how to vote and voting procedures. You are invited to attend the Annual General Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares.

Why did I receive a notice regarding the availability of proxy materials on the internet?

We have sent you a Notice of Internet Availability of Proxy Materials (the Notice) because our Board is soliciting your proxy to vote at the Annual General Meeting, including at any adjournments or postponements of the meeting. As permitted by the U.S. Securities and Exchange Commission, we are making this Proxy Statement, Horizon’s Annual Report to shareholders, and our Irish statutory financial statements available to our shareholders electronically via the internet. We believe that using this form of distribution provides a convenient and expedited method for our shareholders to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the environmental impact of our Annual General Meeting. In addition, it reduces the costs of printing and distributing the proxy materials. Accordingly, we have sent a Notice to our shareholders of record. All shareholders can access the proxy materials on the website referred to in the Notice or may request a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a print or email copy may be found in the Notice. We intend to mail the Notice on or about March 17, 2022 to all shareholders of record as of February 24, 2022, who are entitled to vote at the Annual General Meeting.

How do I attend the Annual General Meeting?

The meeting will be held on Thursday, April 28, 2022, at 3:00 p.m. local time at our corporate headquarters located at 70 St. Stephen’s Green, Dublin 2, D02 E2X4, Ireland. Directions to the Annual General Meeting may be found at https://www.google.com/maps/place/70+St+Stephen’s+Green,+Saint+Kevin’s,+Dublin,+Ireland. Information on how to vote in person at the Annual General Meeting is provided below. However, you do not need to attend the Annual General Meeting to vote your ordinary shares.

We are closely monitoring developments related to COVID-19. It could become necessary to change the date, time, location and/or means of holding the Annual General Meeting (including by means of remote communication). If such a change is made, we will announce the change in advance, and details on how to participate will be issued by press release, posted on our website and filed as additional proxy materials.

Who can vote at the Annual General Meeting?

Only shareholders of record at the close of business on February 24, 2022, will be entitled to vote at the Annual General Meeting. On this record date, there were 229,167,259 of our ordinary shares outstanding and entitled to vote.

Shareholder of Record (shares registered in your name). If on February 24, 2022 your shares were registered in your name in our Register of Members, which is maintained by our transfer agent, Computershare Shareowner Services LLC, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy over the telephone or on the internet as instructed in the Notice or as discussed below to ensure your vote is counted, or if you request a printed copy, vote by completing and returning the proxy card.

Beneficial Owner (shares registered in the name of a broker or bank). If on February 24, 2022, your shares were not registered in your name in our Register of Members, but rather held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual General Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual General Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are five matters scheduled for a vote:

•	Election of three Class II directors (Proposal 1)

•	Approval of the appointment of independent registered public accounting firm and authorization of the Audit Committee to determine the auditors’ remuneration (Proposal 2)

•	Approval, on an advisory basis, of executive compensation (Proposal 3)

•	Authorization to make market purchases or overseas market purchases of our ordinary shares (Proposal 4)

•	Approval of the Amended and Restated 2020 Equity Incentive Plan (Proposal 5)

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What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual General Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may vote “For” or “Against” each Class II director nominee or you may abstain from voting for all or any of the nominees. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Shareholder of Record. If you are a shareholder of record, you may vote in person at the Annual General Meeting, by electronic proxy over the telephone or the internet as instructed below, or by proxy using the proxy card you receive if you request a set of printed materials. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•

To vote in person, come to the Annual General Meeting and we will give you a ballot when you arrive. Please bring our admission ticket or proof of ownership, as discussed below under “Do I Need a Ticket to Attend the Annual General Meeting?”

•	You may vote by electronic proxy in the following ways:

•

To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice or proxy card. Your vote must be received by 11:59 p.m. Eastern Time on April 27, 2022, to be counted.

•

To vote over the telephone, dial toll-free 1.800.690.6903 within the United States, U.S. territories and Canada using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice or proxy card. Your vote must be received by 11:59 p.m., Eastern Time on April 27, 2022, to be counted.

•

Alternatively, you may request a printed set of the materials and vote using the toll-free telephone number on the proxy card or by marking, signing, dating and mailing your proxy form in the postage-paid envelope provided. Proxy cards submitted through the mail must be received by 11:59 p.m. Eastern Time on April 27, 2022. If you return your signed proxy card to us before this deadline, we will vote your shares as you direct. Instructions on how to request a printed set of the proxy materials may be found in the Notice.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

Beneficial Owner. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization. Simply follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote by telephone or through the internet as instructed by your broker, bank or other agent. To vote in person at the Annual General Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions in the Notice you receive from your broker, bank or other agent, or contact that organization to request a proxy form.

Joint Holders. In the case of joint holders of record, any one of such holders may vote either in person or by proxy in respect thereof as if he or she were the sole holder thereof, but the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in our Register of Members.

How many votes do I have?

On each matter to be voted upon, you have one vote for each ordinary share you own as of February 24, 2022.

What happens if I do not vote?

Shareholder of Record. If you are a shareholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the Annual General Meeting, your shares will not be voted.

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Beneficial Owner. If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (NYSE) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, elections of directors (even if not contested), executive compensation (including any advisory shareholder votes on executive compensation) and certain corporate governance proposals, even if management-supported. We have been advised by the NYSE that your broker or nominee may not vote your shares on Proposals 1, 3 or 5 without your instructions, but may vote your shares on Proposals 2 and 4.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, then our designated proxy holders (one of the individuals named on your proxy card) will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting. If any other matter is properly presented at the meeting, your proxy holder will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We have retained Alliance Advisors, a proxy solicitation firm, to solicit proxies in connection with the Annual General Meeting at a cost of approximately $23,500 plus expenses. The cost of soliciting proxies incurred by us and Alliance Advisors, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to beneficial owners of our ordinary shares, will be borne by us. Our directors, officers and other employees may, without compensation other than their regular remuneration, solicit proxies personally or by telephone.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Shareholder of Record. Yes, you may revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to our Company Secretary at 70 St. Stephen’s Green, Dublin 2, D02 E2X4, Ireland.

•	You may attend the Annual General Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner. If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

Do I need a ticket to attend the Annual General Meeting?

Yes, you will need an admission ticket or proof of ownership of ordinary shares to enter the Annual General Meeting. If you are a shareholder of record, your admission ticket is the Notice that was sent to you. Please bring your Notice and valid photo identification with you to the Annual General Meeting. If your shares are held in the name of a bank, broker or other holder of record, your admission ticket is your Notice, or if you are a beneficial owner, the ticket is on your voting instruction form. If you do not bring your admission ticket, you will need proof of ownership of ordinary shares to be admitted to the Annual General Meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership. If you arrive at the Annual General Meeting without an admission ticket or proof of ownership of ordinary shares, we will admit you only if we are able to verify that you are one of our shareholders.

Horizon  |  2022 Proxy Statement 17

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, with respect to the proposal to elect directors, votes “For,” “Against,” abstentions and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions and, as applicable, broker non-votes. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual General Meeting. Abstentions and broker non-votes will not, however, be considered votes cast at the Annual General Meeting. Because the approval of all of the proposals is based on the votes cast at the Annual General Meeting, abstentions and broker non-votes will not have any effect on the outcome of voting on the proposals.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These un-voted shares are counted as “broker non-votes.”

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding a majority of the issued and outstanding ordinary shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 229,167,259 ordinary shares outstanding and entitled to vote. Thus, the holders of 114,583,630 ordinary shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or, provided that you are a shareholder of record, if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, within one hour of the time appointed for the Annual General Meeting, the Annual General Meeting will stand adjourned to May 5, 2022 at 3:00 p.m. local time at the same location, or such other time or place as the Board may determine.

Assuming there is a quorum of shares present at the Annual General Meeting, how many votes are needed to approve each proposal?

Proposal		Vote Required

1.	Election of Directors	Majority of votes cast

2.	Approval of the Appointment of Independent Registered Public Accounting Firm and Authorization of the Audit Committee to Determine the Auditors’ Remuneration	Majority of votes cast

3.	Approval, on an Advisory Basis, of Executive Compensation	Majority of votes cast

4.	Authorization to Make Market Purchases or Overseas Market Purchases of Our Ordinary Shares	Majority of votes cast

5.	Approval of our Amended and Restated 2020 Equity Incentive Plan	Majority of votes cast

How can I find out the results of the voting at the Annual General Meeting?

Preliminary voting results will be announced at the Annual General Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual General Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What are the Irish statutory financial statements?

We are presenting our Irish statutory financial statements, including the reports of the directors and the statutory auditors thereon, at the Annual General Meeting and are making a copy available for download on the Annual Reports / Proxy Statements page in the Investors section of our website (www.horizontherapeutics.com) on or before April 6, 2022. As an Irish company, we are required to prepare Irish statutory financial statements under applicable Irish company law and to deliver those accounts to shareholders of record in connection with our Annual General Meetings. The Irish statutory financial statements cover the results of our operations and financial position for the year ended December 31, 2021.

Horizon  |  2022 Proxy Statement 18

Irish law requires the directors to prepare financial statements for each financial year giving a true and fair view of the state of the group’s and parent company’s affairs at the end of the financial year and of the group’s profit or loss for the financial year. Under that law, the directors have prepared the group’s consolidated financial statements in accordance with U.S. accounting standards, as defined in Section 279 of the Irish Companies Act 2014, to the extent that the use of those accounting standards in the preparation of the consolidated financial statements does not contravene any provision of the Irish Companies Act 2014 or of any regulations made thereunder and have prepared Horizon’s parent company’s Irish statutory financial statements in accordance with accounting standards issued by the Financial Reporting Council and promulgated by the Institute of Chartered Accountants in Ireland (Generally Accepted Accounting Practice in Ireland).

What proxy materials are available on the internet?

The Proxy Statement and the Annual Report are available at https://materials.proxyvote.com/G46188. The Irish financial statements will be available in the Investors section of our website (www.horizontherapeutics.com) on or before April 6, 2022. We will mail without charge, upon written request, a copy of these materials to shareholders of record or beneficial owners of our ordinary shares. Requests should be sent to: Horizon Therapeutics plc, Attention: Company Secretary, 70 St. Stephen’s Green, Dublin 2, D02 E2X4, Ireland.

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PROPOSAL 1

ELECTION OF DIRECTORS

The Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors and each class has a three-year term. The Board currently consists of nine members, as follows:

• Class I:	William F. Daniel, H. Thomas Watkins and Pascale Witz, whose terms will expire at our 2024 Annual General Meeting of Shareholders;

• Class II:	Michael Grey, Jeff Himawan, Ph.D. and Susan Mahony, Ph.D., whose terms will expire at our 2022 Annual General Meeting of Shareholders; and

• Class III:	Gino Santini, James Shannon, M.D. and Timothy P. Walbert, whose terms will expire at our 2023 Annual General Meeting of Shareholders.

The authorized number of directors may be changed only by resolution of the Board. Any additional directorships resulting from an increase in the number of directors will be distributed between the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Board may have the effect of delaying or preventing changes in our control or management. Our directors may be removed by ordinary resolution with majority vote of our shareholders at a general meeting provided that notice of such resolution has been given in accordance with Section 146 of the Irish Companies Act 2014. Vacancies on the Board may be filled only by persons elected by a majority of the directors then in office, provided that a quorum is present. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

Majority Voting: In order to be elected as a director, each nominee must receive the affirmative vote of a majority of the votes cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy.

Directors Whose Term of Office Expires in 2022: There are currently three directors in Class II whose term of office expires in 2022. Each of the nominees listed below in Class II is currently a director who was nominated for election by the Board, upon the recommendation of the Nominating and Corporate Governance Committee. If elected, each of these nominees would serve until the 2025 Annual General Meeting of Shareholders and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation, disqualification or removal.

The biographical information for our directors that follows is as of March 1, 2022.

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Class II – Directors Whose Terms Expire at the 2022 Annual General Meeting of Shareholders and Are Nominees for Election

Michael Grey Chairman, Mirum Pharmaceuticals, Inc.

Mr. Grey has served as chairman of the board of directors of Mirum Pharmaceuticals, Inc., a public biotechnology company, since January 2020, and as executive chairman from March 2019 to December 2019. Before that he served as chief executive officer of Mirum from the company’s inception in March 2018. He has served as executive chairman of Spruce Biosciences, Inc., a public biotechnology company, since April 2017; as executive chairman of Reneo Pharmaceuticals, Inc., a public pharmaceutical company, since December 2017; as chairman of Plexium, Inc., a private biotechnology company, since August 2020 and as chairman of Sorriso Pharmaceuticals, Inc., a private biotechnology company, since June 2021. He has also served as a venture partner at Pappas Ventures since January 2010. Mr. Grey served from October 2015 to January 2017 as the president and chief executive officer of Amplyx, a private pharmaceutical company, from September 2014 to December 2017 and then as executive chairman from January 2018 until April 2021; as chairman and chief executive officer of Reneo from May 2019 until April 2020 and as executive chairman of Curzion Pharmaceuticals, Inc., a private pharmaceutical company, from May 2019 to April 2020. From February 2011 to June 2014, Mr. Grey served as president and chief executive officer of Lumena Pharmaceuticals, Inc., a biotechnology company, which was acquired by Shire plc in June 2014. He has more than 45 years of experience in the pharmaceutical and biotechnology industries and has held senior positions at a number of companies, including president and chief executive officer of SGX Pharmaceuticals, Inc. (sold to Eli Lilly and Company in 2008); president and chief executive officer of Trega Biosciences, Inc. (sold to LION Bioscience, Inc. in 2001) and president of BioChem Therapeutic Inc. Prior to these, Mr. Grey served in various roles with Glaxo, Inc. and Glaxo Holdings PLC, culminating in his position as vice president, corporate development and director of international licensing. Mr. Grey served on the boards of directors of BioMarin Pharmaceutical Inc. from December 2005 until May 2021, and Mirati Therapeutics, Inc. from November 2014 to June 2021, both public biotechnology companies. Mr. Grey received a bachelor of science degree in chemistry from the University of Nottingham in the United Kingdom.

Qualifications:

The Nominating and Corporate Governance Committee and the Board believe that Mr. Grey is qualified to serve as a director on the basis of his extensive experience managing pharmaceutical and biopharma companies, which brings important strategic insight to the Board as it plans our future growth.

Age: 69

Director Since: Sept. 2011

Lead Independent Director Since: Aug. 2012

Board Committees:

•  Audit

•  Nominating and Corporate Governance

Current Public Company Directorships:

•  Mirum Pharmaceuticals, Inc. (Chair)

•  biotechnology company

•  Spruce Biosciences, Inc. (Executive Chair)

•  biotechnology company

•  Reneo Pharmaceuticals, Inc. (Executive Chair)

•  pharmaceutical company

Jeff Himawan, Ph.D. Managing Director, Essex Woodlands Health Ventures, L.P.

Dr. Himawan has been a managing director of Essex Woodlands Health Ventures, a venture capital firm, since 2004. Prior to that, he was an adjunct partner at Essex Woodlands from 1999 to 2001, and he was a venture partner from 2001 to 2004. Dr. Himawan co-founded Seed-One Ventures, an early-stage venture capital firm, where he served as a managing director from 1996 to 2001. Dr. Himawan also currently serves on the board of directors of MediciNova, Inc., a public biopharma company, and NexEos Bio, Inc., a private biotechnology company. Previously, Dr. Himawan served on the board of directors of Catalyst Biosciences, Inc., a public biopharma company, from 2010 to 2020. He received a bachelor of science degree in biology from the Massachusetts Institute of Technology and a doctorate in biological chemistry and molecular pharmacology from Harvard University.

Qualifications:

The Nominating and Corporate Governance Committee and the Board believe that, with his doctorate in biological chemistry and molecular pharmacology and as a successful venture capitalist, Dr. Himawan brings important scientific and strategic insight to the Board as well as experience working with the investment community.

Age: 56 Director Since: July 2007 Board Committees: • Compensation • Transaction Current Public Company Directorships: • MediciNova, Inc. • biopharma company

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Susan Mahony, Ph.D. Director, Zymeworks Inc.

Dr. Mahony serves on the board of directors of Zymeworks Inc., a public biopharma company; Vifor Pharma AG, a public pharmaceutical company; Assembly Biosciences, Inc., a public biotechnology company; Cereius Inc., a private biotechnology company, and Altis Biosystems, a private biotechnology company. Previously, Dr. Mahony served as senior vice president and president of Lilly Oncology and was a member of the executive committee at Eli Lilly and Company from 2009 until her retirement in August 2018. Prior to that, Dr. Mahony served in a variety of leadership roles at Eli Lilly and Company, including senior vice president, human resources and diversity; president and general manager, Lilly Canada; and executive director, global brand development. Dr. Mahony worked in sales and marketing at Bristol-Myers Squibb Company from 1995 to 2000, at Amgen Limited from 1991 to 1995, and at Schering Plough from 1989 to 1991. Dr. Mahony also serves on the board of Chordoma Foundation, a nonprofit organization dedicated to improving the lives of those affected by chordoma. She earned bachelor of science and doctor of philosophy degrees in pharmacy, as well as a master of business administration degree from London Business School. She was awarded an honorary doctorate from Aston University.

Qualifications:

The Nominating and Corporate Governance Committee and the Board believe that Dr. Mahony is qualified to serve as a director on the basis of her industry and leadership expertise, which brings important strategic insight to the Board as it plans our future growth.

Age: 57

Director Since: Aug. 2019

Board Committees:

•  Compensation (Chair)

•  Transaction

Current Public Company Directorships:

•  Zymeworks Inc.

•  biopharma company

•  Vifor Pharma AG

•  pharmaceutical company

•  Assembly Biosciences, Inc.

•  biotechnology company

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE ABOVE

Class III – Directors Continuing in Office until the 2023 Annual General Meeting of Shareholders

Gino Santini Director, Intercept Pharmaceuticals, Inc.

Mr. Santini currently serves on the board of directors of Intercept Pharmaceuticals, Inc., Collegium Pharmaceutical, Inc. and Allena Pharmaceuticals, Inc., all of which are public biopharma companies. Mr. Santini also serves on the boards of directors of Artax Biopharma Inc. and Enalare Therapeutics, Inc., each a private biopharma company, and is retired from a distinguished career with Eli Lilly and Company. He served as chairman of the board of directors of AMAG Pharmaceuticals, Inc., previously a public biopharma company, from February 2012 until November 2020, when AMAG was acquired by Covis Group S. à r.l. Mr. Santini also previously served on the board of directors of Sorin SpA, a public medical products group, from 2012 to 2015, when it was acquired by LivaNova PLC, and also on the board of directors of Vitae Pharmaceuticals, Inc., a public biotechnology company, from 2014 to 2016, when it was acquired by Allergan plc. During his tenure at Eli Lilly and Company from June 1983 to December 2010, Mr. Santini held various leadership positions. Mr. Santini, fluent in four languages, holds an undergraduate degree in mechanical engineering from the University of Bologna and a master of business administration degree from the University of Rochester.

Qualifications:

The Nominating and Corporate Governance Committee and the Board believe that Mr. Santini’s extensive international and domestic commercial and business development experience brings important insight to the Board as it plans our future growth.

Age: 65

Director Since: March 2012

Board Committees:

•  Compensation

•  Transaction

Current Public Company Directorships:

•  Intercept Pharmaceuticals, Inc.

•  biopharma company

•  Collegium Pharmaceutical, Inc.

•  biopharma company

•  Allena Pharmaceuticals, Inc.

•  biopharma company

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James Shannon, M.D. Chairman, MannKind Corporation

Dr. Shannon currently serves as chairman of the board of directors of MannKind Corporation, a public biopharma company focused on treatments for diabetes, and on the board of directors of ProQR Therapeutics NV, a public biotechnology company. From May 2012 to March 2015, Dr. Shannon served as the chief medical officer of GlaxoSmithKline (GSK), a public biopharma company, where he was responsible for matters of patient safety, general medical governance, medical ethics and integrity, medical information as well as investigations involving human subjects relating to any GSK medicine in development or on the market. Prior to that, Dr. Shannon spent more than a decade with Novartis, a public pharmaceutical company. In his last role with the company, as global head of pharma development, he was responsible for all of Novartis’s development activities, from pre-clinical through Phase 4, and oversaw an annual development budget of approximately $4 billion. Dr. Shannon received his science and medical degrees from Queen’s University in Belfast, Northern Ireland. He also serves as chairman of the board of directors of Kyowa Kirin (NA), a private biopharma company and subsidiary of Kyowa Kirin, and on the boards of directors of Leyden Labs, a private biopharma company, and MyTomorrows, a private health-based platform that collaborates with drug developers to provide early access to treatments for patients who have exhausted all other options.

Qualifications:

The Nominating and Corporate Governance Committee and the Board believe that Dr. Shannon is qualified to serve as a director on the basis of his extensive clinical development experience, which brings important insight to the Board as it plans our future growth.

Age: 65

Director Since: August 2017

Board Committees:

•  Transaction (Chair)

•  Nominating and Corporate
Governance

Current Public Company Directorships:

•  MannKind Corporation (Chair)

•  biopharma company

•  ProQR Therapeutics NV

•  biotechnology company

Timothy P. Walbert Chairman, President and Chief Executive Officer, Horizon Therapeutics plc

Mr. Walbert has served as our president, chief executive officer and director of Horizon since June 2008 and served as our chairman since March 2010. From May 2007 to June 2009, Mr. Walbert served as president, chief executive officer and director of IDM Pharma, Inc., a public biotechnology company that was acquired by Takeda America Holdings, Inc. in June 2009. Prior to that, he served as executive vice president, commercial operations of NeoPharm, Inc., a public biotechnology company. From June 2001 to August 2005, Mr. Walbert served as divisional vice president and general manager of immunology, where he built and led the global development and launch of the multi-indication biologic HUMIRA, and divisional vice president, global cardiovascular strategy at Abbott, now AbbVie. From 1998 to 2001, he served as director, CELEBREX North America and arthritis team leader, Asia Pacific, Latin America and Canada at G.D. Searle & Company. Mr. Walbert serves on the board of Aurinia Pharmaceuticals, Inc., also a public biotechnology company. He sits on the board of directors of the Illinois Biotechnology Innovation Organization (iBIO). Mr. Walbert is also a member of the National Organization for Rare Disorders (NORD) Advisory Board and serves on the Board of Trustees of Muhlenberg College. He previously served as chairman of the board of directors of Exicure, Inc., a public clinical-stage biotechnology company, from July 2019 to February 2022; Assertio Holdings, Inc., a public specialty pharmaceutical company, from May 2020 to December 2020 (and before that at Zyla Life Sciences, a public pharmaceutical company, from April 2014 until May 2020, when it was acquired by Assertio); Sucampo Pharmaceuticals, Inc., a public biopharma company, from 2016 to 2018, when it was acquired by Mallinckrodt; XOMA Corporation, a public biotechnology company, from 2011 to 2017 and Raptor Pharmaceutical Corp. (Raptor), a public biopharma company, from 2010 to 2014. Mr. Walbert received his bachelor of arts degree in business from Muhlenberg College, in Allentown, Pennsylvania.

Qualifications:

The Nominating and Corporate Governance Committee and the Board believe that Mr. Walbert is qualified to serve as a director on the basis of his valuable biopharma industry experience, which brings important strategic insight to the Board as it plans our future growth.

Age: 54 Chair Since: March 2010 Director Since: June 2008 Board Committees: • None Current Public Company Directorships: • Aurinia Pharmaceuticals, Inc. • biotechnology company

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Class I – Directors Continuing in Office Until the 2024 Annual General Meeting of Shareholders

William F. Daniel Chairman, Malin Corporation plc

Mr. Daniel, a chartered director and chartered accountant, is currently chairman of the board of directors of Malin Corporation plc, an Ireland-based public global life sciences company. Mr. Daniel was president of the Institute of Directors of Ireland from May 2013 to May 2015, and he was originally elected to the board of the Institute of Directors in Ireland in June 2010. Prior to that, Mr. Daniel was executive vice president and company secretary of Elan Corporation plc, a public biotechnology company, and served in that role from December 2001 to December 2013, until the merger of Elan with Perrigo Company plc. He was previously an executive director of Elan between 2003 and 2007, having joined the organization as financial controller in 1994. Mr. Daniel graduated with a degree in commerce from University College Dublin.

Qualifications:

The Nominating and Corporate Governance Committee and the Board believe that Mr. Daniel is qualified to serve as a director on the basis of his valuable financial and corporate governance expertise, which brings important strategic insight to the Board as it plans our future growth.

Age: 70 Director Since: Sept. 2014 Board Committees: • Audit (Chair) • Compensation Current Public Company Directorships: • Malin Corporation plc (Chair) • global life sciences company

H. Thomas Watkins Lead Independent Director, Vanda Pharmaceuticals Inc.

Mr. Watkins currently serves as the lead independent director of Vanda Pharmaceuticals Inc., a public biopharma company. Prior to that, he was director, president and chief executive officer of Human Genome Sciences, Inc. (HGS), a public biopharma company, from 2004 until HGS was acquired by GlaxoSmithKline in 2012. Before leading HGS, Mr. Watkins spent over twenty years in senior roles at Abbott and its affiliates in the United States and Asia, most recently serving as the president of TAP Pharmaceutical Products, Inc. (TAP), which was jointly owned by Abbott and Takeda Pharmaceutical Company, Inc. During his tenure, he led the growth of TAP from approximately $2 billion to over $4 billion in annual revenue. Mr. Watkins began his career in 1974 with Arthur Andersen & Co. From 1979 to 1985, he was a management consultant with McKinsey and Company, Inc., working with multinational companies in the United States, Europe and Japan. Mr. Watkins holds a bachelor’s degree from William and Mary, and a master of business administration degree from the University of Chicago Graduate School of Business. Mr. Watkins is a member of the board of directors of HemoShear Therapeutics, LLC, a private biotechnology company.

Qualifications:

The Nominating and Corporate Governance Committee and the Board believe that Mr. Watkins is qualified to serve as a director on the basis of his valuable industry experience, which brings important strategic insight to the Board as it plans our future growth.

Age: 69

Director Since: April 2014

Board Committees:

•  Nominating and Corporate Governance (Chair)

•  Audit

Current Public Company Directorships:

•  Vanda Pharmaceuticals Inc. (Lead Independent Director)

•  biopharma company

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Pascale Witz Director, PerkinElmer, Inc.

Ms. Witz founded PWH Advisors, a strategic consultancy firm advising healthcare and investment companies, in November 2016 and has served as its president since that time. From September 2015 to May 2016, Ms. Witz served as executive vice president, global diabetes and cardiovascular at Sanofi, a pharmaceutical company, which she joined in July 2013 as executive vice president, pharma and CHC divisions. During her tenure at Sanofi, she launched multiple medicines across three continents and strengthened the pipeline through licensing and partnerships. Prior to Sanofi, Ms. Witz served more than 17 years at GE Healthcare where, in her final role as president and chief executive officer of its pharmaceutical diagnostics business, she ran a $2 billion integrated pharmaceutical organization that encompassed research and development through commercialization. Ms. Witz also serves on the boards of directors of Fresenius Medical Care AG & Co. KGaA, a public medical supply company; Regulus Therapeutics Inc., a public biotechnology company; PerkinElmer, Inc., a public company focused on diagnostics and life science tools; PWH Advisors; Arkuda Therapeutics, Inc., a private biopharma company; CellCarta Biosciences, a private biopharma services company; WGC Clinical Services, a private biopharma services company; and Value Demonstration Group Holdings, a private healthcare consulting company. She also serves as chair of RTI Surgical, Inc., a private biologics implants company. Ms. Witz previously served on the board of directors of Savencia SA, a public food and dairy company, from 2016 to 2018, and of Tesaro, Inc., then a public biopharma company, from 2018 to January 2019. Ms. Witz received her master of business administration degree in economics and marketing from INSEAD and her Master of Science in biochemistry from INSA Lyon.

Qualifications:

The Nominating and Corporate Governance Committee and the Board believe that Ms. Witz is qualified to serve as a director on the basis of her valuable industry experience, which brings important strategic insight to the Board as the Board plans our future growth.

Age: 55

Director Since: Aug. 2017

Board Committees:

•  Audit

•  Nominating and Corporate Governance

Current Public Company Directorships:

•  Fresenius Medical Care AG & Co. KGaA

•  medical supply company

•  Regulus Therapeutics Inc.

•  biotechnology company

•  PerkinElmer, Inc.

•  human and environmental health company

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THE BOARD OF DIRECTORS AND ITS COMMITTEES

Overview

In 2021, the Board held six meetings and did not act by unanimous written consent without a meeting. Each Board member attended 100 percent of the aggregate number of meetings of the Board and of the committees on which he or she served that were held during the portion of the last fiscal year for which he or she was a director or committee member. It is our policy to encourage directors and nominees for director to attend annual general meetings of shareholders. All current directors attended our 2021 Annual General Meeting of Shareholders.

The Board is committed to exercising good corporate governance practices. As part of this commitment, the Board regularly monitors developments in corporate governance and reviews processes, policies and procedures in light of such developments. Key information regarding our corporate governance initiatives can be found on our website, www.horizontherapeutics.com, including our Memorandum and Articles of Association, Code of Conduct and Ethics, Corporate Governance Guidelines, and the charters for the Audit, Compensation, Nominating and Corporate Governance and Transaction Committees. The Board believes that its strong corporate governance policies and practices, including the substantial percentage of independent directors on the Board and the robust duties of its lead independent director, empower the Board to effectively oversee our chief executive officer and provide an effective and appropriately balanced Board governance structure.

Independence of the Board of Directors

Other than Mr. Walbert, our chairman, president and chief executive officer, all members of the Board are independent, and all members of committees of the Board are independent. The Board has affirmatively determined that the following eight directors are independent directors within the meaning of the applicable Nasdaq Stock Market (Nasdaq) listing standards: Mr. Daniel, Mr. Grey, Dr. Himawan, Dr. Mahony, Mr. Santini, Dr. Shannon, Mr. Watkins and Ms. Witz. In making these determinations, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with us. Mr. Walbert is not an independent director by virtue of his current employment with us. To determine independence, the Board reviewed all relevant identified transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm.

As required under applicable Nasdaq listing standards, our independent directors met four times in regularly scheduled executive sessions in 2021, at which only independent directors were present.

Code of Conduct and Ethics

We have adopted a Code of Conduct and Ethics (the Code) that applies to all officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. We introduced a revised, principles-based Code in 2021 that provides an instructive set of principles, guidelines and tools to operate our business in an ethical and compliant way. In addition to promptly publishing the revised Code on our website, we conducted employee training, including 45 live sessions, on the revised Code, with 100 percent participation. The Code is available in the investor relations section of our website at www.horizontherapeutics.com. If we make any substantive amendments to the Code or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website or in a current report on Form 8-K.

Board Leadership Structure

The Board has determined that the current leadership structure, in which the offices of chairman and chief executive officer are held by one individual and an independent director acts as lead independent director, ensures that the appropriate level of oversight, independence and responsibility is applied to all Board decisions, including risk oversight, and is in our best interests and those of our shareholders.

Chairman/Chief Executive Officer

The Board is currently chaired by our president and chief executive officer, Mr. Walbert. We believe that combining the positions of chief executive officer and chairman of the Board helps to ensure that the Board and management act with a common purpose for the following reasons:

•	coherent leadership and direction for the Board and executive management;

•	clear accountability and a single focus for the chain of command to execute our strategic initiatives and business plans;

Horizon  |  2022 Proxy Statement 26

•	Mr. Walbert’s extensive industry expertise, external public board experience, leadership experience and history and knowledge of our business; and

•

by leading management and chairing the Board, we benefit from Mr. Walbert’s strategic and operational insights, enabling a focused vision encompassing the full range, from long-term strategic direction to day-to-day execution.

Lead Independent Director

We require the election, by the independent directors of the Board, of a lead independent director to serve during any period when there is no independent chairman of the Board. Because Mr. Walbert is currently serving as chief executive officer and chairman of the Board, the independent directors of the Board elected Mr. Grey as the lead independent director. The lead independent director serves as the liaison between the chairman of the Board and the independent directors. The responsibilities of the lead independent director include:

•	facilitating communication with the Board and presiding over regularly conducted executive sessions of the independent directors and sessions where the chairman of the Board is not present;

•	establishing the agenda for meetings of the independent directors, and reviewing and approving matters, schedule sufficiency, and, where appropriate, information provided to other Board members;

•	having the authority to call meetings of the independent directors and, if requested by major shareholders, ensuring that he is available for consultation and direct communication; and

•

conveying messages from meetings of the independent directors to the chief executive officer and making himself available to discuss with other directors any concerns they may have about us or our performance.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for Horizon.

Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which financial risk assessment and management is undertaken and provides oversight of the performance of our internal audit function and external auditors. The Audit Committee also reviews and receives regular briefings concerning information security and technology risks.

Our Nominating and Corporate Governance Committee reviews our key enterprise risks and risk-management strategies, as well as monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct, and monitors compliance with legal, regulatory and ethical requirements.

Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Our Transaction Committee evaluates potential strategic transactions and financing opportunities, including the risks that such transactions could pose to Horizon.

Cybersecurity

Horizon is committed to protecting our company’s information technology systems. We manage information technology (IT) systems that facilitate commercial, supply chain and regulatory activities; maintain our financial data; and store employee and customer data. We have protocols, policies and tools in place to mitigate cybersecurity risk. They also provide the administrative, technical, and physical safeguards to ensure the security, confidentiality, integrity and availability of confidential information and personal information from unauthorized access, use, disclosure, alteration, destruction or theft. In addition, we engage an independent third party annually to assess our IT general controls and IT security.

The Audit Committee and full Board is briefed by our chief information officer at least twice a year on our cybersecurity risk management programs and the overall cybersecurity risk environment. The briefing includes discussions on topics such as information security and technology risks, cybersecurity, information risk management strategies and progress and cybersecurity and data protection training initiatives for employees, among others. To our knowledge, we have not experienced a material information security breach nor incurred any penalties or settlements regarding information security.

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Director Assessment and Board Refreshment

The Nominating and Corporate Governance Committee believes that a strong director assessment process and periodic Board refreshment enhances the effectiveness of the Board and is an essential element of sound corporate governance.

Director assessment is conducted on an annual basis at both the full Board and individual director level:

Annual Board Member Self-Assessment: The director self-assessment process typically begins in August, when a telephonic survey is conducted with each director by a third party, generally a partner from our external legal counsel. The telephonic survey, which is updated annually, allows the interviewer to more fully assess and understand the needs, comments and patterns resulting from the individual conversations. This interview process elicits each director’s opinions on the overall effectiveness of the Board and its committees, the information the Board receives, the conduct of Board meetings, communication among directors and management, the oversight of key business risks and environmental, social and governance issues, Board composition, and any other matters that any director wishes to raise. The results are summarized in an anonymous matter and reviewed by the Nominating and Corporate Governance Committee during its fourth-quarter meeting and key findings and observations are reported to the full Board for discussion and action, if appropriate. This process has resulted in several meaningful improvements to the effectiveness of our Board meetings and timing and means of providing information to the Board.

Annual Board Member Review: A thorough and in-depth review is conducted for the directors whose term will expire at the next annual general meeting of shareholders. The review assesses each director based on his or her Board and committee experience to date and the skills and experiences deemed appropriate to meet the current and future needs of Horizon and the Board. The review consists of a three-part process to determine if each director should seek another three-year term.

•

The Chair of the Nominating and Corporate Governance Committee conducts one-on-one reviews with each director to ensure maximum frankness, confidentiality and respect for the individual. These meetings are designed to gain the directors’ perspective on their contributions to the Board and whether they believe continuing for another term is appropriate and advisable.

•	The Chair of the Nominating and Corporate Governance Committee then meets individually with the members of the Nominating and Corporate Governance Committee to seek their views on the directors.

•

Finally, the Chair of the Nominating and Corporate Governance Committee meets with the Chairman of the Board and lead independent director to share the results of the reviews and determine the outcome.

As a result of our Board assessment process, since 2017, two prior directors did not stand for re-election and three new directors have been added to the Board. Each of our new directors, two of whom are female, have brought new and different skills, experience and qualifications to the Board. This refreshment of the Board serves to better meet the current and expected future needs of Horizon given the evolution of our business and strategy over the last several years.

Director Selection

The Nominating and Corporate Governance Committee employs a rigorous, thorough and in-depth process to identify director candidates and recommend the strongest possible director nominees to the full Board.

First, the Nominating and Corporate Governance Committee deliberates on and determine the skills and experience that would best serve the Board and Horizon and that would address any gaps identified in the annual assessment process.

An executive search firm is then retained to assist in identifying prospective candidates. In addition, the Nominating and Corporate Governance Committee considers director candidates recommended by shareholders, directors and other sources.

When selecting candidates for recommendation to the Board, the Nominating and Corporate Governance Committee consider the attributes of the candidates and the needs of the Board and reviews all candidates in the same manner, regardless of the source of the recommendation. In evaluating director nominees, a candidate is expected to have certain minimum qualifications, including being able to read and understand basic financial statements, having familiarity with our business and industry, having high moral character and mature judgment and being able to work collegially with others. In addition, factors such as the following may be considered:

•

the independence standards as set forth in the applicable Nasdaq listing standards, the presence of any material interests that could cause a conflict between our interests and the interests of the director nominee, and the director nominee’s ability to exercise his or her best business judgment in the interest of all shareholders;

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•

the knowledge, skills and experience of the director nominee, including experience in the industry in which Horizon operates, as well as in the general areas of clinical development, business, finance, management and public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•

the director nominee’s ability to devote sufficient time to the business of the Board and at least one of the standing committees of the Board, in light of the number of other boards on which the director nominee serves (for profit and not-for-profit) and the other business and professional commitments of the director nominee;

•	the appropriate size and the diversity of the Board;

•	how the director nominee’s skills and experience would complement and enhance the Board’s overall mix of skills and experience; and

•	the director nominee’s experience with accounting rules and practices.

Before the Nominating and Corporate Governance Committee recommends a qualified director nominee to the Board for consideration, the nominee is interviewed by each Board member and meets with the chief executive officer and other senior executives.

Director Commitments

The Nominating and Corporate Governance Committee and the Board believe that all directors should have sufficient time and attention to devote to Board duties and to otherwise fulfill the responsibilities required of directors. In assessing whether directors and nominees for director have sufficient time and attention to devote to Board duties, the Nominating and Corporate Governance Committee considers, among other things, whether directors may be “overboarded,” which refers to the situation where a director serves on an excessive number of boards. Our Corporate Governance Guidelines also require that non-employee directors seek approval from the Chairman or the lead independent director in advance of accepting an invitation to serve on any additional corporate boards or board committee of another company. Management members of the Board must advise the lead independent director and consult with the Chair of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on the board of another company and should only do so to the extent such service would not detract from his or her ability to fulfill his or her management functions at the Company The Nominating and Corporate Governance Committee and our Board believe that each of our directors has demonstrated the ability to devote sufficient time and attention to Board duties and to otherwise fulfill the responsibilities required of directors.

Diversity Policy

The Board believes that maintaining a diverse membership enhances the Board’s deliberations and enables the Board to better represent all of Horizon’s constituents, and as such has a formal diversity policy. As part of the policy, the Nominating and Corporate Governance Committee annually reviews the tenure, performance and contributions of existing Board members to the extent they are candidates for re-election and considers all aspects of each candidate’s qualifications and skills with the goal of ensuring the Board has diversity of experience and perspectives as well as race, gender, geography, and areas of expertise. To further this goal, the Board is committed to including in each director search highly qualified candidates who reflect diverse experiences and backgrounds, including diversity of gender and race. The diversity policy is available on our website at www.horizontherapeutics.com.

Shareholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board at an Annual General Meeting of Shareholders must do so by delivering a written recommendation to the Nominating and Corporate Governance Committee. See “Other Information – Shareholder Proposals” in this Proxy Statement for additional information.

Executive Management Succession Planning

A key responsibility of the Board and critical to our success is ensuring that Horizon has the continuity of leadership and appropriate talent to lead the company and drive the execution of our strategy. We have a robust succession planning process, overseen by the Nominating and Corporate Governance Committee, which facilitates periodic Board executive sessions to discuss succession and development matters. On an annual basis, the Nominating and Corporate Governance Committee reviews and approves the succession and development plans for our chief executive officer, which includes selection criteria and the evaluation of potential internal candidates. In addition, the Nominating and Corporate Governance Committee reviews succession plans of other members of executive management, as well as their attributes, qualifications and development plans.

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In November 2021, Paul Hoelscher, our executive vice president, chief financial officer (CFO), notified us of his intention to retire in May 2022, continuing on as an advisor through May 2023 to ensure a smooth transition. Mr. Hoelscher, who has served as our CFO since 2014, will be succeeded by Aaron Cox, executive vice president, finance, who has been with Horizon since 2016. The process followed for Mr. Hoelscher’s leadership succession planning, as well as the transition period, illustrates the value of our robust succession planning process for the CFO role over the past several years. Mr. Cox, with his extensive knowledge of our business and his strong financial background, is well equipped to succeed Mr. Hoelscher: during his tenure with Horizon, he has been a leader in many of our major strategic efforts, including corporate development, and he has led our capital markets initiatives.

The Board is also regularly apprised of high-leadership potential candidates at Horizon and the plans for their development and potential roles. Board members have the chance to meet with these individuals at Board meetings, at dinners with Board members or in individual meetings as appropriate. We arrange for Board members to meet with key talent when they visit our offices. At each Board meeting, our chief human resources and chief diversity officer updates the Board on different key human capital management matters such as diversity, equity and inclusion, recruitment, development and retention. The Board also reviews our annual employee surveys and is briefed on the responses and targeted actions generated from the survey results.

Committees of the Board of Directors

The Board has four standing committees:

•	Audit Committee

•	Compensation Committee

•	Nominating and Corporate Governance Committee

•	Transaction Committee

All committees comprise independent directors within the meaning of the applicable Nasdaq listing standards. A description of each committee of the Board is provided below.

The following table provides membership and meeting information for 2021 for each of the Board committees:

	Audit	Compensation	Nominating and Corporate Governance	Transaction
Timothy P. Walbert
William F. Daniel
Michael Grey ( )
Jeff Himawan, Ph.D. (1)
Susan Mahony, Ph.D.(2)
Gino Santini(3)
James Shannon, M.D.(4)
H. Thomas Watkins
Pascale Witz
Total meetings in 2021	5	8	4	5

= Chair	= Member	= Lead Independent Director

(1)	Dr. Himawan served as the Chair of the Compensation Committee until July 2021.
(2)	Dr. Mahony has served as the Chair of the Compensation Committee since July 2021.
(3)	Mr. Santini served as the Chair of the Transaction Committee until July 2021.
(4)	Dr. Shannon has served as the Chair of the Transaction Committee since July 2021.

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Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibility with respect to, among other things:

•	our corporate accounting and financial reporting practices;

•	the system of internal control over financial reporting;

•	the audit process;

•	the quality and integrity of our financial statements;

•	the qualifications, independence and performance of our independent registered public accounting firm;

•	the qualifications, independence and performance of our internal audit function; and

•	major financial risk exposures, information security and technology risks (including cybersecurity).

The independent registered public accounting firm, internal audit and management each periodically meet privately with the Audit Committee.

The Board has determined that each of Mr. Daniel, Mr. Grey, Mr. Watkins and Ms. Witz qualify as “audit committee financial experts” within the meaning of applicable SEC rules. In making this determination, the Board has considered their formal education, the nature and scope of their previous experience and their financial and corporate governance expertise.

Report of the Audit Committee of the Board of Directors

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended (the Securities Act), or the Securities Exchange Act of 1934, as amended (Exchange Act), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2021, with Horizon management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (PCAOB). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in Horizon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Audit Committee

William F. Daniel, Chair

Michael Grey

H. Thomas Watkins

Pascale Witz

Compensation Committee

The Compensation Committee:

•	oversees, reviews and approves or recommends for adoption our compensation policies, plans and programs;

•	reviews and approves or recommends to the full Board, as appropriate, the compensation to be paid to our executive officers and directors;

•	conducts compensation risk assessments; and

•	prepares and reviews the Compensation Committee report included in our annual Proxy Statement.

In making its compensation decisions and recommendations, the Compensation Committee may take into account the recommendations of the chief executive officer and other senior management. Other than giving such recommendations, however, the chief executive officer and other senior management have no formal role and no authority to determine the amount or form of executive and director compensation. The processes and procedures used by the Compensation Committee for the consideration and determination of executive compensation are described in the section of this Proxy Statement captioned, ‘‘Compensation Discussion and Analysis – Compensation Determination Process.’’

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The Compensation Committee may, at our expense, retain legal counsel (which may, but need not be, our regular corporate counsel) and other consultants and advisors, other than in-house legal counsel and certain other types of advisors, to assist it with its functions only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the advisor’s independence; however, there is no requirement that any advisor be independent. The Compensation Committee has authority to approve such advisors’ fees and other retention terms and to terminate its relationship with any advisor that it retains. In addition, the Compensation Committee has authority to delegate its responsibilities to subcommittees or individual committee members.

The Compensation Committee has engaged Aon’s Human Capital Solutions practice, a division of Aon plc (Aon), as its independent consultant since 2016. For additional information regarding our processes and procedures for the consideration and determination of executive and director compensation, including the role of Aon in determining and recommending executive and director compensation and the aggregate cost of Aon’s executive and director compensation consulting services during 2021, see the sections of this Proxy Statement entitled “Compensation Discussion and Analysis – Compensation Determination Process”and “Non-Employee Director Compensation.” With respect to non-employee director compensation matters, our Compensation Committee recommends to our Board and our Board determines and sets non-employee director compensation. Our compensation arrangements for our non-employee directors are described under the section of this Proxy Statement entitled “Non-Employee Director Compensation.”

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has ever been an executive officer or employee of Horizon. None of our executive officers currently serves, or has served during the last completed year, on the compensation committee or board of directors of any other entity that has one or more officers serving as a member of our Board or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee oversees all aspects of our corporate governance functions on behalf of the Board, including, but not limited to:

•	making recommendations to the Board regarding corporate governance issues;

•	identifying, reviewing and evaluating candidates to serve as our directors consistent with criteria approved by the Board and reviewing and evaluating incumbent directors;

•	serving as a focal point for communication between such candidates, non-committee directors and our management;

•	nominating candidates to serve as directors;

•	overseeing our key enterprise risks and risk-management strategies;

•	making other recommendations to the Board regarding affairs relating to our directors;

•	overseeing environment, social and governance (ESG) matters relevant to Horizon’s business, including company policies and public disclosures; and

•	providing oversight assistance in connection with our legal, regulatory and ethical compliance programs, policies and procedures as established by management and the Board.

The process used by the Nominating and Corporate Governance Committee to identify a nominee to serve as a member of the Board depends on the qualities being sought. The Board engages an executive search firm to assist the Nominating and Corporate Governance Committee in identifying individuals qualified to be Board members. The process used by the Nominating and Corporate Governance Committee to identify nominees is described in the section of this Proxy Statement captioned, ‘‘Director Selection.”’

Transaction Committee

The functions of the Transaction Committee include, but are not limited to:

•

reviewing, considering and evaluating proposed product or business acquisitions or divestitures, licensing, distribution, promotion, collaboration and other commercial agreements and arrangements, joint ventures, and any other business development transactions;

•	reviewing, considering and evaluating proposed financing opportunities, including the issuance of equity, debt and convertible securities;

•	reviewing, considering and evaluating proposed modifications to Existing Debt Dealings (as defined in the charter of the Transaction Committee);

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•	monitoring negotiations and other communications with third parties in connection with potential business development transactions, financing opportunities and debt discharge opportunities;

•	meeting with management to identify and develop Board focus on issues and opportunities that will further our business development strategy;

•	periodically reviewing and evaluating prior transactions and financings for consistency with, and achievement of, our strategic business goals, objectives or plans; and

•

authorizing potential business development transactions, other business growth and diversification opportunities, general financing opportunities and opportunities for Existing Debt Dealings that the Transaction Committee determines to fall within the scope of our goals and business development strategy and that are in the best interest of our shareholders.

Shareholder Communications with the Board of Directors

Shareholders who wish to communicate with the Board may do so by sending written communications addressed to the Company Secretary of Horizon Therapeutics plc at 70 St. Stephen’s Green, Dublin 2, D02 E2X4, Ireland or by communicating online to the Board as a group. This information and an online communications form are available on our website at www.horizontherapeutics.com. Each communication will be reviewed by our Company Secretary to determine whether it is appropriate for presentation to the Board or such director on a periodic basis. Examples of inappropriate communications include advertisements, solicitations or hostile communications.

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NON-EMPLOYEE DIRECTOR COMPENSATION

Our directors perform a critical role in guiding Horizon’s strategic direction and overseeing management. Being a director entails many responsibilities and a substantial time commitment. Our compensation program for our non-employee directors reflects the critical function they perform and enables us to attract and retain highly qualified directors.

All current non-employee members of the Board are independent. Non-employee directors receive a combination of annual cash retainers and restricted stock unit (RSU) grants in amounts that correlate to their responsibilities and levels of Board participation, including service on Board committees. Our only employee director, Mr. Walbert, receives no separate compensation for his service as a director or chair.

Highlights

•	The Compensation Committee works to ensure that our non-employee director compensation is in line with compensation offered by peer companies that compete with us for director talent.

•

Our non-employee director compensation is designed to address the time, effort, expertise and accountability required of active Board membership. It also takes into consideration the substantial travel commitment on the part of our directors as a result of being an Irish headquartered company.

•	The annual cash compensation we pay our non-employee directors is based on their positions on the Board or the committees of the Board. We do not compensate Board members on a per-meeting basis.

•	The annual equity award granted to non-employee directors is made in RSUs only and does not include stock options.

•	The Compensation Committee reviews our non-employee director compensation annually.

•	Our non-employee director share ownership guidelines are industry-competitive.

Peer Groups

As an Irish headquartered company traded in the United States, we consider our non-employee director compensation, both in amount and structure, against two peer groups:

•	15 U.S.-traded, biotech and pharmaceutical companies we use for executive compensation comparative purposes (please see “Compensation Discussion and Analysis—Peer Group”); and

•

six Irish-domiciled, U.S.-listed biotech and pharmaceutical companies: Alkermes plc, Amarin Corporation plc, Endo International plc, Jazz Pharmaceuticals plc, Perrigo Company and Prothena Corporation plc.

Alkermes plc and Jazz Pharmaceuticals plc are in both peer groups.

Compensation Program

The Compensation Committee reviews the compensation for our non-employee directors annually. To assist with the review, Aon, an independent compensation consultant, prepares a comprehensive assessment of our non-employee director compensation program, which includes:

•	benchmarking director compensation against the same peer group used for executive compensation purposes;

•	reviewing any feedback received during our shareholder engagement program;

•	reviewing recent director compensation trends; and

•	reviewing related corporate governance best practices.

As part of the most recent review, conducted in October 2021, the Compensation Committee determined that:

•	our non-employee director compensation philosophy is aligned with that of our peers;

•	our mix of cash and equity appropriately balances short- and long-term needs;

•

our annual cash compensation paid to the members of our Nominating and Corporate Governance Committee and to the chair of our Nominating and Corporate Governance Committee was at the 25th percentile of our peers and should be increased to $10,000 and $20,000, respectively; and

•	our average director pay otherwise approximates the 50th to 75th percentile of our peers.

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As a result of this review, in October 2021, the Compensation Committee amended our compensation policy for non-employee directors to provide that the annual cash compensation paid to the members of our Nominating and Corporate Governance Committee and to the chair of our Nominating and Corporate Governance Committee would be $10,000 and $20,000, respectively.

Cash Compensation

Our compensation policy for non-employee directors who are not affiliated with any holder of more than 5 percent of our ordinary shares provides for annual cash compensation as set forth in the following table. The cash compensation is generally payable in equal quarterly installments at the end of each quarter in which the services are provided. For any independent director who joins after the beginning of the quarter, the cash compensation is pro-rated based on days served in that first partial quarter.

Director Position	Annual Cash Compensation
Non-executive chairman or lead independent director	$100,000
All other non-employee directors	$60,000
Committee chair fees
Audit	$30,000
Compensation	$20,000
Nominating and Corporate Governance(1)	$20,000
Transaction	$20,000
Non-chair committee member fees
Audit	$15,000
Compensation	$10,000
Nominating and Corporate Governance(2)	$10,000
Transaction	$12,500

(1)	In October 2021, the Compensation Committee increased the amount to $20,000 from the previous amount of $15,000.

(2)	In October 2021, the Compensation Committee increased the amount to $10,000 from the previous amount of $7,500.

Under our compensation policy, we reimburse our directors for their travel-related expenses, including lodging and other reasonable expenses incurred in attending meetings of the Board and committees of the Board.

We also reimburse eligible non-employee directors up to $15,000 annually for financial planning and tax services.

Equity Compensation

On the date of each Annual General Meeting of Shareholders that coincides with or follows the non-employee director’s initial appointment or election to the Board, eligible non-employee directors will automatically be granted RSUs with an aggregate value of $400,000, which will vest in full upon the earlier of the (i) first anniversary of the date of grant and (ii) date of the next Annual General Meeting of Shareholders.

Any eligible non-employee director who is first elected or appointed to the Board on any date other than an Annual General Meeting of Shareholders will automatically be granted RSUs on the date that they are first elected or appointed to the Board with a value equal to the annual RSU grant, prorated based on the number of days between such non-employee director’s start date and the one-year anniversary of the date of the Annual General Meeting of Shareholders that most recently preceded such start date, which will vest in full upon the earlier of (i) the first anniversary of the date of the Annual General Meeting of Shareholders that most recently preceded such director’s start date and (ii) the date of the next Annual General Meeting of Shareholders.

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Non-Employee Director Compensation Summary

The following table sets forth compensation information for our non-employee directors who earned or received compensation under our compensation policy for non-employee directors or otherwise in 2021:

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	All Other Compensation(3)		Total
William F. Daniel	$100,000	$399,918	$12,870	(4)	$512,788
Michael Grey	$123,125	$399,918	$4,918		$527,961
Jeff Himawan, Ph.D.	$87,500	$399,918	$25,065		$512,483
Susan Mahony, Ph.D.	$87,500	$399,918	$23,556		$510,974
Gino Santini	$86,250	$399,918	$24,974		$511,142
James Shannon, M.D.	$84,375	$399,918	$24,659		$508,952
Thomas H. Watkins	$91,250	$399,918	$24,974		$516,142
Pascale Witz	$83,125	$399,918	$18,746		$501,789

(1)

The amounts shown in this column reflect the grant date fair value of the awards issued to our non-employee directors during 2021, calculated in accordance with the provisions of ASC Topic 718. See the assumptions used in Note 18 — “Share-Based and Long-Term Incentive Plans” in the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

(2)

The aggregate number of shares subject to outstanding stock options and RSU awards held as of December 31, 2021, by the non-employee directors who are listed in the table above, which includes grants made to the non-employee directors in 2021 and prior calendar years, are as follows: 108,240 shares subject to outstanding stock options and 4,223 shares subject to outstanding RSUs for Mr. Daniel; 114,954 shares subject to outstanding stock options and 4,223 shares subject to outstanding RSUs for Mr. Grey; 86,406 shares subject to outstanding stock options and 4,223 shares subject to outstanding RSUs for Dr. Himawan; 4,223 shares subject to outstanding RSUs for Dr. Mahony; 114,954 shares subject to outstanding stock options and 4,223 shares subject to outstanding RSUs for Mr. Santini; 52,161 shares subject to outstanding stock options and 4,223 shares subject to outstanding RSUs for Dr. Shannon; 154,954 shares subject to outstanding stock options and 4,223 shares subject to outstanding RSUs for Mr. Watkins; and 84,393 shares subject to outstanding stock options and 4,223 shares subject to outstanding RSUs for Ms. Witz.

(3)	Represents financial planning services payments, including tax gross-up.

(4)	Includes a $10,000 annual fee paid to Mr. Daniel in 2021 associated with his service as a non-executive director on the board of one of our wholly owned subsidiaries, Horizon Therapeutics Ireland DAC.

Non-Employee Director Share Ownership Guidelines

We have share ownership guidelines for our non-employee directors. The share ownership guidelines were amended in October 2021 and require that each director accumulate an ownership interest in our ordinary shares with a value equal to at least 5x the annual cash board service retainer within five years of the date the non-employee director first becomes subject to the guidelines.

Individual ownership interest versus the guidelines is reviewed annually using an average share price for a calendar quarter prior to the review date. Shares that count toward satisfaction of these guidelines include: shares owned outright by the individual (including stock units that have vested but not yet settled); shares subject to RSUs that have not vested; and shares held in trust for the benefit of the individual or his/her spouse.

All of our non-employee directors subject to the share ownership guidelines met the guidelines as of March 31, 2021.

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EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets forth information regarding executive officers and significant employees as of March 1, 2022:

Name	Age	Position with the Company
Executive Officers
Timothy P. Walbert	54	Chairman, President and Chief Executive Officer
Sean M. Clayton(1)	43	Executive Vice President, General Counsel
Michael A. DesJardin	64	Executive Vice President, Technical Operations and Corporate Quality
Paul W. Hoelscher(2)	57	Executive Vice President, Chief Financial Officer
Andy Pasternak	51	Executive Vice President, Chief Strategy Officer
Jeffrey W. Sherman, M.D., FACP	67	Executive Vice President, Chief Medical Officer
Elizabeth H.Z. Thompson, Ph.D.	47	Executive Vice President, Research and Development
Significant Employees
Aaron L. Cox(3)	39	Executive Vice President, Finance

(1)	Mr. Clayton joined us on February 28, 2022.

(2)	In October 2021, Mr. Hoelscher notified us of his intention to retire from his position as our executive vice president, chief financial officer, effective May 16, 2022.

(31)	In November 2021, we announced that Mr. Cox would succeed Mr. Hoelscher as our executive vice president, chief financial officer upon Mr. Hoelscher’s retirement on May 16, 2022.

The following biographical information for our executive officers and significant employees other than Mr. Walbert, whose biographical information is included in Proposal 1, is as of March 1, 2022.

Executive Officers

Sean M. Clayton. Mr. Clayton has served as our executive vice president, general counsel since February 2022. Prior to joining Horizon, Mr. Clayton was a partner at Cooley LLP, a global law firm, where he practiced from October 2004 until February 2022, most recently as the head of the firm’s San Diego corporate practice. Before that, Mr. Clayton served as a law clerk to Judge Irma E. Gonzalez (Ret.) of the U.S. District Court for the Southern District of California. Mr. Clayton received a bachelor of arts degree in political science and economics from the University of California, San Diego and a juris doctorate degree from Stanford Law School.

Michael A. DesJardin. Mr. DesJardin has served as our executive vice president, technical operations and corporate quality since February 2017. Mr. DesJardin previously served as our senior vice president, technical operations from October 2016 to November 2016 and as our senior vice president, life cycle management from December 2016 to January 2017. Mr. DesJardin joined Horizon from Raptor in October 2016 as part of the Raptor acquisition. While at Raptor, Mr. DesJardin was the senior vice president of technical operations from April 2015 to October 2016. Prior to that, Mr. DesJardin served as senior vice president of product development at Jazz Pharmaceuticals plc (formerly Jazz Pharmaceuticals, Inc.) (Jazz) from July 2004 to March 2015. Mr. DesJardin spent nine years as an executive director and engineering fellow at ALZA Corporation and spent 15 years at the Dow Chemical Company working in pharmaceutical and agricultural chemical development for Marion Merrill Dow. Mr. DesJardin has over 40 years of experience in pharmaceutical development. Mr. DesJardin received a bachelor of science degree in chemical engineering from the University of California, Berkeley, and is a registered professional engineer in the State of California.

Paul W. Hoelscher. Mr. Hoelscher has served as our executive vice president, chief financial officer since October 2014. Previously, Mr. Hoelscher was our executive vice president, finance from June 2014 through September 2014. Prior to joining Horizon, Mr. Hoelscher served as senior vice president, finance-treasury and corporate development of OfficeMax, Inc., from August 2013 to May 2014, and as vice president, finance-treasury and corporate development of OfficeMax from August 2012 to July 2013. Prior to that, Mr. Hoelscher served in various finance roles at Alberto Culver Company from 1992 to 2012 and in various positions in the audit practice at KPMG LLP from 1986 to 1993. He serves on the board of Reneo Pharmaceuticals, Inc., a public pharmaceutical company; on the board of trustees of the Illinois Region of The Leukemia and Lymphoma Society and on the Chicago Regional Advisory Committee of the Ireland Funds. Mr. Hoelscher received his bachelor of science degree in accountancy from the University of Illinois at Urbana-Champaign and is a certified public accountant.

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Andy Pasternak. Mr. Pasternak has served as our executive vice president, chief strategy officer since March 2020 and previously served as our executive vice president, chief business officer from November 2019 until March 2020. Prior to joining Horizon, Mr. Pasternak served as a partner of Bain & Company, Inc., a global management consulting firm, from 2008 until October 2019, where he most recently led Bain & Company’s healthcare practice in the Americas and was a member of the mergers and acquisition practice. Mr. Pasternak earned a master of business administration degree from the University of Chicago and a bachelor of arts degree in economics from Northwestern University.

Jeffrey W. Sherman, M.D., FACP. Dr. Sherman has served as our executive vice president, chief medical officer since January 2018. From September 2014 to January 2018, Dr. Sherman served as our executive vice president, research and development and chief medical officer. He joined Horizon in 2009 as our executive vice president, development, manufacturing, regulatory affairs and chief medical officer. Prior to joining Horizon, Dr. Sherman served as president and board member of the Drug Information Association (DIA), a nonprofit professional association of members who work in government regulatory, academia, patient advocacy and the pharmaceutical and medical device industry. Before that he held other management roles at IDM Pharma, Inc., Takeda Global Research & Development, NeoPharm, Inc. and G.D. Searle, LLC/Pharmacia. Dr. Sherman serves on the board of directors of Xeris BioPharma Holdings, previously two public biopharma companies, Strongbridge Biopharma plc (Stonebridge) and Xeris Pharmaceuticals Inc. (Xeris) until October 2021, when Xeris acquired Strongbridge. Dr. Sherman previously served on the boards of directors of both Strongbridge and Xeris. He also serves on the board of directors of the Biotechnology Innovation Organization (BIO) Health Section Governing Board and the board of advisors of the Center for Information and Study on Clinical Research Participation (CISCRP). He is an adjunct assistant professor of Medicine at the Northwestern University Feinberg School of Medicine and a diplomat of the National Board of Medical Examiners and the American Board of Internal Medicine. Dr. Sherman received his medical degree from the Rosalind Franklin University/ Chicago Medical School.

Elizabeth H.Z. Thompson, Ph.D. Dr. Thompson has served as our executive vice president, research and development since March 2021. Previously she served as our group vice president, development and external search from January 2020 to March 2021, and as our vice president, clinical development (rare disease) from June 2018 to January 2020. Prior to joining Horizon, she was with AbbVie as group scientific director, clinical development from April 2017 to May 2018 and senior scientific director, clinical development, from September 2015 to April 2017. While at AbbVie, she was the clinical lead for risankizumab (SKYRIZI), supporting global submissions and approvals. Before AbbVie, Dr. Thompson held roles at Raptor, InterMune and Amgen in a career spanning clinical development, business development and medical communications. Dr. Thompson received a bachelor of science degree in chemistry from Harvey Mudd College and a doctorate in macromolecular and cellular structure and chemistry from The Scripps Research Institute.

Significant Employees

Aaron L. Cox. Mr. Cox has served as our executive vice president, finance since November 2021. Mr. Cox previously was senior vice president, corporate development, in addition to serving as chief of staff for Timothy P. Walbert, from July 2017 to November 2021; as senior director, business development, from May 2017 to July 2017 and as director, business development from April 2016 to May 2017. Prior to joining Horizon in April 2016, Mr. Cox served as vice president, capital markets at BMO Capital Markets from July 2012 to April 2016, and before that, he held investment banking roles at Stout from 2007 to 2010 and JMP Securities from 2005 to 2006. Mr. Cox received a master of business administration from the University of Chicago and a bachelor of business administration in finance from the University of Notre Dame.

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (CD&A) discusses the compensation philosophy, policies and principles underlying our executive compensation decisions made for 2021 compensation. This CD&A provides qualitative information on the factors relevant to these decisions and the manner in which compensation is awarded to the following executive officers who have been named in the Summary Compensation Table included in this Proxy Statement and whom we refer to as our named executive officers (NEOs).

Timothy P. Walbert	Chairman, President and Chief Executive Officer

Paul W. Hoelscher(1)	Executive Vice President, Chief Financial Officer

Andy Pasternak	Executive Vice President, Chief Strategy Officer

Jeffrey W. Sherman, M.D., FACP	Executive Vice President, Chief Medical Officer

Barry J. Moze(2)	Former Executive Vice President, Chief Administrative Officer

Brian K. Beeler(3)	Former Executive Vice President, General Counsel

(1)	In October 2021, Mr. Hoelscher notified us of his intention to retire from his position as our executive vice president, chief financial officer effective May 16, 2022.

(2)	Mr. Moze retired from Horizon effective January 6, 2022.

(3)	Mr. Beeler’s employment terminated effective January 6, 2022.

Quick CD&A Reference Guide

Executive Summary	Page 40

2021 Pay-for-Performance Overview	Page 42

Objectives and Philosophy	Page 43

Compensation Determination Process	Page 44

Elements of Executive Compensation	Page 46

Base Salary	Page 47

Short-Term Incentives: Annual Bonus Plan	Page 47

Long-Term Incentives	Page 52

Additional Compensation Policies and Practices	Page 55

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Executive Summary

2021 – Year at a Glance

(1)

Uses 2018 net sales and adjusted EBITDA and 2021 net sales and adjusted EBITDA. Adjusted EBITDA is a non-GAAP measure; please refer to the discussion of non-GAAP financial measures and the reconciliations to GAAP measures on page 113 of our Annual Report on Form 10-K for the year ended December 31, 2021.

Net sales and adjusted EBITDA growth percentages represent year-over-year growth over full-year 2020.

EBITDA: Earnings before interest, taxes, depreciation and amortization. | TSR: Total shareholder return through December 31, 2021. | NBI: Nasdaq Biotechnology Index.

Prior TSR results are not intended to forecast or be indicative of possible future performance of our ordinary shares.

A Milestone Year in Our Transformation

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For additional discussion about our business, our key differentiators, our pipeline and our key growth drivers TEPEZZA, KRYSTEXXA and UPLIZNA, see the discussion under the heading “Business Overview” in the Proxy Statement Summary on page 3.

Total Shareholder Return

Our disciplined approach, clear strategy, business development capabilities and strong commercial and R&D execution have all worked together to generate consistent above-market returns for our shareholders. Our TSR significantly outperformed both our peer group and the NBI over the one-, three- and five-year periods ended December 31, 2021. With our expanded pipeline and key growth medicines, we believe Horizon is well positioned for sustainable long-term growth.

Our Total Shareholder Returns Significantly Exceed Our Peers(1) and the NBI

1-, 3- and 5-Year Periods Ended December 31, 2021

(1)

The peer group used for the TSR calculations for the 1-, 3- and 5-year periods ended December 31, 2021 is the peer group approved for purposes of making 2021 compensation decisions and comparative performance analysis, as shown on page 45.

Our Pay Program

Our executive compensation program continues to be based on attracting and retaining top talent with experience in building and leading a successful rare disease biotech company, while providing competitive compensation and benefits packages that create a direct, meaningful link between business results and compensation opportunities. In doing so, we believe our thoughtful approach aligns the interests of management, employees, patients, shareholders and other stakeholders in setting priorities and executing our long-term business strategy.

Say-on-Pay Results and Shareholder Engagement

We value the views of our shareholders and we continue to have significant and meaningful engagement each year with our shareholders regarding our compensation and governance practices, generally led by a member of the Board of Directors, and we plan to continue this practice. Our shareholder outreach and engagement program is used to solicit feedback, understand investor viewpoints and incorporate their feedback into future evaluations of our compensation program. In particular, feedback from these outreach efforts informs the Compensation Committee’s thinking when evaluating our current executive compensation program and when considering potential modifications to the program on a go-forward basis.

During our shareholder engagement cycle before our 2021 Annual General Meeting of Shareholders, as well as during our off-season shareholder engagement cycle in late 2021 and early 2022, we offered engagement opportunities to shareholders who represented approximately 60 percent of our shares outstanding. Shareholder feedback from our most recent engagement efforts was positive. At our 2021 Annual General Meeting of Shareholders, our say-on-pay proposal received the support of approximately 96 percent of the shares voted. We believe this high level of support is a result of our appropriately designed executive compensation program, which is designed to pay for performance, as well as our comprehensive shareholder outreach and engagement program.

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Changes to our compensation program over the past several years that were heavily influenced by shareholder feedback include:

•

Longer-term performance metrics focused on long-term shareholder value creation. We have continued to use performance-based equity compensation in our annual long-term incentive plan, influenced by feedback from our ongoing shareholder engagement regarding executive compensation. Most recently, shareholder feedback informed our decision to update the design of our performance share unit (PSU) awards for 2021 to include longer-term (two- and three-year) performance periods across all PSU performance goal components, each of which is meaningfully linked to our long-term business strategy and designed to drive shareholder value creation. This change also serves to avoid potential duplication of the performance goals for our annual bonus plan, in line with additional feedback received from shareholders during our outreach.

•

Incentive compensation recoupment policy. This policy, which the Compensation Committee approved in January 2018, enables us to recover performance-based cash and equity compensation in the event of a restatement of financial results if it is determined not to have been earned by our executive officers.

•

Annual long-term incentive grants. Our philosophy on granting equity has changed as a result of shareholder feedback. In January 2018, we shifted from “front-loaded” awards covering a multi-year period to regular, annual grants of long-term incentives.

We greatly value the dialogue we have with our shareholders and remain committed to conducting consistent engagement going forward.

2021 Pay-for-Performance Overview

A significant portion of total target compensation for our chief executive officer (CEO) and other NEOs is structured in the form of “at-risk” compensation, consisting of annual performance-based incentives and PSUs.

In line with our compensation objectives, including linking executive pay with performance, short-term performance-based incentives and PSUs are dependent on Horizon’s performance, aligning our executives’ interests with those of our shareholders for near- and long-term performance. In addition, the restricted share unit (RSU) portion of the total target compensation has a time-based vesting component so that the total potential value realized from the RSU portion is dependent on our long-term share price performance.

Total target compensation for 2021, as shown below, consists of annual base salary, target annual bonus, and target PSU and RSU grant values. Approximately 56 percent of our CEO’s total target compensation for 2021 was tied to the achievement of pre-established performance goals, with time-based equity awards making up approximately 38 percent of the total.

CEO 2021 Pay Mix at Target	NEO 2021 Pay Mix at Target

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Compensation Program and Governance

Our Compensation Committee is responsible for oversight of our executive compensation program. A significant part of this oversight entails aligning management interests with our business strategies and goals, as well as the interests of our shareholders, employees and patients, while also mitigating excessive risk-taking. We continually take steps to strengthen and improve our executive compensation policies and practices. Highlights of our current policies and practices include:

What We Do	What We Don’t Do
✓ Align executive compensation with corporate and individual performance	× No guaranteed bonuses or salary increases

✓ Maintain strong share ownership guidelines for our directors and executives	× No repricing of stock options without shareholder approval

✓ Maintain appropriate balance between short- and long-term compensation, which discourages short-term risk taking at the expense of long-term results	× No dividends or dividend equivalents paid on unearned shares

✓ Seek annual shareholder advisory approval on our executive compensation	× No NEO excise tax gross-ups

✓ Engage an independent consultant reporting directly to the Compensation Committee

✓ Apply anti-pledging and anti-hedging policy for our shares

✓ Cap short- and long-term incentive payouts

✓ Require a one-year holding period for shares issued at vesting for all post-2017 RSU and PSU grants for executive officers

✓ Provide retiree medical benefits for our executives and employees to support orderly succession

✓ Apply an incentive compensation recoupment “clawback” policy on performance-based cash and equity incentives

✓ Conduct annual compensation risk assessments

✓ Actively engage with our shareholders

Compensation Program Objectives and Philosophy

We believe in providing a competitive total compensation package to our executive officers through a combination of base salary, short-term performance-based cash incentives, long-term performance-based equity incentives, and severance and change-in-control benefits. Our executive compensation program is designed to achieve the following objectives:

•

align the interests of our executive officers, employees, patients and shareholders by motivating executive officers to achieve performance objectives that are intended to benefit the Company, our employees and patients impacted by the diseases our medicines treat, as well as increase shareholder value;

•	attract and retain talented and experienced executives to manage our business to meet our long-term objectives;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•

provide a competitive compensation package in which total compensation is determined in part by market factors, key performance objectives and milestones and the achievement level of these performance objectives and milestones by our executive officers; and

•	reward the achievement of key corporate and individual performance measures.

Our Compensation Committee believes that our executive compensation program should include short- and long-term performance incentive components, including cash and equity-based compensation, and should reward consistent performance

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that meets or exceeds expectations. The Compensation Committee evaluates both performance and compensation to make sure that the total compensation provided to our executive officers remains competitive relative to compensation paid by companies of similar size and stage of development that operate in the biotech industry and appropriately reflects our relative performance and our own strategic objectives.

Compensation Determination Process

Role of Compensation Committee

The Compensation Committee seeks to ensure that our executive compensation program is properly rewarding and motivating our executive officers while aligning their goals with our business strategy and the interests of our shareholders. To do this, our Compensation Committee conducts an annual review of the aggregate level of our executive compensation, the mix of elements used to compensate our executive officers and historic compensation levels, including prior equity awards.

When setting executive compensation opportunities, the Compensation Committee considers several factors, including:

•	each NEO’s role and responsibilities;

•	achievement of key performance objectives and milestones;

•	market factors, such as compensation practices of peer companies;

•	compensation survey data, as applicable, such as the Aon Radford Global Life Sciences Survey; and

•	retention concerns.

Role of Chief Executive Officer in Compensation Decisions

Our CEO typically evaluates the performance of other executive officers and other employees, along with the performance of the Company as a whole, against previously determined objectives, on an annual basis and makes recommendations to the Compensation Committee with respect to annual base salary adjustments, short-term performance-based cash incentives and annual equity grants for the other executives. The Compensation Committee exercises its own independent discretion in approving compensation for all executive officers and assessing corporate performance against the pre-established objectives. The CEO is not present during deliberations or voting with respect to his own compensation.

Risk Analysis

The Compensation Committee has reviewed our compensation policies applicable to our executive officers and other employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. The design of our compensation policies and programs encourages our executive officers and other employees to remain focused on both our short- and long-term goals. For example, while our short-term incentive plan (our annual bonus plan) measures performance on an annual basis, our long-term incentive equity grants, which consist of time-based equity awards (RSUs) and performance-based equity awards (PSUs) vest over a number of years. Furthermore, our PSUs require that we achieve a specified level of performance over multi-year periods, which we believe encourages our executives and employees to focus on execution of our long-term strategy, thus limiting the potential value of excessive risk-taking.

Role of Independent Consultant

The Compensation Committee retains the services of third-party, independent executive compensation consultants from time to time, as it sees fit, in connection with the establishment of compensation programs and related policies. The Compensation Committee has engaged Aon’s Human Capital Solutions practice, a division of Aon plc (Aon), as its independent consultant since 2016. Total fees paid to Aon in 2021 were approximately $652,000. Aon was engaged to assist and advise on all aspects of compensation program design and pay setting, including, but not limited to, the following services:

•	providing the Compensation Committee information on compensation-related trends and developments in the marketplace;

•	informing the Compensation Committee of regulatory developments relating to executive compensation practices;

•	advising the Compensation Committee on appropriate peer companies for compensation pay levels and design practices, as well as relative performance comparisons;

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•	assessing the executive compensation structure to confirm that no design elements encourage excessive risk taking;

•	assessing the relationship between executive compensation and corporate performance;

•	conducting a total awards study and pay equity study in 2021; and

•	advising on market trends in the industry, including the continued impact of the COVID-19 pandemic, on compensation program design.

The Compensation Committee periodically assesses the independence of Aon under the applicable SEC and Nasdaq standards.

Peer Group

Although our Compensation Committee has historically used survey data from Aon as a tool in determining executive compensation, it typically has not used a formula or “benchmark” to set our executives’ compensation in relation to this data. Instead, the Compensation Committee generally references the 50th percentile of comparable peer companies in combination with multiple other factors, such as the executives’ respective levels of experience, tenure and responsibility in determining the total target compensation for all executives. The peer group used for making 2021 compensation decisions and comparative performance analysis is shown below and was updated by our Compensation Committee in July 2020, with a focus on publicly traded commercial biotech and pharmaceutical companies.

Alexion Pharmaceuticals, Inc.(1)	Exelixis, Inc.	Sarepta Therapeutics, Inc.
Alkermes plc	Incyte Corporation	Seagen, Inc.
Alnylam Pharmaceuticals, Inc.	Ionis Pharmaceuticals, Inc.	Ultragenyx Pharmaceutical Inc
BioMarin Pharmaceutical Inc.	Jazz Pharmaceuticals plc	United Therapeutics Corporation
bluebird bio, Inc.	Neurocrine Biosciences, Inc.	Vertex Pharmaceuticals Inc.

(1)

Alexion was acquired in July 2021 by AstraZeneca plc and therefore is no longer a publicly traded company. However, because Alexion’s most recent fiscal year executive compensation was used in making 2021 compensation decisions and comparative performance analysis, Alexion remained in the 2021 proxy peer group.

The selection criteria used, as well as Horizon’s position relative to each criterion at the time of the peer group review process, were:

Criteria Used to Select Peer Group in July 2020

Selection Criteria		Horizon Position
Headcount	between 450 and 4,200 employees	46th percentile
Revenue	between $600 million and $5.5 billion	62nd percentile
Market Capitalization	between $2.0 billion and $20.0 billion	49th percentile (based on a 30-day average)

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Elements of Executive Compensation

Our executive compensation program primarily consists of base salary, annual cash incentives and long-term incentives delivered through equity and cash awards. Employees in more senior roles have an increasing proportion of their total pay package at risk and tied to performance given that their position has greater influence on our performance results.

Element	Form	Performance Period	Objective
Base Salary	Cash (fixed)	N/A	• Recognition of an individual’s role, responsibilities and experience • Provides competitive pay for retention purposes
Short-Term Incentive (Annual Bonus Plan)	Cash (variable)	Annual	• Variable pay designed to reward achievement of annual financial and strategic objectives
Long-Term Incentives	PSU awards (variable) RSU awards (variable)	Multi-year N/A

•  Promotes an ownership culture

•  Aligns the interests of executives with those of shareholders

•  Provides meaningful incentives for management to execute on longer-term financial and strategic goals that drive shareholder value creation and support our retention strategy

2021 Executive Compensation at a Glance

Element	Form	Performance Period	2021 Metrics	2021 Performance Levels (% of Target Achieved)
Base Salary	Cash (fixed)	N/A	N/A	N/A
Short-Term Incentive (Annual Bonus Plan)	Cash (variable)	Annual

Financial (60%):

•   Net Sales (35%)

•   Internal Adjusted EBITDA (25%)

Strategic (40%):

•   Culture and Compliance (10%)

•   Business Development (10%)

•   R&D and Technical Operations (10%)

•   Integration, Strategy and Financing Initiatives (10%)

Financial: 120% • 200% • 200% Strategic: 76% • 200% • 180% • 180% • 200% Total Payout: 196%
Long-Term Incentives	PSU awards (variable) RSU awards (variable)	Multi-year N/A	Strategic Goals (50%): • Technical Operations (25%) • Research and Development and Business Development (25%) 3-Year Relative TSR (50%) N/A	• N/A(1) • N/A(2) • N/A(1)

(1)	Not applicable given three-year (2021-2023) performance period.

(2)	Not applicable given two-year (2021-2022) performance period.

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“Variable” compensation is compensation in which the ultimate value received is contingent either 1) on performance, typically measured as financial, operational, or stock price performance, such as for PSUs or 2) on the stock price value at the vesting date, such as for RSUs.

Base Salary

Base salaries for our executive officers are established based on the individual’s scope of responsibilities, experience and market factors. Base salaries are generally reviewed annually, typically in connection with our annual executive compensation review process. The Compensation Committee references survey and peer group data to understand the marketplace for individuals in similar positions at the peer group companies. Based on the survey and peer group data, the Compensation Committee determined that a 3.5 percent increase to the base salaries of our NEOs, with the exception of Mr. Hoelscher, was appropriate and was consistent with industry trends. Mr. Hoelscher received a more significant increase to his base salary, 9.3 percent, to reflect his broader responsibilities and contribution, as well as to align his base salary more closely with market data and other Horizon executives.

The annual base salaries of our NEOs as of March 1, 2021, and the increase from their prior base salary levels, were as follows:

Executive	2021 Base Salary	% Increase
Timothy P. Walbert	$1,193,286	3.5%
Paul W. Hoelscher	$660,000	9.3%
Andy Pasternak	$696,296	3.5%
Jeffrey W. Sherman, M.D., FACP	$602,326	3.5%
Barry J. Moze	$654,602	3.5%
Brian K. Beeler	$556,094	3.5%

Short-Term Incentives: Annual Bonus Plan

Individual Performance-Based Bonus Opportunities

We provide performance-based cash annual bonuses as an incentive for our executives to achieve defined, corporate financial goals, as well as certain corporate strategic objectives. These bonuses may range in payout from 0 percent to 200 percent of targeted payout levels.

The general structure of this program has remained unchanged since 2014. The 2021 target bonus opportunities as a percentage of base salary for our NEOs, which remained unchanged from 2020, were as follows:

Executive	Threshold	Target	Maximum
Timothy P. Walbert	86.25%	115%	230%
Paul W. Hoelscher	45%	60%	120%
Andy Pasternak	45%	60%	120%
Jeffrey W. Sherman, M.D., FACP	45%	60%	120%
Barry J. Moze	45%	60%	120%
Brian K. Beeler	37.5%	50%	100%

Our annual bonus plan provides our executives the opportunity to earn performance-based cash awards based on the achievement of a combination of financial goals (60 percent weighting) and strategic goals (40 percent weighting). The Compensation Committee increased the strategic goal weighting component of the annual bonus plan for 2021 by 5 percent, resulting in a weighting of 40 percent, to provide additional incentives for achieving the broader scope of the Integration, Strategy and Financing Initiatives goal to include integration initiatives.

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Timing Considerations in Establishing the 2021 Financial Goals and Strategic Goals

While the Compensation Committee has generally finalized annual bonus plan goals in February, two significant contingencies influenced the timing of the establishment of the final 2021 financial and strategic goals. In mid-December 2020, we experienced a supply disruption of TEPEZZA due to U.S. government-mandated COVID-19 vaccine production orders. At that time, we anticipated that the supply shortage of TEPEZZA could continue throughout the first quarter of 2021. In addition, on February 1, 2021, we announced that we had entered into a definitive agreement to acquire Viela Bio. At the time, the transaction was expected to close by the end of the first quarter of 2021. Given these two developments, which were each expected to have a significant impact on 2021 goals, in accordance with provisions of the annual bonus plan program, the Compensation Committee determined to defer finalization of the annual bonus program goals until April 2021, by which time the Viela transaction was expected to have closed and supply of TEPEZZA was expected to have resumed.

The Viela acquisition was completed in mid-March 2021, and in late March we announced that we would be able to resume supply of TEPEZZA beginning in April. In April 2021, after considering factors associated with the Viela acquisition and the TEPEZZA supply disruption and reviewing the financial impact of both developments on our projected full-year 2021 net sales and internal adjusted earnings before interest, tax, depreciation and amortization (adjusted EBITDA) performance, the Compensation Committee finalized the annual bonus plan goals for 2021.

Financial Goals

The 60 percent weighting of the financial goals is allocated between the total net sales goal, weighted at 35 percent, and the internal adjusted EBITDA goal, weighted at 25 percent.

Total Net Sales

The Compensation Committee established a total net sales goal for our 2021 annual bonus program rather than separate weighted net sales goals for our individual business units, which were used for our 2020 annual bonus plan. The Compensation Committee made this determination to reinforce collaboration across our business units. The performance targets for the total net sales goal are set forth below.

		Performance Levels
Total Net Sales ($ millions)	Percentage of Target Bonus	Threshold 75%	Target 100%	125%	150%	Maximum 200%
	35%	$2,600	$2,700	$3,000	$3,100	$3,200

Internal Adjusted EBITDA

The performance targets for the internal adjusted EBITDA goal are set forth below:

		Performance Levels
Internal Adjusted EBITDA ($ millions)(1)	Percentage of Target Bonus	Threshold 75%	Target 100%	125%	150%	Maximum 200%
	25%	$ 950	$1,000	$1,150	$1,200	$1,250

(1)

Internal adjusted EBITDA used in our performance targets for compensation purposes differs from the adjusted EBITDA that we report as part of our non-GAAP financial results and elsewhere in this Proxy Statement. Adjusted EBITDA represents adjusted earnings before interest, taxes, depreciation and amortization and other amounts (EBITDA) and is used and provided as a non-GAAP financial measure so our investors have a more complete understanding of our financial performance. Internal adjusted EBITDA contains additional adjustments to adjusted EBITDA to exclude upfront and milestone payments related to collaboration and license agreements. Please refer to the discussion of non-GAAP financial measures and the reconciliations to GAAP measures beginning on page 113 of our Annual Report on Form 10-K for the year ended December 31, 2021, and to the section entitled “Reconciliation of Internal Adjusted EBITDA to Adjusted EBITDA” in Annex B to this Proxy Statement for a reconciliation of internal adjusted EBITDA to adjusted EBITDA.

Strategic Goals

The Compensation Committee established four strategic goals (with a total weighting of 40 percent) for 2021:

•	Culture and Compliance (10%)

•	Ensure a corporate culture of compliance by ensuring effective processes and training are in place and roll out our revised Code of Ethics and Conduct

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•	Achieve compliance scores in employee surveys at or above industry standards

•	Continue to foster Horizon as a great place to work, achieving employee survey scores at or above best-in-class benchmarks and achieving recognition as a great place to work

•	Continue to support diversity, equity and inclusion initiatives

•	Further establish key leadership development programs to help drive retention of key employees and achieve voluntary turnover below industry benchmarks

•	Research and Development and Technical Operations Milestones (10%)

•	Achieve key clinical, regulatory and technical operations milestones for TEPEZZA, KRYSTEXXA and HZN-825 trials

•	Business Development (10%)

•	Continue to grow and diversify the product portfolio and pipeline by announcing new acquisition(s) and/or licensing transactions that advance our strategic goals

•	Complete at least two transactions to further expand our pipeline

•	Complete at least one meaningful venture capital investment to broaden our access and awareness of early-stage acquisition and licensing opportunities

•	Integration, Strategy and Financing Initiatives (10%)

•	Successfully integrate Viela into the Company

•	Subject to business development activities and market conditions, complete financing transactions that continue to support our long-term business strategy

•	Develop and begin implementing strategy to build a global commercial infrastructure and operating model

The Compensation Committee chose these four strategic goals because it believed these were the best indicators of the achievement of our operating plan, and they represented the factors most critical to increasing total shareholder value in 2021.

How Did We Do?

In February 2022, based on management’s recommendations and the Compensation Committee’s review, deliberation and determination of achievement of the corporate financial and strategic goals described above, the Compensation Committee approved the achievement levels for the financial and strategic goals as shown below.

Financial Goals

Actual results in 2021 for each financial goal were as follows:

Financial Goal (60% Weighting) ($ millions)		2021 Performance
	Percentage of Target Bonus	Actual	% Achieved	% of Total (Target x % Achieved)
Net Sales	35%	$3,226	200%	70%
Internal Adjusted EBITDA(1)	25%	$1,374	200%	50%
Aggregate Financial Performance Achieved:				120%

(1)

Internal adjusted EBITDA used in our performance targets for compensation purposes differs from the adjusted EBITDA that we report as part of our non-GAAP financial results and elsewhere in this Proxy Statement. Adjusted EBITDA represents adjusted earnings before interest, taxes, depreciation and amortization and other amounts (EBITDA) and is used and provided as a non-GAAP financial measure so our investors have a more complete understanding of our financial performance. Internal adjusted EBITDA contains additional adjustments to adjusted EBITDA to exclude upfront and milestone payments related to collaboration and license agreements. Please refer to the discussion of non-GAAP financial measures and the reconciliations to GAAP measures beginning on page 113 of our Annual Report on Form 10-K for the year ended December 31, 2021, and to the section entitled “Reconciliation of Internal Adjusted EBITDA to Adjusted EBITDA” in Annex B to this Proxy Statement for a reconciliation of internal adjusted EBITDA to adjusted EBITDA.

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Strategic Goals

In addition, the Compensation Committee considered the strategic goals (as described above) to be achieved at 190 percent of the 40 percent strategic goal target, or 76 percent, for the year. This achievement level was determined based on numerous factors for each of the strategic goals:

•	Culture and Compliance (10%)

•

Ensured a corporate culture of compliance by ensuring effective processes and training are in place; trained 100 percent of our employees, including more than 45 live trainings on our revised Code of Conduct and Ethics;

•

Achieved a continued strong compliance culture. Voluntary employee participation in ethics and compliance initiatives, such as workshops, monitoring and training videos, was robust. We did not conduct an annual survey in 2021 due to the ongoing COVID-19 pandemic, but the rate of anonymous investigation reports submitted in 2021 was considerably lower than the industry average, according to the 2021 benchmark report of our third-party compliance provider, indicating to us that our employees are not afraid to speak up and do not fear retaliation, underscoring the strength of our compliance culture;

•

Achieved employee net promoter score (a measure of the likelihood that employees would recommend a company as a place to work), inclusion and diversity scores and leadership ratings from our employee surveys above top-quartile benchmarks;

•

Achieved recognition as a great place to work in 15 well-known published workplace rankings, two more than in 2020, including four diversity-related workplace awards. We ranked as the Number 1 company in the biotech/pharmaceutical category of FORTUNE’s 2021 100 Best Companies to Work For®;

•

Continued to support diversity, equity and inclusion initiatives, including launching a sponsorship program focused on mid-career, high achieving Black or Hispanic talent; conducted multiple diverse employee events as part of our RiSE program designed to further embed inclusion, diversity, equity and allyship at all levels of the Company; achieved diversity and inclusion scores from our employee surveys above top-quartile benchmarks; and we continued to demonstrate gender and ethnicity pay equity in a second study conducted in 2021 by Aon, after dramatic growth in our workforce in the ensuing period since the first study in 2019; and

•

Established additional key leadership development programs, launching our Enterprise Leadership, Management Development and Aspiring Leaders programs; held our first Global Leadership Summit and achieved a voluntary turnover below the industry average.

The Compensation Committee considered the culture and compliance goal to be achieved at 200 percent.

•	Research and Development and Technical Operations Milestones (10%)

•	Initiated our TEPEZZA clinical trial for chronic thyroid eye disease (TED);

•	Advanced our clinical program evaluating use of subcutaneous delivery options for TEPEZZA;

•	Announced positive data for our KRYSTEXXA MIRROR registrational immunomodulation trial and prepared a supplemental biologics application license to expand the KRYSTEXXA label;

•	Initiated our HZN-825 diffuse cutaneous systemic sclerosis clinical trial;

•	Began enrollment of our KRYSTEXXA monthly dosing and retreatment trials;

•	Received FDA approval to manufacture TEPEZZA at a second drug product manufacturer, part of the strategy we adopted early in 2020 to support TEPEZZA supply; and

•	Acquired a drug product manufacturing facility in Waterford, Ireland, to support growth of our on-market and development-stage biologics.

In addition, in 2021 we expanded our pipeline with the addition of five new clinical programs and announced positive data for our KRYSTEXXA PROTECT trial.

The Compensation Committee considered the research and development and technical operations milestones goal to be achieved at 180 percent.

•	Business Development (10%)

•

Acquired Viela Bio in March 2021, significantly expanding our pipeline with Viela’s deep, mid-stage biologics pipeline; expanding our commercial portfolio with UPLIZNA, a recently approved on-market biologic medicine, and enhancing our R&D capabilities with Viela’s experienced R&D team; and

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•	Entered into two global collaboration and license agreements for novel therapeutic programs, one as a potential treatment for gout and the other for immunology-focused targets.

The Compensation Committee considered the business development goal to be achieved at 180 percent.

•	Integration, Strategy and Financing Initiatives (10%)

•	Successfully completed the integration of Viela Bio;

•	Successfully financed the Viela acquisition with low-cost debt while achieving our overall leverage target by the end of the third quarter of 2021; and

•	Developed and began implementing our strategy to build a global commercial infrastructure and operating model, including hiring key personnel.

The Compensation Committee considered the integration, strategy and financing goal to be achieved at 200 percent.

In summary, the results in 2021 for each strategic goal were as follows:

Strategic Goal (40% Weighting)	2021 Performance
	Percentage of Target Bonus	% Achieved	% of Total (Target x % Achieved)
Culture and Compliance	10%	200%	20%
R&D and Technical Operations Milestones	10%	180%	18%
Business Development	10%	180%	18%
Integration, Strategy and Financing	10%	200%	20%
Aggregate Strategic Performance Achieved:			76%

Annual Bonus Plan Total Achievement – 2021 Determined Cash Bonus Awards

With the achievement percentage for the financial goals of 120 percent and the achievement percentage for the strategic goals of 76 percent, the total achievement percentage for both the financial and strategic goals was 196 percent.

The Compensation Committee determined that a payout at the 196 percent level was appropriate as the result of the outstanding financial performance in 2021 with year-over-year net sales growth of 47 percent and adjusted EBITDA growth of 33 percent, exceeding the maximum goals for both net sales and internal adjusted EBITDA, while managing through the continued COVID-19 pandemic, effectively managing the resupply of TEPEZZA following the supply disruption caused by government-mandated COVID-19 vaccine production orders, and successfully integrating Viela into Horizon.

Based on the above described review, deliberation and determination by the Compensation Committee of achievement of the corporate financial and strategic objectives, the Compensation Committee approved cash bonus awards for our NEOs as follows, which were paid in March 2022:

Executive	2021 Target Bonus Opportunity	Total % of Target Bonus Earned	2021 Earned Annual Bonus
Timothy P. Walbert	$1,364,777	196%	$2,674,963
Paul W. Hoelscher	$390,561	196%	$765,500
Andy Pasternak	$415,494	196%	$814,368
Jeffrey W. Sherman, M.D., FACP	$359,420	196%	$704,463
Barry J. Moze	$390,615	196%	$765,605
Brian K. Beeler	$276,527	196%	$541,993

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Long-Term Incentives

Our Compensation Committee believes in a strong pay-for-performance program and culture that encourages a long-term focus from the executive officers and aligns their interests with those of our shareholders. To achieve this, the Compensation Committee utilizes two vehicles for our long-term awards:

•	Time-based equity awards: RSUs

•	Performance-based equity awards: PSUs

2021 Long-Term Incentive Grants

We have adopted a regular, annual long-term incentive grant schedule awarding equity awards in the form of RSUs and PSUs to our executive officers. To further align the interests of our executive officers with those of our shareholders, we award a higher percentage of performance-based equity compensation than the majority of our industry peers. In addition, our performance-based equity compensation is aligned with all of our stated compensation objectives, including the linking of executive pay with performance. Further, we believe that annual grant cycles allow us to more easily manage shareholder dilution and burn rate, while still providing market-competitive incentive opportunities.

We believe these equity grants align the interests of our executive officers and shareholders in two ways:

•	a large portion of the equity grants vest contingent on performance and have a continued service requirement; and

•	RSU and PSU grants have a one-year holding period after any vested shares are issued.

As part of our annual long-term incentive plan, we awarded our NEOs an equal mix of PSUs and time-vested RSUs on January 4, 2021. The components of the long-term incentive plan were as follows:

2021 Long-Term Incentive Components
	PSUs	RSUs

Performance Criteria/Period	• 3-year Relative TSR (50%) (2021-2023) • Technical Operations Goals over a 3-year period (25%) (2021-2023) • R&D and Business Development Goals over a 2-year period (25%) (2021-2022)	N/A

Maximum Award	Relative TSR PSUs: • 200% of target award(1) Technical Operations PSUs: • 200% of target award R&D and Business Development PSUs: • 200% of target award	N/A

Service Vesting Period

Relative TSR PSUs:

•   At the end of the 2021-2023
performance period

Technical Operations PSUs:

•   At the end of the 2021-2023
performance period

R&D and Business Development PSUs:

•   2/3 vest on January 5, 2023

•   1/3 vest on January 5, 2024

Vest one-third annually over 3 years

Post-Issuance Holding Period	1 year	1 year

(1)	If our absolute TSR is negative for the three-year period of 2021 to 2023, the maximum award is 100% of target award.

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Our NEOs received RSU and PSU grants in January 2021 for the following share amounts:

Executive	Time-Vested RSUs	Performance-Based PSUs
Timothy P. Walbert	104,785	104,785
Paul W. Hoelscher	34,928	34,928
Andy Pasternak	34,928	34,928
Jeffrey W. Sherman, M.D., FACP(1)	27,942	27,943
Barry J. Moze(1)	27,942	27,943
Brian K. Beeler(1)	24,449	24,450

(1)	The performance-based PSUs were rounded such that the combined total equity award properly reflects the aggregate amount approved by the Board.

Time-Vested RSUs

The time-vested RSUs are generally subject to three-year annual vesting over the service period beginning on January 5, 2021 and ending on January 5, 2024.

Pursuant to the agreement we entered into with Mr. Moze in connection with his retirement in January 2022, Mr. Moze’s time-vested RSUs will continue to vest as if his employment had continued during the vesting period. Pursuant to Mr. Beeler’s amended employment agreement and in exchange for a release of claims and a non-competition agreement in connection with the termination of his employment in January 2022, Mr. Beeler’s time-vested RSUs will become vested as if his employment had continued through January 6, 2023.

Performance-Based PSUs

Overall, the performance-based PSUs use three long-term performance metrics: the first component is tied to relative TSR over a three-year period; the second component is tied to the number of pre-determined technical operations and manufacturing goals achieved over a three-year period and the third component is tied to the number of pre-determined R&D and business development goals achieved over a two-year period. The Compensation Committee’s decision to include all longer-term (two- or three-year) metrics in the PSU award design was made in line with shareholder feedback and to avoid potential duplication of the performance goals for our annual bonus plan.

The performance-based PSUs consist of a grant based on the achievement of specific relative TSR goals (Relative TSR PSUs) and the number of pre-determined technical operations and manufacturing goals (Technical Operations PSUs) and R&D and business development goals (R&D and Business Development PSUs) that are achieved during the applicable performance period.

The performance-based PSUs are determined by the following criteria:

•	Relative TSR (50%): Our relative TSR performance over a three-year period ending December 31, 2023, as measured against the components of NBI

•

Technical Operations (25%): Successful achievement securing additional drug product supply through additional sites with existing suppliers as well as the addition of alternative suppliers, which is critical to executing our current and future strategy, during the three-year period ending December 31, 2023

•

R&D and Business Development (25%): The addition of new clinical-stage programs, whether internally generated or through programs externally generated by business development, achieved during the two-year period ending December 31, 2022

How Did We Do?

2021 PSUs

Determination of the attainment level of the Relative TSR PSUs will be made following the three-year performance period ending December 31, 2023. Determination of the attainment level of the Technical Operations PSUs will be made following the three-year performance period ending December 31, 2023. Determination of the attainment level of the R&D and Business Development PSUs will be made following the two-year performance period ending December 31, 2022.

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2020 KRYSTEXXA PSUs

We granted performance-based PSUs tied to the net sales of KRYSTEXXA (KRYSTEXXA PSUs) in January 2020. A one-year performance period was set for the KRYSTEXXA PSUs, with eligibility to vest in three equal installments on January 1, 2021, January 1, 2022 and January 1, 2023. As previously described in the proxy statement for our 2021 Annual General Meeting of Shareholders under the heading “COVID-19 Related Modification of KRYSTEXXA PSUs”, in July 2020, in order to adjust for the unanticipated impact of the COVID-19 pandemic on the executive team’s ability to achieve the KRYSTEXXA PSUs performance goal for the 2020 calendar year, the Compensation Committee approved an extension of the performance period for the KRYSTEXXA PSUs by an additional six months to June 30, 2021, and extended the vesting to vest in three equal installments on July 1, 2021, January 1, 2022 and January 1, 2023. In addition, in light of the extended performance period and its potential benefit to the executive team, the Compensation Committee also determined to reduce the maximum performance payout level for the KRYSTEXXA PSUs from 200 percent to 150 percent of the target award. The 18-month performance period ended on June 30, 2021.

Net Sales PSU Performance Goals ($ millions)

Multiplier	0%		50%	100%	125%	150%	200%
KRYSTEXXA	<$	400	$400	$415	$450	$500	N/A

In July 2021, the Compensation Committee determined that, during the performance period, our KRYSTEXXA net sales were $642.9 million, which exceeded the maximum performance target of $500 million. The eligible executives therefore each vested in the number of KRYSTEXXA PSUs set forth in the table below, which represents 150 percent (the maximum payout percentage) of their target number of KRYSTEXXA PSUs:

Executive	KRYSTEXXA PSUs (Target Number)	Determined KRYSTEXXA PSUs
Timothy P. Walbert	69,667	104,501
Paul W. Hoelscher	17,417	26,126
Andy Pasternak	17,417	26,126
Jeffrey W. Sherman, M.D., FACP	14,514	21,771
Barry J. Moze	14,514	21,771
Brian K. Beeler	11,612	17,418

2020 TEPEZZA PSUs

We granted performance-based PSUs tied to the net sales of TEPEZZA (TEPEZZA PSUs) in January 2020. The criteria for achievement of the TEPEZZA PSUs was the highest quarterly net sales amount for TEPEZZA during the two-year period ending December 31, 2021 (2020-2021), with a maximum performance goal of 200 percent, or quarterly net sales of $120 million.

Net Sales PSU Performance Goals ($ millions)

Multiplier	0%		50%	100%	125%	150%	200%
TEPEZZA (Highest Quarter)	<$	40	$40	$60	$80	$100	$120

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In February 2021, the Compensation Committee determined that our TEPEZZA net sales in the second quarter of 2020 were $165.9 million, which exceeded the maximum performance target of $120 million. The eligible executives therefore each vested in the number of TEPEZZA PSUs set forth in the table below, which represents 200 percent (the maximum payout percentage) of their target number of TEPEZZA PSUs:

Executive	TEPEZZA PSUs (Target Number)	Determined TEPEZZA PSUs
Timothy P. Walbert	34,833	69,666
Paul W. Hoelscher	8,708	17,416
Andy Pasternak	8,708	17,416
Jeffrey W. Sherman, M.D., FACP	7,526	14,512
Barry J. Moze	7,526	14,512
Brian K. Beeler	5,805	11,610

Two-thirds of the determined TEPEZZA PSUs vested on January 5, 2022 and one-third will vest on January 5, 2023, subject to the executive’s continued service through each vesting date.

2019 Relative TSR PSUs

In 2019, we granted three-year TSR PSUs relative to the TSR of the components of the NBI over the performance period from January 1, 2019 to December 31, 2021. Mr. Pasternak did not receive a TSR PSU because he joined the company in September 2019, after the awards were granted. The number of 2019 Relative TSR PSUs that an executive was eligible to earn was determined as follows, with linear interpolation between performance levels:

2019 3-Year TSR PSU Payout as a Percent of the Target (50th Percentile)

Percentile Rank	<25th	25th	50th	60th	75th	≥90th
Percentage Payout	0%	50%	100%	125%	150%	200%

In January 2022, the Compensation Committee determined that, at the end of the three-year performance period, Horizon’s absolute TSR was 451.5 percent, which was determined to be at the 98.8th percentile of the NBI components for the performance period. The eligible executives therefore each vested in the number of 2019 Relative TSR PSUs set forth in the table below, which represents 200 percent (the maximum payout percentage) of their target number of 2019 Relative TSR PSUs:

Executive	Relative TSR PSUs (Target Number)	Relative TSR PSUs (Vested Number)
Timothy P. Walbert	52,232	104,464
Paul W. Hoelscher	16,184	32,368
Barry J. Moze	16,184	32,368
Jeffrey W. Sherman, M.D., FACP	11,034	22,068
Brian K. Beeler	11,034	22,068

Additional Compensation Policies and Practices

Executive Share Ownership Guidelines

We have share ownership guidelines that establish the following minimum ownership levels within five years of the adoption of the guidelines (or within five years of the date an executive officer first becomes subject to them):

Position	Guideline
CEO	5x base salary
Executive Officers	2x base salary

Individual ownership interest versus the guidelines is reviewed annually using an average share price for a calendar quarter prior to the review date. Shares that count toward satisfaction of these guidelines include: shares owned outright by the individual

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(including stock units that have vested but not yet settled); shares retained after an option exercise or issuance under another type of equity award granted under our equity incentive plans; shares retained after purchase under our Employee Share Purchase Plan; shares subject to RSUs that have not vested and shares held in trust for the benefit of the individual or his/her spouse. Any unvested PSUs and unexercised stock options, whether vested or unvested, are not counted toward satisfaction of these ownership guidelines.

All of our executive officers subject to the share ownership guidelines met the guidelines as of March 31, 2021.

Holding Period Policy

Any shares issued in settlement of a RSU or PSU award granted to any executive officers on or after January 5, 2018 are subject to a minimum holding period of one year before the shares may be sold or transferred. RSU and PSU awards granted to Dr. Sherman prior to his becoming an executive officer in February 2020 are not subject to the one-year holding period requirement.

Hedging and Pledging Policies

Our Insider Trading Policy prohibits our executive officers, other employees, non-employee directors and consultants from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our ordinary shares at any time. In addition, no officer, director, other employee or consultant of Horizon may margin or pledge, or make any offer to margin or pledge, any of our ordinary shares, including without limitation, borrowing against the value of such ordinary shares, at any time.

Clawback Policy

As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002. Additionally, in January 2018 the Compensation Committee approved our Incentive Compensation Recoupment Policy, which provides for recoupment of certain compensation paid to executive officers of the Company under certain circumstances involving material financial restatements. Any cash and equity incentive compensation that is paid, awarded or vested based on the achievement of reported financial results and that is approved, granted or awarded on or after January 5, 2018 is subject to potential recoupment in accordance with the terms of the Incentive Compensation Recoupment Policy, including but not limited to any compensation approved, granted or awarded under our annual cash bonus plan and PSUs under our long-term incentive plan.

Timing of Equity Awards

Grants of equity awards to our executive officers are generally determined and approved at our pre-scheduled quarterly Compensation Committee meetings whenever practicable. However, the Compensation Committee may otherwise approve the grant of equity awards in advance of its next scheduled meeting in connection with a new hire, promotion, and other circumstances where the Compensation Committee deems it appropriate to make such grants. Starting in 2018, our equity program has included performance vesting metrics for a performance period that begins in January. Given that, since 2018 our process has been to approve the final grants for our equity program at a special meeting of the Compensation Committee in January. We expect to continue having a significant portion of our executive officer equity compensation be performance based and believe it is likely that future-year grants will be approved at special Compensation Committee meetings in January.

To the extent we grant stock options, the exercise price would not be less than the closing price of our ordinary shares on Nasdaq on the grant date. It is our policy not to purposely accelerate or delay the public release of material information in consideration of a pending equity grant to allow the grantee to benefit from a more favorable exercise price. We recognize that a release of information by the Company in close proximity to an equity grant may appear to be an effort to time the announcement to a grantee’s benefit (even if no such benefit was intended). Accordingly, it is our policy that our management team makes a good faith effort to advise the Compensation Committee whenever it is aware that material non-public information is planned to be released to the public in close proximity to the grant of equity awards.

Accounting and Section 162(m) Tax Considerations

We account for share-based awards exchanged for employee services in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation — Stock Compensation (ASC Topic 718). Assumptions used in the calculation of these awards are included in Note 18 – “Share-Based and Long-Term Incentive Plans” in the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the NEOs.

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Under Section 162(m) of the Internal Revenue Code (Section 162(m)), compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible unless it qualifies as “performance-based compensation” under Section 162(m) and is paid pursuant to a written binding contract which was in effect on November 2, 2017 and which is not modified in any material respect on or after such date.

Compensation paid to each of our “covered employees” in excess of $1 million per taxable year generally will not be deductible unless it qualifies for the performance-based compensation exception under Section 162(m) pursuant to the transition relief described above. Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m), as well as other factors beyond the control of the Compensation Committee, no assurance can be given that any compensation paid by Horizon will be eligible for such transition relief and be deductible by us in the future. Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of our executive compensation program and the best interests of Horizon and its shareholders, which may include providing for compensation that is not deductible by Horizon due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with our business needs.

Severance and Change-in-Control Benefits Summary

Our NEOs are provided with certain severance benefits in order to assist us in recruiting and retaining talented individuals and align the executives’ interests with the best interests of the shareholders. We believe these severance benefits are consistent with those provided by our peer group and are an essential element of our overall executive compensation package due to the competitive market for executive talent in our industry. The Compensation Committee believes that the severance benefits are an important element of the NEOs’ retention and motivation and that the benefits of such severance rights agreements, including generally requiring a release of claims against us and entering into a non-competition agreement as a condition to receiving any severance benefits, are in our best interests. Enhanced severance benefits are provided for a qualifying termination that occurs in connection with a change in control because the severance benefits are also intended to eliminate, or at least reduce, the reluctance of our executive officers to diligently consider and pursue potential change-in-control transactions that may be in the best interests of our shareholders.

A description of the severance benefits provided under our executive officer employment agreements is provided below under the heading “Potential Payments Upon Termination or Change in Control.”

Barry J. Moze Retirement Benefits

Barry J. Moze, our former executive vice president, chief administrative officer, notified us in April 2021 of his intent to retire in January 2022 and retired effective January 6, 2022. In consideration of Mr. Moze remaining with us until January to support a smooth transition and in exchange for a release of claims, we agreed to provide benefits to Mr. Moze consisting of (i) continued health benefits for 18 months, (ii) an amendment to his existing stock options to extend the exercise period through the term of the options and (iii) vesting of his previously granted RSUs and PSUs (contingent upon meeting the pre-established performance metrics) as if his employment had continued through the applicable performance and vesting periods of such awards. Mr. Moze’s planned retirement and the benefits we agreed to provide him were disclosed in a Current Report on Form 8-K we filed on May 5, 2021.

Brian K. Beeler Separation Benefits

Employment of Brian K. Beeler, our former executive vice president, general counsel, terminated effective January 6, 2022. The decision to terminate Mr. Beeler was made in October 2021 and Mr. Beeler agreed to remain with us until early January 2022 in order to support a smooth transition. Pursuant to his employment agreement, Mr. Beeler was entitled to receive (i) continued base salary payments for 12 months, (ii) continued health benefits for 12 months and (iii) vesting of his previously granted RSUs as if his employment had continued through January 6, 2023. In addition, pursuant to the agreement we entered into with Mr. Beeler in connection with the termination of his employment and in exchange for a release of claims, a non-competition agreement and his agreement to remain with us until early January 2022 to support a smooth transition, we agreed to provide additional separation benefits to Mr. Beeler consisting of (i) the extension of his continued health benefits from 12 months to 18 months and (ii) vesting of his previously-granted PSUs (contingent upon meeting the pre-established performance metrics) as if his employment had continued through January 6, 2023.

Deferred Compensation Plan

All of our executive officers are eligible to participate in our non-qualified Deferred Compensation Plan, which allows the participants to defer receipt of their compensation and recognition of associated income taxes without being subject to the deferral contribution limits of our 401(k) Plan, which provides additional tax and financial planning flexibility. Our policy is to

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match Deferred Compensation Plan deferrals under the same matching contribution formula that we apply to our 401(k) Plan. Accordingly, the matching contribution formula for our Deferred Compensation Plan is 100 percent of the first 6 percent of salary deferrals, which is the same “safe harbor” matching contribution formula that applies to our 401(k) Plan. Matching contributions to our Deferred Compensation Plan are immediately fully vested contingent upon completion of one year of employment in order to closely align to the vesting schedule of our safe harbor matching contributions to our 401(k) Plan, which are immediately fully vested when made. A description of our Deferred Compensation Plan is provided below under the heading “Nonqualified Deferred Compensation.”

Other Benefits

All of our executive officers are eligible to receive our standard employee benefits, such as participation in our 401(k) Plan, medical, dental, vision coverage, short-term disability insurance, long-term disability insurance, group life insurance, retiree medical benefits, paid time off, holiday, and the Employee Share Purchase Plan, in each case on the same basis as our other employees. Our Paid-Time-Off Policy for employees generally allows no more than 40 paid-time-off hours to be carried over to the following year, except in cases where a carry-over limit is not legally permitted.

We reimburse our executive officers for any travel expenses and related tax gross ups they incur in connection with any business-related travel which does not meet the strict eligibility requirements to be treated as a non-taxable business expense reimbursement in accordance with applicable tax guidelines. We believe that the cost of providing these benefits is reasonable in light of the benefit to our business of having our executive officers more focused on attaining our business objectives in connection with any business-related travel. We also reimburse our executive officers up to $15,000 of personal financial planning services incurred annually and related tax gross ups. We believe that financial planning by experts reduces the time our executives spend on that topic and assists our executives in making the most of the financial rewards provided by the Company. We also cover costs related to comprehensive annual executive physical health examinations for our executives. We believe the cost of providing these health examinations is reasonable in light of the benefit to our business of facilitating the health of our executives.

Our security team regularly evaluates the level of security appropriate for our senior executives, specifically our CEO and CFO, taking into account their public profile and the critical role they play in our organization. As a result of these assessments, and based on our security team’s recommendation, our Board of Directors requires that our CEO use the aircraft we fractionally own through a third-party operator for all business and personal travel. Personal use of such aircraft by other executives is permitted only in limited circumstances and requires CEO approval. Additionally, based upon the recommendation of our security team and approval by our Board of Directors, beginning in March 2022, our CEO is also provided with a car and driver to ensure his individual safety and security. Based on ongoing analyses of security, use of a car and driver may also be provided to a select number of other executives from time to time. Lastly, beginning in 2022, reimbursement for the installation and maintenance of residential security systems is provided to our CEO, CFO and potentially other senior executives when deemed appropriate by our security team. We consider these security measures to be reasonable and appropriate expenses for the benefit of Horizon and not a personal benefit to our executives. However, in accordance with SEC disclosure rules, the aggregate incremental cost of these services is reported in the “Summary Compensation Table.”

The Compensation Committee periodically reviews the levels of benefits provided to executive officers to ensure they remain reasonable and consistent with its compensation philosophy.

Compensation Committee Report

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the management of the Company. Based on this review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

This report has been furnished by the members of the Compensation Committee:

Susan Mahony, Ph.D., Chair

William F. Daniel

Jeff Himawan, Ph.D.

Gino Santini

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation earned during the years ended December 31, 2021, 2020 and 2019 by our named executive officers (NEOs).

Name and Principal Position	Year	Salary	Bonus		Total Stock Awards(1)(2)(3)		Option Awards(4)	Non-Equity Incentive Plan(5)	All Other Compensation(6)	Total

Timothy P. Walbert	2021	$1,186,561	$—		$15,818,363		$—	$4,174,963	$173,571	$21,353,458
Chairman, President and	2020	$1,146,542	$—		$16,149,668		$—	$4,137,046	$199,548	$21,632,803
Chief Executive Officer	2019	$1,108,700	$—		$9,139,117		$—	$3,398,483	$226,871	$13,873,172

Paul W. Hoelscher	2021	$650,653	$—		$5,272,731		$—	$1,215,500	$204,773	$7,343,656
Executive Vice President,	2020	$600,569	$—		$4,037,409		$—	$1,170,683	$106,485	$5,915,146
Chief Financial Officer	2019	$580,748	$—		$2,773,866		$—	$968,840	$120,135	$4,443,588

Andy Pasternak(7)	2021	$692,372	$—		$5,272,731		$—	$814,368	$167,855	$6,947,326
Executive Vice President,	2020	$669,021	$250,000	(8)	$4,037,409		$—	$802,825	$66,872	$5,826,126
Chief Strategy Officer	2019	$108,333	$500,000	(10)	$1,099,974	(9)	$1,099,996	$97,050	$19,188	$2,924,542

Jeffrey W. Sherman, M.D., FACP	2021	$598,931	$—		$4,218,190		$—	$891,963	$155,299	$5,864,383
Executive Vice President,	2020	$578,731	$—		$3,708,048		$—	$881,977	$92,545	$5,261,300
Chief Medical Officer	2019	$559,630	$—		$2,226,172		$—	$687,473	$95,222	$3,568,497

Barry J. Moze(11)	2021	$650,913	$—		$8,431,748		$226,095	$1,015,605	$145,044	$10,469,404
Former Executive Vice President,	2020	$628,960	$—		$3,364,507		$—	$1,004,752	$75,659	$5,073,877
Chief Administrative Officer	2019	$608,201	$—		$3,202,198		$—	$793,367	$58,744	$4,662,510

Brian K. Beeler(12)	2021	$552,960	$—		$6,496,096		$—	$841,993	$123,527	$8,014,576
Former Executive Vice President,	2020	$534,261	$—		$2,310,746		$—	$834,310	$75,519	$3,754,837
General Counsel	2019	$516,600	$—		$1,917,066		$—	$684,665	$103,722	$3,222,053

(1)

Amounts shown in this column do not reflect actual compensation received by our NEOs. The amounts reflect the grant date fair value of the awards and are calculated in accordance with the provisions of ASC Topic 718. Assumptions used in the calculation of these awards are included in Note 18 –“Share-Based and Long-Term Incentive Plans” in the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the NEOs. The amounts shown in this column include RSUs and PSUs granted in 2019, 2020 and 2021. For further information regarding such equity awards, please see the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at December 31, 2021” tables and related footnotes below and “2021 Long-Term Incentive Grants” in our “Compensation Discussion and Analysis” above. Values for the performance-based Strategic/TSR PSUs in the table above reflect values less than the maximum potential value of the awards. For Mr. Moze, the amount shown for 2021 also includes the incremental fair value associated with the modification of his previously granted RSUs and PSUs to provide for vesting of such awards as if his employment had continued through the applicable performance and vesting periods of such awards, which was provided to Mr. Moze in connection with his retirement as described in our “Compensation Discussion and Analysis” above. For Mr. Beeler, the amount shown for 2021 also includes the incremental fair value associated with the modification of his previously granted PSUs to provide for vesting of such awards as if his employment had continued through January 6, 2023, which was provided to Mr. Beeler in connection with his additional separation benefits as described in “Compensation Discussion and Analysis” above.

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(2)	The table below presents the aggregate grant date fair value of the stock awards for the periods presented assuming achievement at the maximum level for any performance-based vesting stock awards:

Name and Principal Position	Year	RSU Awards	PSU Awards at Maximum Level	Total Stock Awards at Maximum Level

Timothy P. Walbert	2021	$6,901,140	$12,367,760	$19,268,900
Chairman, President and	2020	$5,712,612	$12,573,289	$18,285,901
Chief Executive Officer	2019	$3,549,981	$9,593,013	$13,142,994

Paul W. Hoelscher	2021	$2,300,358	$4,122,552	$6,422,910
Executive Vice President,	2020	$1,428,145	$3,143,293	$4,571,438
Chief Financial Officer	2019	$1,100,000	$2,914,505	$4,014,504

Andy Pasternak	2021	$2,300,358	$4,122,552	$6,422,910
Executive Vice President,	2020	$1,428,145	$3,143,293	$4,571,438
Chief Strategy Officer	2019	$1,099,974	$—	$1,099,974

Jeffrey W. Sherman, M.D., FACP	2021	$1,840,260	$3,298,126	$5,138,386
Executive Vice President,	2020	$1,309,852	$2,888,090	$4,197,942
Chief Medical Officer	2019	$749,985	$2,163,428	$2,913,413

Barry J. Moze (a)	2021	$2,858,515	$6,636,012	$9,494,527
Former Executive Vice President,	2020	$1,190,115	$2,619,440	$3,809,555
Chief Administrative Officer	2019	$1,507,800	$2,935,037	$4,442,836

Brian K. Beeler (b)	2021	$1,610,211	$5,691,090	$7,301,301
Former Executive Vice President,	2020	$952,086	$2,266,073	$3,218,159
General Counsel	2019	$749,985	$1,692,083	$2,442,068

(a)

The amounts shown for 2021 also include the incremental fair value associated with the modification of Mr. Moze’s previously granted RSUs and PSUs to provide for vesting of such awards as if his employment had continued through the applicable performance and vesting periods of such awards, which was provided to Mr. Moze in connection with his retirement as described in our “Compensation Discussion and Analysis” above.

(b)

The amounts shown for 2021 also include the incremental fair value associated with the modification of Mr. Beeler’s previously granted PSUs to provide for vesting of such awards as if his employment had continued through January 6, 2023, which was provided to Mr. Beeler in connection with his additional separation benefits as described in our “Compensation Discussion and Analysis” above.

(3)

As discussed in more detail in “2021 Long-Term Incentive Grants” in our “Compensation Discussion and Analysis” above, and in the “Narrative Disclosure to Summary Compensation Table” and “Grants of Plan-Based Awards Table” below, the 2020 KRYSTEXXA PSUs were modified in July 2020. Under SEC reporting requirements, we are required to include in the “Stock Awards” column for our NEOs for 2020 the fair value of these PSUs on the original grant date, plus the incremental fair value of any of those same awards that were modified as of the modification date.

(4)

For Mr. Pasternak, the amount shown in this column represents an option to purchase 69,752 ordinary shares granted to Mr. Pasternak in connection with his commencement of employment with us in November 2019 pursuant to the terms of his employment agreement. For Mr. Moze, the amount shown in this column represents the incremental fair value associated with the modification of his existing stock options to extend the exercise period through the term of such options, which was provided to Mr. Moze in connection with his retirement as described in our “Compensation Discussion and Analysis” above. For further information, please see the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at December 31, 2021” tables and related footnotes below.

(5)

As applicable, reflects performance incentives for fiscal years 2021, 2020 and 2019 that were earned and paid in March 2022, March 2021 and March 2020, respectively, pursuant to our annual bonus plan in effect for such fiscal year. For further information please see the “Compensation Discussion and Analysis” above. Amounts in 2021, 2020 and 2019 include the following amounts earned under our 2018 cash incentive plan (2018 CIP), which were earned and paid to certain of our NEOs in each of January 2021, 2020 and 2019: $1,500,000 paid to Mr. Walbert, $450,000 paid to Mr. Hoelscher, $187,500 paid to Dr. Sherman, $250,000 paid to Mr. Moze, and $300,000 paid to Mr. Beeler.

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(6)	Amounts shown in this column include the following items:

	Year	Life Insurance Benefits Imputed Income and Additional Exec Coverage(a)	401(k) Matching Contributions	Deferred Compensation Plan Matching Contributions	Financial Planning/ Legal Fee Reimbursements (including tax gross up)	Personal Travel Expenses(b)	Total

Timothy P. Walbert	2021	$13,091	$17,400	$71,194	$26,930	$44,957	$173,571
	2020	$16,533	$11,400	$121,797	$26,930	$22,888	$199,548
	2019	$6,005	$11,200	$125,399	$26,930	$57,337	$226,871

Paul W. Hoelscher	2021	$18,092	$17,400	$82,280	$26,930	$60,070	$204,773
	2020	$17,094	$11,400	$44,774	$26,930	$6,287	$106,485
	2019	$6,048	$11,200	$45,379	$20,653	$36,855	$120,135

Andy Pasternak	2021	$14,573	$17,400	$89,712	$17,953	$28,217	$167,855
	2020	$438	$11,400	$26,758	$27,554	$721	$66,872
	2019	$57	$—	$—	$19,132	$—	$19,188

Jeffrey W. Sherman, M.D., FACP	2021	$21,977	$17,400	$70,660	$17,953	$27,308	$155,299
	2020	$19,130	$11,400	$43,146	$17,953	$915	$92,545
	2019	$3,842	$11,200	$39,178	$17,953	$23,048	$95,222

Barry J. Moze	2021	$23,921	$17,400	$76,792	$26,930	$—	$145,044
	2020	$20,233	$11,400	$25,156	$17,953	$916	$75,659
	2019	$7,855	$8,148	$—	$17,953	$24,788	$58,744

Brian K. Beeler	2021	$13,092	$17,400	$59,893	$26,930	$6,212	$123,527
	2020	$8,039	$8,550	$36,757	$21,257	$916	$75,519
	2019	$4,143	$8,400	$37,012	$17,953	$36,214	$103,722

(a)	Represents life insurance benefits imputed income, executive disability insurance premiums and annual executive physical health examination.

(b)

Represents travel and/or other miscellaneous expenses and related tax gross ups which do not meet the strict eligibility requirements to be treated as a non-taxable business expense reimbursement in accordance with applicable tax guidelines. The reported amount also includes $24,865 for Mr. Walbert, $29,377 for Mr. Hoelscher and $18,515 for Mr. Pasternak for certain personal use of the aircraft we fractionally own through a third-party operator, with such amount representing the aggregate incremental cost to Horizon, less any reimbursements by the executives. This cost is calculated based on the applicable hourly rate charged to us by the third-party operator. As part of its assessment of executive security, in 2021, our Board of Directors implemented a policy that requires Mr. Walbert to use Company-provided private aircraft for all business and personal travel and permits other executive officers to use such aircraft for personal travel on a limited basis as discussed in “Other Benefits” in our “Compensation Discussion and Analysis” above.

(7)	Mr. Pasternak joined Horizon in November 2019.

(8)

Represents a sign-on bonus of $250,000 paid to Mr. Pasternak in November 2020 in connection with his commencement of employment with us in November 2019. Pursuant to the terms of his employment agreement, Mr. Pasternak received a sign-on bonus of $500,000 in November 2019 as well as the additional sign-on bonus of $250,000 in November 2020.

(9)

The amounts show in this column include an RSU award in respect of 37,262 ordinary shares granted to Mr. Pasternak in connection with his commencement of employment with us in November 2019 pursuant to the terms of his employment agreement. For further information regarding such equity award, please see the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at December 31, 2021” tables and related footnotes below.

(10)

Represents a sign-on bonus of $500,000 paid to Mr. Pasternak in November 2019 in connection with his commencement of employment. Pursuant to the terms of his employment agreement, Mr. Pasternak received the sign-on bonus of $500,000 in November 2019 and an additional sign-on bonus of $250,000 in November 2020.

(11)	Mr. Moze retired from Horizon on January 6, 2022.

(12)	Mr. Beeler’s employment terminated effective January 6, 2022.

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Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of non-equity incentive plan and equity incentive plan-based awards to our NEOs for 2021:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)				All Other Stock Awards: Number of Shares of Stock or Units		Grant Date Fair Value of Stock and Option Awards

Name	Award Type	Grant Date	Threshold	Target		Maximum	(#)		($)(1)
Timothy P. Walbert	Annual Cash	N/A	$1,177,120	$1,364,777	(2)	$2,729,554
	RSU	1/4/2021					104,785	(8)	$6,901,140
	PSU	1/4/2021					104,785	(9)	$8,917,223

Paul W. Hoelscher	Annual Cash	N/A	$292,921	$390,561	(3)	$781,122
	RSU	1/4/2021					34,928	(8)	$2,300,358
	PSU	1/4/2021					34,928	(9)	$2,972,373

Andy Pasternak	Annual Cash	N/A	$311,621	$415,494	(4)	$830,988
	RSU	1/4/2021					34,928	(8)	$2,300,358
	PSU	1/4/2021					34,928	(9)	$2,972,373

Jeffrey W. Sherman, M.D., FACP	Annual Cash	N/A	$269,565	$359,420	(5)	$718,840
	RSU	1/4/2021					27,942	(8)	$1,840,260
	PSU	1/4/2021					27,943	(9)	$2,377,930

Barry J. Moze	Annual Cash	N/A	$292,961	$390,615	(6)	$781,230
	RSU	1/4/2021					27,942	(8)	$1,840,260
	PSU	1/4/2021					27,943	(9)	$2,377,930
	Stock Option	9/12/2014					443		$97	(10)
	Stock Option	3/23/2015					237,481		$225,997	(10)
	RSU	1/3/2020					12,095		$646,720	(11)
	RSU	1/4/2021					18,628		$371,535	(11)
	PSU	1/4/2019					5,821		$350,890	(12)
	PSU	1/3/2020					24,943		$1,815,487	(12)
	PSU	1/4/2021					27,943		$1,028,925	(12)

Brian K. Beeler	Annual Cash	N/A	$207,395	$276,527	(7)	$553,054
	RSU	1/4/2021					24,449	(8)	$1,610,211
	PSU	1/4/2021					24,450	(9)	$2,080,657
	PSU	1/4/2019					4,120		$335,368	(13)
	PSU	1/3/2020					19,955		$2,131,225	(13)
	PSU	1/4/2021					4,077		$338,636	(13)

(1)

Amounts shown in this column do not reflect dollar amounts actually received by our NEOs. Instead, these amounts reflect the grant date fair value of such awards and are calculated in accordance with the provisions of ASC Topic 718. Assumptions used in the calculation of these amounts and further information on our stock options, RSUs, PSUs and cash long-term incentive plan are included in Note 18 –“Share-Based and Long-Term Incentive Plans” in the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. These amounts do not necessarily correspond to the actual value realized or that may be realized by the NEOs.

(2)

Mr. Walbert’s target bonus for 2021 was $1,364,778, or 115 percent of his base salary as of December 31, 2021, pro-rated for a salary change that took effect March 1, 2021. In February 2022, the Compensation Committee approved Mr. Walbert’s bonus in the amount of $2,674,963, or 196 percent of his target bonus, which was paid in March 2022.

(3)

Mr. Hoelscher’s target bonus for 2021 was $390,561, or 60 percent of his base salary as of December 31, 2021, pro-rated for a salary change that took effect March 1, 2021. In February 2022, the Compensation Committee approved Mr. Hoelscher’s bonus in the amount of $765,500, or 196 percent of his target bonus, which was paid in March 2022.

(4)

Mr. Pasternak’s target bonus for 2021 was $415,494, or 60 percent of his base salary as of December 31, 2021, pro-rated for a salary change that took effect March 1, 2021. In February 2022, the Compensation Committee approved Mr. Pasternak’s bonus in the amount of $814,368, or 196 percent of his target bonus, which was paid in March 2022.

(5)

Dr. Sherman’s target bonus for 2021 was $359,420, or 60 percent of his base salary as of December 31, 2021, pro-rated for a salary change that took effect March 1, 2021. In February 2022, the Compensation Committee approved Dr. Sherman’s bonus in the amount of $704,463, or 196 percent of his target bonus, which was paid in March 2022.

(6)

Mr. Moze’s target bonus for 2021 was $390,614, or 60 percent of his base salary as of December 31, 2021, pro-rated for a salary change that took effect March 1, 2021. In February 2022, the Compensation Committee approved Mr. Moze’s bonus in the amount of $765,605, or 196 percent of his target bonus, which was paid in March 2022.

(7)

Mr. Beeler’s target bonus for 2021 was $390,614, or 60 percent of his base salary as of December 31, 2021, pro-rated for a salary change that took effect March 1, 2021. In February 2022, the Compensation Committee approved Mr. Beeler’s bonus in the amount of $541,993, or 196 percent of his target bonus, which was paid in March 2022.

(8)	The RSUs vest in three equal annual installments on January 5, 2022, 2023 and 2024.
(9)

The PSU award is divided into three components. 25 percent of the award is determined by achieving certain technical operations goals during the three-year period ending December 31, 2023. 25 percent of the award is determined by achieving certain research and development goals during the two-year period ending December 31, 2022. The remaining 50 percent of the award is determined by our relative total shareholder return (TSR) performance over a three-year period ending December 31, 2023, as measured against the TSR of each company included in the Nasdaq Biotechnology Index (NBI) during such three-year period.

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(10)

Represents the incremental fair value associated with modification of previously granted stock options to provide for vesting of such awards as if Mr. Moze’s employment had continued through the applicable performance and vesting periods of such awards, which was provided to Mr. Moze in connection with his retirement as described in our “Compensation Discussion and Analysis” above.

(11)

Represents the incremental fair value associated with modification of previously granted RSUs to provide for vesting of such awards as if Mr. Moze’s employment had continued through the applicable performance and vesting periods of such awards, which was provided to Mr. Moze in connection with his retirement as described in our “Compensation Discussion and Analysis” above.

(12)

Represents the incremental fair value associated with modification of previously granted PSUs to provide for vesting of such awards (contingent upon meeting the pre-established performance metrics) as if Mr. Moze’s employment had continued through the applicable performance and vesting periods of such awards, which was provided to Mr. Moze in connection with his retirement as described in our “Compensation Discussion and Analysis” above.

(13)

Represents the incremental fair value associated with modification of previously granted PSUs to provide for vesting of such awards (contingent upon meeting the pre-established performance metrics) as if Mr. Beeler’s employment had continued through January 6, 2023, which was provided to Mr. Beeler in connection with his additional separation benefits as described in our “Compensation Discussion and Analysis” above.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements. Each of our NEOs has entered into a written employment agreement with us that provides for payment of base salary, target annual cash incentive compensation, eligibility for employee benefit programs and potential severance benefits. Following the retirement of Barry Moze and termination of Brian Beeler on January 6, 2022, each of Mr. Moze and Mr. Beeler ceased to be eligible for benefits under their respective employment agreements, except for the severance benefits described below. For further information regarding the base salaries, bonuses and incentive compensation payable to our NEOs and their eligibility for our employee benefit programs, please see our “Compensation Discussion and Analysis” above. For further information regarding the severance benefits provided under the employment agreements, please see “Potential Payments Upon Termination or Change in Control” below.

In connection with Mr. Moze’s retirement, in consideration of Mr. Moze remaining with us until January to support a smooth transition and in exchange for a release of claims in favor of the company, we agreed to provide benefits to Mr. Moze consisting of (i) continued health benefits for 18 months, (ii) an amendment to his existing stock options to extend the exercise period through the term of the options and (iii) vesting of his previously granted RSUs and PSUs (contingent upon meeting the pre-established performance metrics) as if his employment had continued through the applicable performance and vesting periods of such awards.

Pursuant to Mr. Beeler’s employment agreement, upon his termination of employment effective January 6, 2022, he was entitled to receive separation benefits of (i) continued base salary payments for 12 months, (ii) continued health benefits for 12 months and (iii) vesting of his previously granted RSUs as if his employment had continued through January 6, 2023. In addition, pursuant to the agreement we entered into with Mr. Beeler in connection with the termination of his employment and in exchange for a release of claims, the execution of a non-competition agreement and his agreement to remain with us until early January 2022 to support a smooth transition, we agreed to provide additional separation benefits to Mr. Beeler consisting of (i) extending his continued health benefits from 12 months to 18 months and (ii) vesting of his previously-granted PSUs (contingent upon meeting the pre-established performance metrics) as if his employment had continued through January 6, 2023.

Equity Awards. We have granted equity awards to our NEOs under our current and previous equity incentive plans. For further information regarding such equity awards, including the vesting schedules, please see the “Grants of Plan-Based Awards” table and related footnotes above and “2021 Long-Term Incentive Grants” in our Compensation Discussion and Analysis” above. The fair values reported for Dr. Sherman’s equity awards in the Summary Compensation Table for 2019 and 2020 reflect a higher per-share fair value upon grant than the equity awards for our other NEOs because Dr. Sherman was not an executive officer on the date of the grant and therefore was not subject to our one-year holding period policy for shares issued pursuant to executive officer RSU and PSU awards.

Option Repricings. Under the terms of our equity incentive plans, option repricing is not permitted without prior shareholder approval, and we did not reprice any outstanding equity awards during the year ended December 31, 2021 for our NEOs or other equity award holders.

Modifications to Equity Awards. In connection with Mr. Moze’s retirement and Mr. Beeler’s termination in January 2022, we modified certain of their previously granted equity awards to provide for vesting of such awards as if their employment had continued through a specified date (with respect to Mr. Beeler) or the applicable performance and vesting periods of such awards (with respect to Mr. Moze), as well as the continued ability to exercise vested stock options (with respect to Mr. Moze). For further information regarding these modifications, as well as other benefits provided to Messrs. Moze and Beeler in connection with their respective retirement and separation agreements, please see our “Compensation Discussion and Analysis” above. We did not make any other modifications to any of our NEOs’ outstanding equity awards during the year ended December 31, 2021.

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The aggregate incremental fair value resulting from the modifications to certain of Messrs. Moze and Beeler’s respective equity awards is below:

Executive Officer	Outstanding Stock Options Subject to Modification	RSUs Subject to Modification	PSUs Subject to Modification, at Target	Incremental Fair Value Due to Modification
Barry J. Moze	237,924	30,723	58,707	$4,439,652
Brian K. Beeler	—	—	28,152	$2,805,229

Salary and Annual Incentive Bonus Compared to Total Compensation. The ratio of salary and annual incentive bonus to total compensation in 2021 (each as set forth in the Summary Compensation Table above) is set forth below for each NEO.

Executive Officer	Ratio of Salary and Annual Incentive Bonus to Total Compensation(1)
Timothy P. Walbert	18.1%
Paul W. Hoelscher	19.3%
Andy Pasternak	21.7%
Jeffrey W. Sherman, M.D., FACP	22.2%
Barry J. Moze	13.5%
Brian K. Beeler	13.7%

(1)	The annual incentive bonus amounts used to determine the ratios below exclude amounts earned under our 2018 CIP

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Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act), and Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the annual total compensation of our principal executive officer to the total annual compensation of our median employee. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

The purpose of this disclosure is to provide a measure of the equitability of pay within Horizon. We believe our compensation philosophy and process yield an equitable result for all of our employees. During fiscal 2021, the principal executive officer of Horizon was our chairman, president and chief executive officer, Mr. Walbert.

For 2021:

•	The annual total compensation for Mr. Walbert was $21,353,458.

•	The annual total compensation for our median employee was $298,200.

•	This results in an estimated pay ratio of 72:1.

Consistent with our prior year pay ratio disclosure, to identify our median compensated employee for 2021 we estimated all employees’ compensation as of October 31, 2021 (the median employee determination date). For each employee, we aggregated: (a) base salary as of October 31, 2021, (b) the target bonus for 2021 and (c) the estimated accounting value of any equity awards granted during 2021; and we ranked this compensation measure for our employees from lowest to highest. Amounts paid in foreign currencies were converted to U.S. Dollars based on the average annual exchange rate as of the median employee determination date. This calculation was performed for all employees, except as identified below and excluding Mr. Walbert, whether employed on a full-time, part-time or seasonal basis.

For purposes of this disclosure, all Canadian employees, totaling five individuals, were excluded from the employee population pursuant to the de minimis exemption, which permits us to exclude foreign employees, up to 5 percent of our total employee population, on a whole-country basis. As of October 31, 2021, we had 1,628 U.S. employees (excluding our CEO) and 168 non-U.S. employees, irrespective of the de minimis exemption. Applying the de minimis exemption, the total number of U.S. employees totaled 1,628, and the number of non-U.S. employees totaled 163.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with the SEC rules and based on our internal records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for us reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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Outstanding Equity Awards at December 31, 2021

The following table sets forth certain information regarding outstanding stock options, RSUs and PSUs held by our NEOs on December 31, 2021.

		Option Awards					Stock Awards

Name	Award Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Stock that Has Not Vested ($)(1)	Number of Units of Stock that are Unearned and Have Not Vested (#)		Market Value of Unearned Stock that Has Not Vested ($)(1)
Timothy P. Walbert	3/23/2015	1,017,565	—		$22.14	3/22/2025
	5/6/2015	1,650,000	—		$28.53	5/5/2025
	1/4/2019						58,035	(2)	$6,253,852
	1/4/2019						68,768	(3)	$7,410,440	52,232	(4)	$5,628,520
	1/3/2020						116,110	(2)	$12,512,014
	1/3/2020						158,202	(5)	$17,047,848	52,249	(6)	$5,630,352
	1/4/2021						104,785	(2)	$11,291,632
	1/4/2021									104,785	(7)	$11,291,632

		2,667,565	—				505,900		$54,515,784	209,266		$22,550,504

Paul W. Hoelscher	6/27/2014	56,365	—		$15.96	6/26/2024
	3/23/2015	271,484	—		$22.14	3/22/2025
	1/4/2019						17,983	(2)	$1,937,848
	1/4/2019						20,361	(3)	$2,194,101	16,184	(4)	$1,743,988
	1/3/2020						29,028	(2)	$3,128,057
	1/3/2020						39,552	(5)	$4,262,124	13,062	(6)	$1,407,561
	1/4/2021						34,928	(2)	$3,763,841
	1/4/2021									34,928	(7)	$3,763,841

		327,849	—				141,852		$15,285,972	64,174		$6,915,390

Andy Pasternak	11/1/2019	—	23,251	(8)	$29.52	10/31/2029	12,421	(2)	$1,338,487
	1/3/2020						29,028	(2)	$3,128,057
	1/3/2020						39,552	(5)	$4,262,124	13,062	(6)	$1,407,561
	1/4/2021						34,928	(2)	$3,763,841
	1/4/2021									34,928	(7)	$3,763,841

		—	23,251				115,929		$12,492,509	47,990		$5,171,402

Jeffrey W. Sherman, M.D., FACP	3/23/2015	173,000	—		$22.14	3/22/2025
	1/4/2019						12,261	(2)	$1,321,245
	1/4/2019						15,587	(3)	$1,679,655	11,034	(4)	$1,189,024
	1/3/2020						24,190	(2)	$2,606,714
	1/3/2020						32,957	(5)	$3,551,446	10,886	(6)	$1,173,075
	1/4/2021						27,942	(2)	$3,011,030
	1/4/2021									27,943	(7)	$3,011,138

		173,000	—				112,937		$12,170,091	49,863		$5,373,237

Barry J. Moze(9)	3/23/2015	162,181	—		$22.14	3/22/2025
	1/4/2019						24,650	(2)	$2,656,284
	1/4/2019						20,828	(3)	$2,244,425	16,184	(4)	$1,743,988
	1/3/2020						24,190	(2)	$2,606,714
	1/3/2020						32,957	(5)	$3,551,446	10,886	(6)	$1,173,075
	1/4/2021						27,942	(2)	$3,011,030
	1/4/2021									27,943	(7)	$3,011,138

		162,181	—				130,567		$14,069,900	55,013		$5,928,201

Brian K. Beeler(10)	1/4/2019						12,261	(2)	$1,321,245
	1/4/2019						14,353	(3)	$1,546,679	11,034	(4)	$1,189,024
	1/3/2020						19,352	(2)	$2,085,372
	1/3/2020						26,366	(5)	$2,841,200	8,708	(6)	$938,374
	1/4/2021						24,449	(2)	$2,634,624
	1/4/2021									24,450	(7)	$2,634,732

		—	—				96,781		$10,429,121	44,192		$4,762,130

(1)	The market value of stock awards that have not vested is based on the closing share price of our ordinary shares of $107.76 per share on December 31, 2021.

(2)	RSUs vest in three equal annual installments following the grant date.

Horizon  |  2022 Proxy Statement 66

(3)

This amount includes the 2019 Net Sales PSU award, a component of our 2019 performance-based Net Sales/TSR PSUs. The 2019 Net Sales PSU/TSR awards utilize two performance metrics, a short-term component tied to business performance and a long-term component tied to relative TSR. The 2019 Net Sales PSU was divided into two components: 70 percent of the award is determined by the net sales for KRYSTEXXA and the orphan business unit in 2019. These shares vest in three equal annual installments from the January 5, 2019 grant date and are released after financial results are certified by the Board. The Compensation Committee certified the financial results on February 19, 2020, and the first tranche of this component of the award was released. The second tranche of this award component vested on January 5, 2021 and the third tranche vested on January 5, 2022. The amount also includes the 2019 Teprotumumab PSUs, which were part of the 2019 PSU awards and were awarded to the entire employee population in January 2019, including the NEOs. Vesting of the Teprotumumab PSUs was contingent upon 1) receiving FDA approval of teprotumumab no later than September 30, 2020, and 2) continued service through the approval date. The performance condition was attained as a result of U.S. FDA approval of TEPEZZA (teprotumumab-trbw) in January 2020 and the Teprotumumab PSUs vested in three equal annual installments on January 21, 2020, January 21, 2021 and January 21, 2022.

(4)	These PSUs are eligible to vest based on relative TSR performance over a three-year period ending December 31, 2021, as measured against the components of the NBI.

(5)

These include the 2020 Net Sales PSUs granted January 4, 2020, which were part of the 2020 PSU awards. Three of the four components of the 2020 PSU awards were tied to net sales: 40 percent of the total PSU award was tied to the achievement of KRYSTEXXA net sales targets (KRYSTEXXA Net Sales PSUs); 20 percent was tied to the achievement of TEPEZZA net sales targets (TEPEZZA Net Sales PSUs); 10 percent was tied to the achievement of Rare Disease U.S. net sales targets (Rare Disease U.S. Net Sales PSUs), and the remaining 30 percent was tied to the Relative TSR determined by our relative TSR performance over a three-year period ending December 31, 2022, as measured against the TSR of each company included in the Nasdaq Biotechnology Index (NBI) during such three-year period. The Net Sales PSU awards were certified by the Compensation Committee in 2021. The Rare Disease Net Sales PSU Awards were certified by the Compensation Committee on February 17, 2021, and one-third of the award vested and were released on that date, with the remaining award vesting in equal installments on January 5, 2022 and January 5, 2023, subject to the executive’s continued service. The TEPEZZA Net Sales PSUs were certified by the Compensation Committee on February 17, 2021, and two-thirds of such portion of the award vested on January 5, 2022 and the remaining one-third will vest on January 5, 2023, subject to the executive’s continued service. The KRYSTEXXA Net Sales PSUs were certified by the Compensation Committee on July 28, 2021. One-third of the award vested and released on that date, one-third vested on January 5, 2022 and the remaining one-third will vest on January 5, 2023, subject to the executive’s continued service.

(6)	These PSUs are eligible to vest based on relative TSR performance over a three-year period ending December 31, 2022, as measured against the components of the NBI.

(7)

The 2021 Business Performance/TSR PSUs award is divided into three components. 25 percent of the award is determined by achieving certain technical operations goals during the three-year period ending December 31, 2023. 25 percent of the award is determined by achieving certain research and development goals during the two-year period ending December 31, 2022. The remaining 50 percent of the award is determined by our relative TSR performance over a three-year period ending December 31, 2023, as measured against the TSR of each company included in the Nasdaq Biotechnology Index (NBI) during such three-year period.

(8)	Award vests in three equal annual installments commencing from November 1, 2019.

(9)

Pursuant to the agreement we entered into with Mr. Moze in connection with his retirement in January 2022, we agreed to provide severance benefits to Mr. Moze, which included vesting of his previously granted RSUs and PSUs (contingent upon meeting the pre-established performance metrics), as if his employment had continued through the applicable performance and vesting periods of such awards, as further described in our “Compensation Discussion and Analysis” above.

(10)

Pursuant to the agreement we entered into with Mr. Beeler in connection with his termination in January 2022, we agreed to provide additional severance benefits to Mr. Beeler, which included vesting of his previously granted PSUs (contingent upon meeting the pre-established performance metrics) as if his employment had continued through January 6, 2023, as further described in our “Compensation Discussion and Analysis” above.

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Option Exercises and Stock Vested

The following table sets forth certain information regarding options exercised and stock vested for our NEOs for the fiscal year ended December 31, 2021.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Timothy P. Walbert			761,351	(2)	$55,798,801
			20,330	(3)	$1,574,152
			9,433	(4)	$822,275
			34,833	(5)	$3,570,383
	7,435	$640,079
	25,000	$2,148,553

Paul W. Hoelscher			303,830	(2)	$22,264,662
			5,556	(3)	$430,201
			2,358	(4)	$205,547
			8,708	(5)	$892,570
	8,575	$806,393

Andy Pasternak			14,513	(6)	$1,063,513
			2,358	(4)	$205,547
			8,708	(5)	$892,570
			12,421	(7)	$1,469,280
	23,250	$1,819,677
	23,251	$1,923,342

Jeffrey W. Sherman, M.D., FACP			101,928	(2)	$7,469,284
			5,353	(3)	$414,483
			1,965	(4)	$171,289
			7,257	(5)	$743,843
	46,271	$4,737,688
	10,729	$1,149,505
Barry J. Moze(8)			119,092	(2)	$8,727,062
			5,819	(3)	$450,565
			1,965	(4)	$171,289
			7,257	(5)	$743,843
	75,743	$7,385,739
Brian K. Beeler(9)			99,509	(2)	$7,292,020
			4,120	(3)	$319,012
			1,571	(4)	$136,944
			5,806	(5)	$595,115
	65,857	$5,522,379
(1)

Amount realized upon vesting of stock awards was calculated by multiplying the closing price on the vesting date by the number of shares vested. We have withheld from the issuance of shares in settlement of the vesting of the stock awards a number of shares with a value equal to the applicable withholding taxes.

(2)

Represents RSUs granted on January 5, 2018, January 4, 2019 and January 3, 2020 each of which vests in three equal annual installments over three years, PSUs granted on January 5, 2018, that are now fully vested, and PSUs granted January 4, 2019, of which the remaining outstanding awards vested on January 5, 2022.

(3)	Represents the second tranche of the Teprotumumab PSU vested January 21, 2021. The remaining outstanding awards vested on January 21, 2022.

(4)

Represents PSUs granted on January 3, 2020, certified by the Compensation Committee and vested on February 17, 2020. One-third of the remaining outstanding awards vested on January 5, 2022, and the remaining one-third will vest on January 5, 2023.

(5)

Represents PSUs Granted on January 3, 2020, certified by the Compensation Committee and vested on July 28, 2021. One-third of the remaining outstanding awards vested on January 5, 2022, and the remaining one-third will vest on January 5, 2023.

(6)	Represents RSUs granted on January 3, 2020 which vest in three equal annual installments over three years.

(7)	Represents RSUs granted on November 1, 2019, which vest in three equal annual installments over three years.

(8)	Mr. Moze retired from Horizon on January 6, 2022.

(9)	Mr. Beeler’s employment terminated effective January 6, 2022.

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Pension Benefits

None of our NEOs participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by us. The Compensation Committee may elect to adopt qualified or nonqualified defined benefit plans in the future if it determines that doing so is in our best interests.

Nonqualified Deferred Compensation

Pursuant to the Deferred Compensation Plan, each year participants may elect to defer receipt and taxation of up to 50 percent of their salary and up to 100 percent of their incentive cash compensation. Beginning in 2021, we made matching contributions with respect to 100 percent of the first 6 percent of deferrals, which is the same general “safe harbor” matching contribution formula that we use for our 401(k) Plan, but not restricted by the compensation limits applicable to our 401(k) Plan. Prior to December 1, 2018, matching contributions generally vested in equal annual installments over a five-year period measured from the participant’s original hire date. Beginning December 1, 2018, matching contributions vest immediately, provided that the participant has provided one year of service from the participant’s original date of hire. Participants may select among phantom investment alternatives for the deemed investment of their plan accounts, which generally mirror the investment options available for our 401(k) Plan. Payments under the Deferred Compensation Plan will be distributed in the form of a lump sum payment or in up to 10 annual installments upon the participant’s termination of service or up to 10 annual installments upon a selected specified distribution date or dates made by the participant at the time of deferral. However, if a participant’s service with us terminates prior to the selected distribution date or dates, payments will commence in connection with the termination of service. Payments triggered upon a termination of service will generally commence in January or July of the next calendar year following a 6-month delay that follows the termination of service. In the event of a change in control, all plan balances will generally become immediately payable within 90 days thereafter. In addition, participants may be entitled to receive earlier payments through certain unforeseeable emergency withdrawals. Payments scheduled to be made under the Deferred Compensation Plan may be otherwise delayed or accelerated only upon the occurrence of certain specified events that comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (IRC).

We fund the expenses for administering the Deferred Compensation Plan. We established a “rabbi trust” that holds Deferred Compensation Plan contributions and any credited earnings. The Deferred Compensation Plan is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974. Accordingly, amounts held in the rabbi trust are unsecured and remain subject to claims of our general creditors in the event of our insolvency in order to avoid current income taxation to the participants.

The following table sets forth certain information regarding the participation of our NEOs in the Deferred Compensation Plan for the fiscal year ended December 31, 2021.

Executive	Executive Contributions(1)	Company Contributions(2)	Aggregate Earnings(3)	Aggregate Distributions	Aggregate Balance at December 31, 2021
Timothy P. Walbert	$94,925	$71,194	$467,322	$(46,426)	$2,501,560
Paul W. Hoelscher	$111,108	$82,280	$(8,921)	$—	$836,806
Andy Pasternak	$442,955	$89,712	$59,625	$—	$666,613
Jeffrey W. Sherman, M.D., FACP	$70,660	$70,660	$50,718	$—	$790,247
Barry J. Moze(4)	$76,792	$76,792	$41	$—	$462,532
Brian K. Beeler(5)	$59,893	$59,893	$77,947	$(37,096)	$702,417
(1)	All executive contributions are included in the “Salary” column of the 2021 Summary Compensation Table.
(2)	All Company matching contributions are included in the “All Other Compensation” column of the 2021 Summary Compensation Table.

(3)

The earnings reflected in this column represent deemed investment earnings from voluntary deferrals and Company contributions, as applicable. The Deferred Compensation Plan does not guarantee a return on deferred amounts. No amounts included in this column are reported in the 2021 Summary Compensation Table because the Deferred Compensation Plan does not provide for above-market or preferential earnings.

(4)	Mr. Moze retired from Horizon on January 6, 2022.

(5)	Mr. Beeler’s employment terminated effective January 6, 2022.

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Potential Payments Upon Termination or Change in Control

Involuntary Termination Severance Benefits

As provided under his amended employment agreement, Mr. Walbert’s severance benefit protection provides for up to 24 months’ base salary and COBRA health insurance premiums, 200 percent of target annual cash bonus, plus 18 months of time-based equity vesting acceleration in the event of a qualifying termination. As provided under their amended employment agreements, each of our NEOs other than Mr. Walbert has severance benefit protection which provide for up to 12 months’ base salary and COBRA health insurance premiums, plus 12 months of time-based equity vesting acceleration in the event of a qualifying termination.

Additionally, in the event of a qualifying termination within three months prior to or within 18 months following a change in control, Mr. Walbert has severance benefit protection of 36 months’ base salary and COBRA health insurance premiums, plus 300 percent of target annual cash bonus; each of our other NEOs has severance benefit protection of 18 months’ base salary and COBRA health insurance premiums, plus 150 percent of target annual cash bonus. In addition, time-based vesting equity awards are subject to full acceleration in a change in control related qualifying termination.

Severance benefits to our NEOs described above are payable only if there is a qualifying termination without cause or resignation for good reason. Any base salary and COBRA premium severance benefits are payable in installments over the applicable severance benefit period, target bonus severance benefits are payable in a single lump sum and equity vesting acceleration benefits are immediately effective.

The following key terms are defined in the amended employment agreements as follows:

•

Cause is generally defined as gross negligence or willful failure to substantially perform duties and responsibilities to us or willful and deliberate violation of any of our policies; conviction of a felony involving commission of any act of fraud, embezzlement or dishonesty against us or involving moral turpitude; the unauthorized use or disclosure of any of our proprietary information or trade secrets and willful and deliberate breach of the executive’s obligations under the employment agreement that cause material injury to us.

•

Resignation for good reason is generally defined as a material reduction in duties, authority or responsibilities; the relocation of the place of employment by more than 50 miles or a material reduction of salary or annual target bonus opportunity.

•

A change in control is defined generally as (1) the sale of all or substantially all of our assets; (2) a merger or consolidation in which we are not the surviving entity and in which the holders of our outstanding voting stock immediately prior to such transaction own less than 50 percent of the voting power of the entity surviving the transaction or, where the surviving entity is a wholly owned subsidiary of another entity, the surviving entity’s parent; (3) a reverse merger in which we are the surviving entity but the ordinary shares outstanding prior to the merger are converted into other property and in which the holders of our voting stock immediately prior to such transaction own less than 50 percent of the voting power of our stock, or where we are a wholly owned subsidiary of another entity, of our parent or (4) an acquisition by any person, entity or group of beneficial ownership of at least 75 percent of the combined voting power entitled to vote in an election of our directors.

Death and Disability. As provided under their amended employment agreements, in the event of a termination of employment due to death or disability, each NEO is entitled to receive a pro-rata bonus for the performance period in which the termination occurs, based on actual performance through the date of termination, and payable in a single lump sum within 30 days after termination.

Eligible Bonus Severance. The NEO employment agreements provide for eligibility to receive any earned but unpaid bonus if there is a qualifying termination without cause, resignation for good reason or termination due to death or disability. However, because our NEO bonus program currently provides that the NEO must also be employed on the scheduled bonus payment date in order to earn the bonus for a prior completed performance period, our NEOs are not currently eligible to receive any earned but unpaid bonus severance. Our NEOs are eligible to receive any target bonus severance to the extent provided in their amended employment agreements as described above.

Releases and Non-Competition. All severance benefits (other than due to death or complete disability) provided to our NEOs pursuant to their employment agreements are contingent upon (1) the executive’s execution of a standard release of claims in our favor and (2) the executive’s entering into a non-competition agreement to be effective during the period during which the executive receives severance benefits.

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Sections 280G and 4999. Any payment or benefit provided under our NEOs’ employment agreements or otherwise in connection with a change in control may be subject to an excise tax under Section 4999 of the IRC. These payments also may not be eligible for a Company tax deduction pursuant to Section 280G of the IRC. If any of these payments or benefits are subject to the excise tax, they may be reduced to provide the individual with the best after-tax result. Specifically, the individual will receive either a reduced amount so that the excise tax is not triggered, or the individual will receive the full amount of the payments and benefits and then be liable for any excise tax.

The following table sets forth potential payments payable to our NEOs, upon a (i) termination of employment without cause or resignation for good reason or (ii) termination of employment without cause or resignation for good reason in connection with a change in control. The table below reflects amounts payable to our NEOs assuming their employment was terminated on December 31, 2021, and, if applicable, a change in control also occurred on such date:

	Upon Termination Without Cause or Resignation for Good Reason - No Change in Control					Upon Termination Without Cause or Resignation for Good Reason - Change in Control(1)
Name	Cash Severance	Continuation of Medical Benefits	Bonus(2)	Value of Accelerated Vesting (3)(4)	Total	Cash Severance	Continuation of Medical Benefits	Bonus(5)	Value of Accelerated Vesting (3)(4)	Total
Timothy P. Walbert	$2,386,572	$46,333	$2,729,554	$26,293,548	$31,456,007	$3,579,858	$69,500	$4,094,331	$77,066,288	$84,809,977
Paul W. Hoelscher	$660,000	$23,167	$—	$4,756,419	$5,439,585	$990,000	$34,750	$585,842	$22,201,362	$23,811,954
Andy Pasternak	$696,296	$23,166	$—	$4,157,058	$4,876,520	$1,044,444	$34,750	$623,241	$19,483,070	$21,185,505
Jeffrey W. Sherman, M.D., FACP	$602,326	$16,009	$—	$3,628,279	$4,246,614	$903,489	$24,013	$539,130	$17,543,328	$19,009,960
Barry J. Moze(6)	$654,602	$16,009	$—	$5,966,994	$6,637,605	$981,903	$24,013	$585,923	$19,998,101	$21,589,940
Brian K. Beeler(7)	$556,094	$23,167	$—	$3,242,067	$3,821,328	$834,141	$34,750	$414,791	$15,191,250	$16,474,932
(1)	Amounts in these columns assume that termination occurs within 90 days immediately preceding or during the 18 months immediately following a change in control.
(2)	The amount in this column for Mr. Walbert is the multiple of his target bonus pursuant to his employment agreement.
(3)

The value of accelerated vesting for RSU and PSU awards is equal to the closing share price of our ordinary shares of $107.76 per share on December 31, 2021, multiplied by the number of shares subject to accelerated vesting.

(4)

The value of accelerated vesting for stock option awards is equal to the closing share price of our ordinary shares of $107.76 per share on December 31, 2021, less the stock option exercise price, multiplied by the number of outstanding and exercisable options plus the number of shares subject to accelerated vesting, if applicable.

(5)	Amounts in this column indicate the applicable multiple of target bonus pursuant to the employment agreements.
(6)

Amounts reported in the table above show the amounts that Mr. Moze would have been entitled to, had his employment been terminated on December 31, 2021 and therefore do not reflect the value of the benefits actually provided to Mr. Moze in connection with his retirement in January 2022. In an exchange for a release of claims, we provided Mr. Moze with benefits with a total value of approximately $4,463,665, consisting of (i) continued health benefits for 18 months ($24,013), (ii) an amendment to his existing stock options to extend the exercise period through the term of the options ($226,095) and (iii) vesting of his previously granted RSUs and PSUs (contingent upon meeting the pre-established performance metrics) as if his employment had continued through the applicable performance and vesting periods of such awards ($4,213,557).

(7)

Amounts reported in the table above show the amounts that Mr. Beeler would have been entitled to, had his employment been terminated on December 31, 2021 and therefore do not reflect the value of the benefits actually provided to Mr. Beeler. In connection with his termination of employment in January 2022, in addition to the amounts reported in the table above, we agreed to provide Mr. Beeler the following additional separation benefits in exchange for a release of claims, a non-competition agreement and his agreement to remain with us until early January 2022 to support a smooth transition: (i) the extension of his continued health benefits from 12 months to 18 months ($12,483) and (ii) vesting of his previously-granted PSUs (contingent upon meeting the pre-established performance metrics) as if his employment had continued through January 6, 2023 ($2,805,229).

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EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2021, with respect to our ordinary shares that may be issued under our equity compensation plans:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights(1)	Weighted- average exercise price of outstanding options, warrants, and rights(2)	Number of securities remaining available for future issuances under equity compensation plans ((excluding securities reflected in Column (a))
Equity compensation plans approved by shareholders:
2011 Equity Incentive Plan	212,177	$12.98	—
Amended and Restated 2014 Equity Incentive Plan	8,138,284	$23.62	—
2014 Non-Employee Equity Plan	664,096	$15.18	526,895
Amended and Restated 2020 Equity Incentive Plan	2,264,514	—	16,199,091
2020 Employee Share Purchase Plan	—	—	2,375,485	(3)
Equity compensation plans not approved by shareholders:
2017 Inducement Pool under Amended and Restated 2014 Equity Incentive Plan	64,708	$14.05	—
Amended and Restated 2018 Equity Incentive Plan	806,701	$42.48	2,178,298
Total of all equity compensation plans:	12,150,480		21,279,769
(1)

Includes 3,295,240 ordinary shares issuable pursuant to outstanding RSUs and PSUs under our Amended and Restated 2014 Equity Incentive Plan (2014 EIP), 33,784 ordinary shares issuable pursuant to outstanding RSUs under our 2014 Non-Employee Equity Plan, 2,264,514 ordinary shares issuable pursuant to outstanding RSUs and PSUs under our Amended and Restated 2020 Equity Incentive Plan (2020 EIP), 48,256 ordinary shares issuable pursuant to outstanding RSUs under our 2017 Inducement Pool (as defined below) and 299,103 ordinary shares issuable pursuant to outstanding RSUs under our Amended and Restated 2018 Equity Incentive Plan (2018 EIP).

(2)	The weighted-average exercise price does not include RSUs and PSUs which have no exercise price.
(3)

As of December 31, 2021, 2,375,485 ordinary shares remained available for future issuance under the 2020 Employee Share Purchase Plan and up to a maximum of 1,000,000 ordinary shares may be purchased in the current purchase period.

2011 Equity Incentive Plan. In July 2010, the Board of Directors of Horizon Pharma, Inc. (HPI), our predecessor, adopted the 2011 Equity Incentive Plan (2011 EIP). In June 2011, HPI’s shareholders approved the 2011 EIP and it became effective upon the signing of the underwriting agreement related to HPI’s initial public offering on July 28, 2011. Upon consummation of our merger transaction in September 2014 with Vidara Therapeutics International Public Limited Company (Vidara Merger), we assumed the 2011 EIP, and upon the effectiveness of the 2014 EIP, no additional stock awards were or will be made under the 2011 EIP, although all outstanding stock awards granted under the 2011 EIP continue to be governed by the terms of the 2011 EIP.

Amended and Restated 2014 Equity Incentive Plan. On May 17, 2014, HPI’s Board of Directors adopted the 2014 EIP. On September 18, 2014, at a special meeting of the shareholders of HPI (Special Meeting), HPI’s shareholders approved the 2014 EIP. Upon consummation of the Vidara Merger, we assumed the 2014 EIP, which served as a successor to the 2011 EIP for employee equity awards. Upon the effectiveness of the 2020 EIP, which serves as a successor to the 2014 EIP, no additional stock awards were or will be made under the 2014 EIP, although all outstanding stock awards granted under the 2014 EIP continue to be governed by the terms of the 2014 EIP.

2014 Non-Employee Equity Plan. On May 17, 2014, HPI’s Board of Directors adopted the 2014 Non-Employee Equity Plan. On September 18, 2014, at the Special Meeting, HPI’s shareholders approved the 2014 Non-Employee Equity Plan. Upon consummation of the Vidara Merger, we assumed the 2014 Non-Employee Equity Plan, which serves as a successor to the 2011 EIP for non-employee equity awards.

2017 Inducement Pool. On August 29, 2017, the Compensation Committee approved an amendment to the 2014 EIP to reserve an additional 1,200,000 ordinary shares to be used exclusively for grants of awards to individuals who were not previously employees or non-employee directors of the Company (or following a bona fide period of non-employment with the Company), as an inducement material to the individual’s entry into employment with the Company within the meaning of Rule 5635(c)(4) of

Horizon  |  2022 Proxy Statement 72

the Nasdaq Listing Rules (Rule 5635(c)(4)) (2017 Inducement Pool). On January 5, 2018, the Compensation Committee approved an additional amendment to the 2014 EIP to increase the number of reserved shares under the 2017 Inducement Pool by an additional 800,000 ordinary shares. Both such amendments were made without shareholder approval pursuant to Rule 5635(c)(4). Upon the effectiveness of the 2020 EIP, no additional stock awards were or will be made under the 2014 EIP (including the 2017 Inducement Pool under the 2014 EIP), although all outstanding stock awards granted under the 2014 EIP continue to be governed by the terms of the 2014 EIP.

Amended and Restated 2020 Equity Incentive Plan. On February 19, 2020, the Compensation Committee adopted the 2020 EIP. On April 30, 2020, Horizon’s shareholders approved the 2020 EIP, which serves as a successor to the 2014 EIP. On February 17, 2021, the Compensation Committee approved amending the 2020 EIP. On April 29, 2021, Horizon’s shareholders approved such amendment to the 2020 EIP.

2020 Employee Share Purchase Plan. On February 19, 2020, the Compensation Committee adopted the 2020 Employee Share Purchase Plan (2020 ESPP). On April 30, 2020, Horizon’s shareholders approved the 2020 ESPP, which serves as a successor to our 2014 Employee Share Purchase Plan.

Amended and Restated 2018 Equity Incentive Plan. On March 15, 2021, upon our completion of the Viela acquisition, we assumed the Viela Bio 2018 Equity Incentive Plan (which was subsequently renamed the Horizon Therapeutics Public Limited Company Amended and Restated 2018 Equity Incentive Plan). Under the terms of the merger agreement for Viela, all outstanding Viela stock options assumed by us with vesting dates after June 1, 2021 (covering an aggregate of 2,180,159 shares of Viela’s common stock) were converted at a rate of 0.60 to 1 into stock options to purchase our ordinary shares (covering an aggregate of 1,318,053 of our ordinary shares), reducing the initial reserve of 3,677,603 shares available for grant, and leaving 2,359,550 remaining shares available for grant post-acquisition. The 2018 EIP provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units and unrestricted stock. Awards under the 2018 EIP may be granted to our employees, directors and consultants or of any subsidiary; provided, however, that (i) incentive stock options may be granted only to employees and (ii) from and following March 15, 2021, the individuals eligible to receive awards under the 2018 EIP do not include any individuals who were providing services to us in any capacity prior to March 15, 2021. The 2018 EIP is administered by the Compensation Committee, provided that the Compensation Committee may delegate certain administrative powers to a subcommittee or one or more of our officers or of any subsidiary (including the power to grant awards under the 2018 EIP to employees), subject to the terms of the 2018 EIP. Unless sooner terminated by the Board, the 2018 EIP will terminate on January 29, 2028.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Transactions with Related Persons

We maintain a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration, approval and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants and a related person has a direct or indirect material interest. Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A “related person” is any executive officer, director or nominee to become director, a holder of more than 5 percent of our ordinary shares, including any immediate family members of such persons, any entity owned or controlled by such persons or the trustees of any trust of which the principal beneficiaries are any of such persons. Any related-person transaction may only be consummated if our Audit Committee has approved or ratified the transaction in accordance with the policy guidelines set forth below.

The policy imposes an affirmative duty upon each director and executive officer to identify, and we will request that significant shareholders identify, any transaction involving them, their affiliates or family members that may be considered a related-person transaction before such person engages in the transaction. Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our Audit Committee (or, where the transaction relates to compensation of related parties, to the Compensation Committee, or, where review by our Audit Committee would be inappropriate, to another independent body of the Board) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. In considering related-person transactions, our Audit Committee (or other applicable independent body of the Board) takes into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to the Company;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the terms available to or from, as the case may be, unrelated third parties; and

•	the availability of other sources for comparable services or products.

In the event a director has an interest in the proposed transaction, the director is expected to recuse himself or herself from the deliberations and approval process.

Certain Related-Person Transactions

We describe below transactions and series of similar transactions, since the beginning of fiscal year 2021, with respect to which we were a party, will be a party, or otherwise benefited, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5 percent of our ordinary shares or any member of their immediate family had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and shareholders. We believe that the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Employment Agreements

We have entered into employment agreements with our NEOs. Each of these agreements is described in the “Grants of Plan-Based Awards — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and “Potential Payments Upon Termination or Change in Control” sections of this Proxy Statement.

Each of our executive officers has entered into a written employment agreement with us that provides for payment of base salary, target annual cash incentive compensation, eligibility for employee benefit programs and potential severance benefits.

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Other Arrangements

Certain of our NEOs and directors have family members also employed by us. Mr. Walbert’s wife serves as our executive vice president, U.S. commercial, and in 2021, she received total compensation of approximately $2,161,000. Mr. Walbert has a sister employed by us who received approximately $313,000 in total compensation in 2021. Mr. Moze has a daughter employed by us who received approximately $335,000 in total compensation in 2021. Mr. Moze retired from Horizon in January 2022. Mr. Watkins has a son employed by us who received approximately $233,000 in total compensation in 2021 and a daughter-in-law employed by us that received approximately $298,000 in total compensation in 2021.

Stock Options and Stock Awards Granted to Executive Officers and Directors

We have granted stock options, RSUs and PSUs to our executive officers and directors. Certain grants to our NEOs are described in “Grants of Plan-Based Awards” above.

Indemnification of Officers and Directors

We have entered into indemnification agreements with our directors and executive officers. The indemnification agreements require us, under the circumstances and to the extent provided for therein, to indemnify such persons to the fullest extent permitted by applicable law against certain expenses and other amounts incurred by any such person as a result of such person being made a party to certain actions, suits, proceedings and other actions by reason of the fact that such person is or was a director, officer, employee, consultant, agent or fiduciary of our company or any of our subsidiaries or other affiliated enterprises. The rights of each person who is a party to an indemnification agreement are in addition to any other rights such person may have under our Memorandum and Articles of Association, the Irish Companies Act 2014, any other agreement, a vote of the shareholders of our company, a resolution of directors of our company or otherwise. We believe that these agreements are necessary to attract and retain qualified persons as our officers and directors. We also maintain directors’ and officers’ liability insurance.

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PROPOSAL 2

APPROVE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUTHORIZE THE AUDIT COMMITTEE TO DETERMINE THE AUDITORS’ REMUNERATION

Our statutory auditor is PricewaterhouseCoopers (Ireland).

The Board recommends that, for the purposes of Irish law, the shareholders (i) approve the appointment of PricewaterhouseCoopers LLP (United States) (PricewaterhouseCoopers) as our independent registered public accounting firm for the year ending December 31, 2022 and (ii) authorize the Audit Committee to determine the remuneration of our independent registered public accounting firm and our statutory auditor. PricewaterhouseCoopers provided services in connection with the audit of our financial statements for the year ended December 31, 2021, assistance with our Annual Report on Form 10-K for the year ended December 31, 2021 and consultation on matters relating to accounting and financial reporting.

A representative of PricewaterhouseCoopers is expected to be present at the Annual General Meeting. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

The (i) approval of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm and (ii) authorization of the Audit Committee to determine the remuneration of our independent registered public accounting firm and statutory auditor require that the number of votes cast in favor exceed the number of votes cast in opposition at the Annual General Meeting at which a quorum is present. Abstentions and broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees incurred by us in 2021 and 2020 with PricewaterhouseCoopers:

	2021	2020
Audit fees(1)	$3,666,000	$3,419,000
Audit-related fees	—	—
Tax fees(2)	—	116,000
All other fees(3)	7,000	7,000
Total	$3,673,000	$3,542,000

(1)

Audit fees consist of fees for professional services performed by PricewaterhouseCoopers for the audit of our annual financial statements, review of our quarterly financial statements, review of and consents for our registration statements and filings, comfort letters and related services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)

Tax fees consist of fees for professional services performed by PricewaterhouseCoopers with respect to tax advice and assistance with examinations and elections. Tax fees in 2020 primarily were related to services provided in relation to an intercompany financing project.

(3)	License fees for PricewaterhouseCoopers’ disclosure, accounting and auditing research library software.

The Audit Committee has considered whether provision of the above audit-related and tax services is compatible with maintaining the registered public accounting firm’s independence and has determined that such services are compatible with maintaining the registered public accounting firm’s independence.

Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee is responsible for pre-approving all audit and permitted non-audit services to be performed for the Company by its independent registered public accounting firm or any other auditing or accounting firm. The Audit Committee pre-approved all such services in 2021 and 2020.

Resolution

The text of the resolution in respect of Proposal 2 is as follows:

“RESOLVED, that (i) the appointment of PricewaterhouseCoopers LLP (United States) as our independent registered public accounting firm for the year ending December 31, 2022 be approved and (ii) the Audit Committee is authorized to determine the remuneration of our independent registered public accounting firm and our statutory auditor.”

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2

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PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, and Section 14A of the Exchange Act, our shareholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.

Because the vote is advisory, it is not binding on the Board or us. The non-binding advisory vote is commonly referred to as a “say-on-pay” vote. Nevertheless, the views expressed by the shareholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and our Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Our Compensation Committee’s philosophy continues to be based on attracting and retaining top talent with experience in leading a successful rare disease biotech company, while providing competitive compensation and benefits packages that create a direct, meaningful link between business results and compensation opportunities. In thoughtfully doing so, we believe we can align interests of management, employees, patients and shareholders and other stakeholders to set priorities and execute our long-term business strategy.

Shareholders are urged to read the Compensation Discussion and Analysis, beginning on page 39 of this Proxy Statement, which discusses how our compensation policies and procedures implement our compensation philosophy, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure in this Proxy Statement that describe the compensation of our named executive officers in 2021.

Say-on-Pay Vote

The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. The Board is asking the shareholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Advisory approval of this proposal requires the affirmative vote of a majority of the votes cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy. Abstentions and broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether this matter has been approved.

Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of our named executive officers, the next scheduled say-on-pay vote will be at the 2023 Annual General Meeting of Shareholders.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3

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PROPOSAL 4

AUTHORIZE US AND/OR ANY OF OUR SUBSIDIARIES TO MAKE MARKET PURCHASES OR OVERSEAS MARKET PURCHASES OF OUR ORDINARY SHARES

We may currently effect purchases of our ordinary shares either pursuant to the authorization to make market purchases or overseas market purchases (each such term having the meaning set out in Section 1072 of the Irish Companies Act 2014) approved by our shareholders at our 2021 Annual General Meeting or under the redemption authority in our Articles of Association. Whether or not this proposed resolution is passed, we will retain our ability to effect redemptions pursuant to our Articles of Association, although subsidiaries will not be able to make purchases of ordinary shares. Under Irish law, neither we nor any of our subsidiaries may make market purchases or overseas market purchases of our ordinary shares without shareholder approval. Accordingly, shareholders are being asked to authorize us, or any of our subsidiaries, to make market purchases or overseas market purchases of up to approximately 10 percent of our issued ordinary shares as of December 31, 2021.

If adopted, this authority will expire at the close of business on October 28, 2023, unless renewed at the Annual General Meeting of Shareholders in 2023; we expect to propose renewal of this authorization at subsequent annual general meetings of shareholders. Such purchases would be made only at price levels that the Board considers to be in the best interest of shareholders generally, after taking into account our overall financial position.

In order for us or any of our subsidiaries to make market purchases or overseas market purchases of our ordinary shares, such shares must be purchased on a “recognized stock exchange.” The Nasdaq Stock Market, on which our ordinary shares are listed, is specified as a recognized stock exchange for this purpose by Irish law. The general authority, if approved by our shareholders, will become effective from the date of the passing of the authorizing resolution.

Resolution

The text of the resolution in respect of Proposal 4 is as follows:

“RESOLVED, that Horizon Therapeutics Public Limited Company (the “Company”) and any subsidiary of the Company are hereby generally authorized to make market purchases or overseas market purchases of ordinary shares in the Company of nominal value $0.0001 each (the “Shares”) on such terms and conditions and in such manner as the Board of Directors of the Company may determine from time to time but subject to the provisions of the Irish Companies Act 2014 and the following provisions:

(a)

the maximum number of Shares authorized to be acquired by the Company and/or any subsidiary of the Company pursuant to this resolution shall not exceed, in the aggregate, 22,737,657 shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the date hereof) (which represents 10 percent of the Company’s issued ordinary shares as of December 31, 2021);

(b)

the maximum price to be paid for any Share shall be an amount equal to 110 percent of the closing price on the Nasdaq Stock Market for the Shares on the trading day preceding the day on which the relevant Share is purchased by the Company or the relevant subsidiary of the Company and the minimum price to be paid for any Share shall be the nominal value of such Share; and

(c)

this general authority will be effective from the date of passing of this resolution and will expire 18 months from the date of the passing of this resolution, unless previously varied, revoked or renewed by ordinary resolution in accordance with the provisions of the Irish Companies Act 2014. The Company or any such subsidiary may, before such expiry, enter into a contract for the purchase of Shares which would or might be executed wholly or partly after such expiry and may complete any such contract as if the authority conferred hereby had not expired.”

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4

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PROPOSAL 5

APPROVE THE AMENDED AND RESTATED 2020 EQUITY INCENTIVE PLAN

The 2020 Equity Incentive Plan (2020 EIP) originally became effective on April 30, 2020 and was the successor to and continuation of our 2014 Equity Incentive Plan (2014 EIP).

On February 17, 2021, the Compensation Committee approved, and on April 29, 2021, our shareholders approved, amending the 2020 EIP. On February 23, 2022, the Compensation Committee approved amending the 2020 EIP, subject to shareholder approval of this Proposal 5. We refer to the 2020 Equity Incentive Plan, as amended by the Compensation Committee on February 23, 2022, as the “Amended 2020 EIP” throughout this Proxy Statement.

The Amended 2020 EIP would increase the aggregate number of ordinary shares that may be issued under the Amended 2020 EIP, subject to adjustment for certain changes in our capitalization, by an additional 4,800,000 shares over the aggregate number of ordinary shares that may be issued under the 2020 EIP.

If our shareholders do not approve this Proposal 5, the 2020 EIP will continue to be effective in accordance with its current terms following the Annual General Meeting.

Equity Plan Share Reserve Information

Total Shares Available under 2020 EIP as of record date (February 24, 2022)*	13,929,112
Additional Share Request for Amended 2020 EIP	4,800,000
Shares Remaining Available After Annual General Meeting under Amended 2020 EIP (intended to cover employee equity grants for up to two years following the Annual General Meeting)	18,729,112

*

Excludes 526,895 ordinary shares available under the Amended and Restated 2014 Non-Employee Equity Plan as of February 24, 2022, and 2,035,348 ordinary shares available under the Amended and Restated 2018 Equity Incentive Plan (2018 EIP) as of February 24, 2022.

Reasons to Approve the Amended 2020 EIP

Ability to Continue to Grant Equity Awards. In April 2021, we sought and received shareholder approval to amend the 2020 EIP, which included an increase to the share reserve intended to cover our share needs for up to two years, absent any material change in our business. With the 2021 acquisition of Viela and the growth of TEPEZZA, which drove our strong net sales and adjusted EBITDA growth over the last year, our workforce needs are increasing, including the additional headcount we acquired with Viela, additional critical headcount to support the continued growth of TEPEZZA as well as our growing R&D organization to support our expanding pipeline. From February 17, 2021, when the Compensation Committee approved amending the 2020 EIP, until March 1, 2022, approximately 660 employees have joined our workforce, including Viela employees, additional management-level employees and employees supporting TEPEZZA and our R&D initiatives. As a result of the additional equity grants that we made in order to attract, retain and incentivize these new employees, and additional equity grants that we anticipate making for future new hires, we do not believe we currently have enough shares remaining available for issuance in our 2020 EIP to continue to be able to grant equity awards to employees of the Company and its subsidiaries at levels reasonably necessary to attract, retain and motivate talent and facilitate Horizon’s continued growth. The Amended 2020 EIP will also allow us to continue to utilize a broad array of time-based and performance-based incentives in order to secure and retain the services of employees of Horizon and its subsidiaries and to provide long-term incentives that align the interests of employees with the interests of our shareholders. The additional shares requested for the Amended 2020 EIP are intended to be granted in the form of new hire, annual refresher and promotion grants. While the share request was developed with the intent that the shares under the Amended 2020 EIP will cover our share needs for up to two years, actual share usage may vary from projections.

In its determination to approve the Amended 2020 EIP as provided in this Proposal 5, our Compensation Committee reviewed an analysis prepared by Aon, its compensation consultant, which included an analysis of our historic and estimated prospective share usage needs, certain burn rate metrics and the potential costs of the Amended 2020 EIP. Specifically, our Compensation Committee considered:

•

Market Competitiveness. The Amended 2020 EIP plays an important role in our effort to align the interests of participants and shareholders. Moreover, in our industry, equity compensation awards are an important tool in recruiting, retaining and motivating highly skilled and critical talent, upon whose efforts our success is dependent.

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•

Estimated Equity Usage and Share Pool Duration. Our Compensation Committee considered our historic burn rate levels and the impact of utilizing regular annual equity compensation grants in determining how long the amended share authorization could potentially last. We expect the share authorization under the Amended 2020 EIP to provide us with enough shares for awards for up to two years, with such timing dependent on a variety of factors, including the price of our shares and hiring activity during the next few years, forfeitures of outstanding awards and future circumstances that may require us to change our current equity grant practices. We cannot predict our future equity grant practices, the future price of our shares or future hiring activity with any degree of certainty at this time, and the share reserve under the Amended 2020 EIP could last for a shorter or longer time.

•

External Factors. Aon’s analysis, which is based on generally accepted evaluation methodologies, concluded that the number of shares reserved under the Amended 2020 EIP is well within generally accepted standards.

Historic Use of Equity and Outstanding Awards

Burn Rate

The following table provides detailed information regarding the activity under our equity incentive plans and weighted average ordinary shares outstanding for the year ended December 31, 2021.

Fiscal Year 2021
Stock Options Granted (1)	1,318,053
Restricted Stock Units Granted	2,211,264
Performance Stock Unit Awards Earned	1,375,671
Restricted Stock Units Canceled/Forfeited	433,600
Performance Stock Unit Awards Canceled/Forfeited	24,450
Weighted-Average Ordinary Shares Outstanding	225,551,410
Annual Equity Burn Rate for 2021(2)	2.17%

(1)	Includes stock options converted to Horizon awards via the acquisition of Viela Bio.

(2)

Annual equity burn rate is calculated by dividing the number of shares subject to time-based equity awards granted and performance stock units earned during the year by the weighted-average number of shares outstanding during the period.

Overhang

The following table provides certain additional information regarding our equity incentive plans. As of February 24, 2022, the record date, there were 229,167,259 ordinary shares of Horizon outstanding. The closing price of Horizon’s ordinary shares as reported on Nasdaq on February 24, 2022 was $92.82 per share.

As of February 24, 2022 (Record Date)
Total Shares Subject to Outstanding Stock Options	6,083,196
Total Shares Subject to Outstanding Full Value Awards (RSUs and PSUs)*	5,711.485
Weighted-Average Exercise Price of Outstanding Stock Options	$23.94
Weighted-Average Remaining Term of Outstanding Stock Options (in years)	3.7896
Total Shares Available for Grant**	16,491,355
Simple Dilution(1)	12.34%

(1)

Simple dilution is calculated by dividing the number of shares subject to outstanding awards and the total number of shares remaining available for grant by the total number of common shares outstanding.

*

Number of award shares outstanding reflects the 2020 EIP’s fungible share counting ratio where one full value share depletes the share reserve by 1.4 shares. PSU awards outstanding are shown at maximum possible earned shares.

**

Includes 526,895 ordinary shares available under the Amended and Restated 2014 Non-Employee Equity Plan as of February 24, 2022, 2,035,348 ordinary shares available under the 2018 EIP as of February 24, 2022, and 13,929,112 ordinary shares available under the 2020 EIP as of February 24, 2022.

If the adoption of Amended 2020 EIP is approved pursuant to this Proposal 5, the issuance of the 4,800,000 additional shares reserved under the Amended 2020 EIP would dilute existing shareholders by an additional 2.09 percent on a simple dilution basis, based on the number of our ordinary shares outstanding as of the record date.

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Note Regarding Forward-Looking Statements

We do not as a matter of course make public forecasts as to our total ordinary shares outstanding and utilization of various equity awards due to the unpredictability of the underlying assumptions and estimates.

The inclusion of the information set forth above should not be regarded as an indication or prediction of actual future outcomes, and the statements should not be relied upon as such. Neither Horizon nor any other person makes any representation to any of our shareholders regarding actual outcomes compared to the information contained in the forward-looking statements set forth above. Although presented with some numerical specificity, these statements are not fact and reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time this filing was prepared and other factors such as industry performance and general business, economic, regulatory, market and financial conditions, as well as factors specific to our business, all of which are difficult to predict and many of which are beyond the control of our management. The forecasts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21A of the Exchange Act. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those in the forward-looking statements, including our ability to attract and retain talent, achievement of performance metrics, if any, with respect to certain equity awards, the extent of option exercise activity, and other factors described in this Proxy Statement.

The Amended 2020 EIP Combines Compensation and Governance Best Practices

The Amended 2020 EIP includes provisions that are designed to protect our shareholders’ interests and to reflect corporate governance best practices including:

Repricing is not allowed without shareholder approval.  The Amended 2020 EIP prohibits the repricing of outstanding equity awards and the cancelation of any outstanding equity awards that have an exercise price or strike price greater than the current fair market value of our ordinary shares in exchange for cash or other stock awards under the Amended 2020 EIP without prior shareholder approval.

Shareholder approval is required for additional shares.  The Amended 2020 EIP does not contain an annual “evergreen” provision. The Amended 2020 EIP authorizes a fixed number of shares, so that shareholder approval is required to issue any additional shares, allowing our shareholders to have direct input on our equity compensation programs.

Fungible share reserve.  The Amended 2020 EIP has a fungible share reserve, which increases the rate at which the share reserve is depleted for stock awards other than stock options and stock appreciation rights in order to minimize shareholder dilution. The number of shares available for issuance under the Amended 2020 EIP will be reduced by one share for each ordinary share subject to a stock option or stock appreciation right and by 1.4 shares for each ordinary share subject to any other type of award granted pursuant to the Amended 2020 EIP and such ordinary shares will return to the share reserve at the same rates.

No liberal change-in-control provisions.  The definition of change in control in the Amended 2020 EIP requires the consummation of an actual transaction so that no vesting acceleration benefits may occur without an actual change-in-control transaction occurring.

Holding period requirements.  Any shares issued to our executive officers for grants made under the Amended 2020 EIP are subject to holding period requirements, which require that the shares must be held for at least one year before they may be sold or transferred.

Incentive Compensation Recoupment Policy.   Any awards granted to our executive officers under the Amended 2020 EIP and any other grants to our executive officers are subject to our Incentive Compensation Recoupment Policy, which provides for potential recoupment of such awards in connection with certain material financial restatements.

Minimum vesting requirements.  The Amended 2020 EIP contains a minimum vesting requirement for stock awards, such that no award may vest until at least 12 months following the date of grant of such award, except that up to 5 percent of the share reserve of the Amended 2020 EIP may be subject to awards that do not meet such vesting requirements.

Reasonable Dividend Policy.  The Amended 2020 EIP provides that (i) no dividends or dividend equivalents may be paid with respect to any shares of our ordinary shares subject to an award before the date such shares have vested, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of the applicable award agreement (including any vesting conditions), and (iii) any dividends or

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dividend equivalents that are credited with respect to any such shares will be forfeited to us on the date such shares are forfeited to or repurchased by us due to a failure to vest.

No “liberal” share counting. The Amended 2020 EIP provides that ordinary shares tendered to or withheld by the Company as consideration for of the exercise price of stock options or stock appreciation rights, to cover tax withholding obligations upon exercise of stock options or stock appreciation rights, or to cover tax withholding obligations related to any other stock awards will not be returned to the share reserve. The Amended 2020 EIP also provides that any shares repurchased by us on the open market with the proceeds of the exercise or purchase price of a stock award granted under the Amended 2020 EIP or any of our predecessor equity plans are not eligible to be issued under the Amended 2020 EIP.

Description of the Amended 2020 EIP

The material features of the Amended 2020 EIP are outlined below. This summary is qualified in its entirety by reference to the complete text of the Amended 2020 EIP. Shareholders are urged to read the actual text of the Amended 2020 EIP, which is appended to this Proxy Statement as Annex A and may be accessed from the SEC’s website at www.sec.gov.

Types of Awards

The Amended 2020 EIP provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, RSUs, performance-based awards and other awards valued in whole or in part by reference to, or otherwise based on, our ordinary shares, including the appreciation in value thereof.

Incentive stock options granted under the Amended 2020 EIP are intended to qualify as “incentive stock options” within the meaning of Section 422 of the IRC. Nonstatutory stock options granted under the Amended 2020 EIP are not intended to qualify as incentive stock options under the IRC. See “U.S. Federal Income Tax Information” for a discussion of the tax treatment of stock awards.

Purpose

The Compensation Committee adopted the Amended 2020 EIP to provide a means to secure and retain the services of the employees employed by us to provide incentives for such persons to exert maximum efforts for the success of the Company and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in the value of our ordinary shares through the granting of stock awards pursuant to the Amended 2020 EIP. The Amended 2020 EIP is the successor plan to the 2014 EIP, which in turn was the successor plan to the HPI 2011 Equity Incentive Plan, which is referred to in this Proxy Statement as the “2011 Plan.” The 2011 Plan was the successor plan to the HPI 2005 Stock Plan, which is referred to in this Proxy Statement as the “2005 Plan.” For purposes of this Proposal 5, the 2014 EIP, the 2011 Plan and the 2005 Plan are together “Prior Plans.”

Shares Available for Awards under the Amended 2020 EIP

The total number of Horizon ordinary shares reserved for issuance under the Amended 2020 EIP will not exceed 47,140,187 ordinary shares, which is the sum of (i) 35,340,187 ordinary shares, which is the total reserve that was approved in connection with the adoption of the 2020 Plan, including, but not limited to, the shares remaining available for issuance under the Prior Plans and the Returning Shares, (ii) 7,000,000 shares that were approved at the 2021 Annual General Meeting and (iii) 4,800,000 new shares.

The “Returning Shares” are shares subject to awards granted under the Prior Plans that at any time following the record date expire or terminate for any reason prior to exercise or settlement, are settled in cash, or are forfeited, redeemed or repurchased because of the failure to meet a contingency or condition required to vest such shares.

The number of ordinary shares available for issuance under the Amended 2020 EIP will be reduced by (1) one share for each ordinary share issued pursuant to an option grant or stock appreciation right with a strike price of at least 100 percent of the fair market value of the underlying ordinary shares on the date of grant, and (2) 1.4 shares for each ordinary share issued pursuant to restricted stock awards, RSUs, performance stock awards or other stock awards granted under the Amended 2020 EIP.

To the extent there is an ordinary share issued pursuant to a stock award (whether granted under the Amended 2020 EIP or any of the Prior Plans) that is not a stock option or stock appreciation right with a strike price of at least 100 percent of the fair market value of the underlying ordinary shares on the date of grant, and such ordinary share is forfeited, redeemed or repurchased because of the failure to meet a contingency or condition required to vest such shares so that it becomes available for issuance

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under the Amended 2020 EIP, then the number of ordinary shares available for issuance under the Amended 2020 EIP will increase by 1.4 shares.

Any shares subject to a stock award that are not delivered to a participant because the stock award is exercised through a reduction of shares subject to the stock award (i.e., “net exercised”) and any shares tendered as payment for the exercise or purchase price of a stock award will not again become available for issuance under the Amended 2020 EIP. Additionally, any shares withheld by us pursuant to our withholding obligations in connection with a stock option, stock appreciation right or other stock award will not again become available for issuance under the Amended 2020 EIP. Any shares repurchased by us on the open market with the proceeds of the exercise or purchase price of a stock award granted under the Amended 2020 EIP or any of the Prior Plans will not become available for issuance under the Amended 2020 EIP.

However, if a stock award expires or otherwise terminates without all of the shares covered by such stock award having been issued in full or is settled in cash, such expiration, termination or settlement will generally not reduce (or otherwise offset) the number of ordinary shares that may be available for issuance under the Amended 2020 EIP. If any ordinary shares issued pursuant to a stock award are forfeited back to, redeemed or repurchased by us because of the failure to meet a contingency or condition required to vest such shares, then the shares that are forfeited, redeemed or repurchased will revert to and again become available for issuance under the Amended 2020 EIP.

Administration

Our Compensation Committee has authority to administer the Amended 2020 EIP, and our Board retains concurrent authority with the Compensation Committee to administer the Amended 2020 EIP. Subject to the provisions of the Amended 2020 EIP, our Compensation Committee has the authority to construe and interpret the Amended 2020 EIP, to determine the persons to whom and the dates on which awards will be granted, the number of ordinary shares to be subject to each stock award, the time or times during the term of each stock award within which all or a portion of the award may be exercised, the fair market value applicable to a stock award, the exercise price of stock options and stock appreciation rights, the type of consideration permitted to exercise or purchase each stock award, and other terms and conditions.

Our Compensation Committee has the authority to delegate some or all of the administration of the Amended 2020 EIP to a Board committee. Our Compensation Committee also has the authority to delegate to one or more officers the authority to designate employees who are not officers to be recipients of stock awards, subject to the limitations approved by the Compensation Committee. The Compensation Committee has delegated to an officer committee consisting of the Company’s chief executive officer and chief financial officer the authority to grant stock awards to newly hired employees who are not Section 16 officers.

As used herein in this Proposal 5 with respect to the Amended 2020 EIP, the “Amended 2020 EIP Administrator” refers to the Compensation Committee and any other committee our Compensation Committee appoints or, if applicable, any subcommittee, as well as to our Board, which retains concurrent authority with the Compensation Committee to administer the Amended 2020 EIP.

Repricing; Cancellation and Re-Grant of Stock Awards

Under the Amended 2020 EIP, the Amended 2020 EIP Administrator does not have the authority to reprice any outstanding stock option or stock appreciation right by reducing the exercise, purchase, or strike price of the stock option or stock appreciation right or to cancel any outstanding stock option or stock appreciation right that has an exercise price greater than the current fair market value of Horizon ordinary shares in exchange for cash or other stock awards without obtaining the approval of our shareholders within 12 months prior to the repricing or cancellation and re-grant event.

Eligibility

All of the employees (including executive officers) of the Company will be eligible to participate in the Amended 2020 EIP and may receive all types of stock awards and performance awards (including performance cash awards) under the Amended 2020 EIP. As of March 1, 2022, the date on which Horizon filed its Form 10-K for the year ended December 31, 2021, there were approximately 1,890 employees (including executive officers) of Horizon who would be eligible to receive grants under the Amended 2020 EIP. Non-employee directors and consultants of the Company are not eligible to participate in the Amended 2020 EIP.

Vesting upon Death

If a participant’s service terminates as a result of the participant’s death, the participant’s awards will become fully vested as of the date of such termination; provided, however, that any such award that is subject to performance-based vesting conditions

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will continue to be subject to the terms of such award (including such performance-based vesting conditions), except that on and following the date of such termination, any service requirement and any requirement that such award terminate or be forfeited upon the date of such termination will not be applicable to such award; provided further, however, that no such vesting will occur if such termination occurs in connection with an event that would qualify for a termination of the participant’s service for cause.

Terms of Stock Options

Stock options may be granted under the Amended 2020 EIP pursuant to stock option agreements adopted by the Amended 2020 EIP Administrator. The Amended 2020 EIP permits the grant of stock options that qualify as incentive stock options and nonstatutory stock options. The following is a description of the permissible terms of stock options under the Amended 2020 EIP. Individual stock option agreements may be more restrictive as to any or all of the permissible terms described below.

Exercise Price. The exercise price of nonstatutory stock options may not be less than 100 percent of the fair market value of the ordinary shares subject to the stock option on the date of grant unless certain conditions apply; provided that in all cases the exercise price is not less than the nominal value of an ordinary share of the Company. The exercise price of incentive stock options may not be less than 100 percent of the fair market value of the ordinary shares subject to the stock option on the date of grant and, in some cases (see “Limitations on Incentive Stock Options” below), may not be less than 110 percent of such fair market value.

Consideration. Acceptable forms of consideration for the purchase of Horizon ordinary shares pursuant to the exercise of a stock option under the Amended 2020 EIP will be determined by the Amended 2020 EIP Administrator and may include any combination of the following, provided, however, that where ordinary shares are issued pursuant to the exercise of an option, the nominal value of each newly issued ordinary share is fully paid up: (1) cash, check, bank draft or money order made payable to Horizon, (2) payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, (3) for nonstatutory stock options only a “net exercise” arrangement, provided, however, that irrespective of whether a “net exercise” arrangement is used, the nominal value of each newly issued ordinary share will be fully paid up in cash, (4) deduction from salary due and payable to an employee by Horizon or (5) other consideration approved by the Amended 2020 EIP Administrator and permissible under applicable law.

Vesting. Stock options granted under the Amended 2020 EIP may become exercisable in cumulative increments, or “vest,” as determined by the Amended 2020 EIP Administrator at the rate specified in the stock option agreement. Shares covered by different stock options granted under the Amended 2020 EIP may be subject to different vesting schedules as the Amended 2020 EIP Administrator may determine, in all cases subject to the Amended 2020 EIP’s minimum vesting requirements. The Amended 2020 EIP Administrator also has flexibility to provide for accelerated vesting of stock options in certain events.

Term. The term of stock options granted under the Amended 2020 EIP may not exceed ten years and, in some cases (see “Limitations on Incentive Stock Options” below), may not exceed five years.

Termination of Service. Except as explicitly provided otherwise in an optionholder’s stock option agreement or other written agreement with us, stock options granted under the Amended 2020 EIP generally terminate three months after termination of the optionholder’s service unless (1) termination is due to the optionholder’s disability, in which case the stock option may be exercised (to the extent the stock option was exercisable at the time of the termination of service) at any time within 12 months following termination; (2) the optionholder dies before the optionholder’s service has terminated, or within the period (if any) specified in the stock option agreement after termination of service for a reason other than death, in which case the stock option may be exercised (to the extent the stock option was exercisable at the time of the optionholder’s death) within 18 months following the optionholder’s death by the person or persons to whom the rights to such stock option have passed or (3) the optionholder is terminated for cause in which case the stock option will cease to be exercisable immediately upon the optionholder’s termination. A stock option term may be extended in the event that exercise of the stock option following termination of service is prohibited by applicable securities laws or if the sale of stock received upon exercise of a stock option would violate our Insider Trading Policy. In no event may a stock option be exercised after its original expiration date.

For purposes of the Amended 2020 EIP, “cause” generally means (i) a participant’s repeated failure to perform one or more essential duties and responsibilities to the Company; (ii) a participant’s failure to follow the lawful directives of manager(s); (iii) a participant’s material violation of any Horizon policy; (iv) a participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct or gross misconduct; (v) a participant’s unauthorized use or disclosure of any proprietary information, confidential information or trade secrets of the Company or any other party to whom he or she owes an obligation of nondisclosure as a result of his or her relationship with the Company or (vi) a participant’s willful breach of any of his or her obligations under any written agreement or covenant with us or violation of any statutory duty owed to us. The determination that a termination of the participant’s continuous service is either for “cause” or without “cause” will be made by Horizon, in our sole discretion.

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Restrictions on Transfer. Generally, a participant may not transfer a stock option other than by will or the laws of descent and distribution or a domestic relations’ official marital settlement agreement or other divorce or separation instrument permitted under applicable law. During the lifetime of the participant, only the participant may exercise an incentive stock option. However, the Amended 2020 EIP Administrator may grant nonstatutory stock options that are transferable in certain limited instances. Options may not be transferred to a third-party financial institution for value. The Amended 2020 EIP Administrator may also allow a participant to designate a beneficiary who may exercise an option following the participant’s death.

Limitations on Incentive Stock Options

The aggregate fair market value, determined at the time of grant, of shares of Horizon ordinary shares with respect to incentive stock options that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. The stock options or portions of stock options that exceed this limit are treated as nonstatutory stock options. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10 percent of our total combined voting power or that of any affiliate unless the following conditions are satisfied:

•	the exercise price of the incentive stock option must be at least 110 percent of the fair market value of the stock subject to the incentive stock option on the date of grant; and

•	the term of the incentive stock option must not exceed five years from the date of grant.

The aggregate maximum number of ordinary shares that may be issued pursuant to the exercise of incentive stock options granted under the Amended 2020 EIP is 42,340,187 ordinary shares.

Terms of Stock Appreciation Rights

Stock appreciation rights may be granted under the Amended 2020 EIP pursuant to stock appreciation right agreements approved by the Amended 2020 EIP Administrator. Each stock appreciation right is denominated in ordinary share equivalents. Upon exercise of a stock appreciation right, we will pay the participant an amount equal to the excess of (a) the aggregate fair market value on the date of exercise of a number of ordinary share equivalents with respect to which the participant is exercising the stock appreciation right, over (b) the strike price determined by the Amended 2020 EIP Administrator on the date of grant. The appreciation distribution upon exercise of a stock appreciation right may be paid in cash, Horizon ordinary shares, a combination of cash and ordinary shares, or any other form of consideration determined by the Amended 2020 EIP Administrator, provided, however, that where ordinary shares are issued pursuant to a stock appreciation right, the nominal value of each newly issued ordinary share is fully paid up. The strike price of each stock appreciation right will be determined by the Amended 2020 EIP Administrator but will in no event be less than 100 percent of the fair market value of Horizon ordinary shares on the date of grant. Stock appreciation rights vest and become exercisable at the rate specified in the stock appreciation right agreement as determined by the Amended 2020 EIP Administrator in all cases subject to the Amended 2020 EIP’s minimum vesting requirements. The term of stock appreciation rights granted under the Amended 2020 EIP may not exceed ten years. Stock appreciation rights will be subject to the same conditions upon termination of a participant’s service and restrictions on transfer as stock options under the Amended 2020 EIP.

Terms of Restricted Stock Awards

Restricted stock awards may be granted under the Amended 2020 EIP pursuant to restricted stock award agreements adopted by the Amended 2020 EIP Administrator. Payment of any purchase price may be made in any legal form acceptable to the Amended 2020 EIP Administrator, provided, however, that where ordinary shares are issued pursuant to a restricted stock award, the nominal value of each newly issued ordinary share is fully paid up. Horizon ordinary shares acquired under a restricted stock award may be subject to forfeiture to Horizon in accordance with a vesting schedule to be determined by the Amended 2020 EIP Administrator in all cases subject to the Amended 2020 EIP’s minimum vesting requirements. Generally, restricted stock awards that have not vested will be forfeited upon the participant’s termination of continuous service for any reason and may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement.

Terms of Restricted Stock Unit Awards

RSUs may be granted under the Amended 2020 EIP pursuant to RSU agreements adopted by the Amended 2020 EIP Administrator. Payment of any purchase price may be made in any legal form acceptable to the Amended 2020 EIP Administrator, provided, however, that where ordinary shares are issued pursuant to an RSU, the nominal value of each newly issued ordinary share is fully paid up. We will settle a payment due to a recipient of an RSU by delivery of our ordinary shares, by cash, by a combination of cash and stock, or in any other form of consideration determined by the Amended 2020 EIP Administrator and set forth in the RSU agreement. Horizon ordinary shares acquired under an RSU may be subject to forfeiture to us in accordance with

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a vesting schedule to be determined by the Amended 2020 EIP Administrator in all cases subject to the Amended 2020 EIP’s minimum vesting requirements. Generally, RSUs that have not vested will be forfeited upon the participant’s termination of continuous service for any reason. Generally, RSUs may be transferred only upon such terms and conditions as are set forth in the RSU agreement.

Terms of Performance Awards

The Amended 2020 EIP allows us to grant performance awards that may be settled in ordinary shares, cash, or a combination thereof, to the extent permitted by applicable law. Performance awards may be granted, vest or be exercised based upon the attainment during a specified period of time of specified performance goals. The length of any performance period, the performance goals to be achieved during the performance period and the measure of whether and to what degree such performance goals have been attained will be determined by the Amended 2020 EIP Administrator. Performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices.

Terms of Other Stock Awards

The Amended 2020 EIP Administrator may grant other stock awards based in whole or in part by reference to the value of Horizon ordinary shares. Subject to the provisions of the Amended 2020 EIP, the Amended 2020 EIP Administrator will determine the terms and conditions of such awards which may be granted either alone or in addition to other stock awards granted under the Amended 2020 EIP. Other stock awards may be subject to vesting in accordance with a vesting schedule to be determined by the Amended 2020 EIP Administrator in all cases subject to the Amended 2020 EIP’s minimum vesting requirements. In all cases where ordinary shares are issued pursuant to other stock awards, the nominal value of each newly issued ordinary share will be fully paid up.

Changes to Capital Structure

In the event of certain changes to the outstanding Horizon ordinary shares without our receipt of consideration (whether through a stock split or other specified change in our capital structure), the Amended 2020 EIP Administrator will appropriately adjust: (1) the class(es) and maximum number of securities subject to the Amended 2020 EIP; (2) the class(es) and maximum number of securities that may be issued pursuant to the exercise of incentive stock options and (3) the class(es) and number of securities and the price per share of ordinary shares subject to outstanding stock awards.

Corporate Transactions

In the event of a corporate transaction (as defined in the Amended 2020 EIP and described below), transactions, outstanding stock awards shall be assumed, continued or substituted for similar stock awards by the surviving or acquiring corporation. If any surviving or acquiring corporation fails to assume, continue or substitute such stock awards, the vesting of stock awards held by participants whose continuous service has not terminated will be accelerated in full to a date prior to the corporate transaction as determined by our Board. All stock awards not assumed, continued or substituted for similar stock awards by the surviving or acquiring corporation will terminate upon the corporate transaction. In addition, our Board may also provide, in its sole discretion, that the holder of a stock award that will terminate upon the occurrence of a corporate transaction will receive a payment, if any, equal to the excess of (1) the value of the property the participant would have received upon exercise of the stock award over (2) the exercise price otherwise payable in connection with the stock award.

For purposes of the Amended 2020 EIP, a “corporate transaction” will be deemed to occur in the event of the consummation of (1) a sale or other disposition of all or substantially all of our consolidated assets, (2) a sale or other disposition of at least 50 percent of our outstanding securities, (3) a merger, consolidation or similar transaction following which Horizon is not the surviving corporation or (4) a merger, consolidation or similar transaction following which Horizon is the surviving corporation but the ordinary shares of Horizon outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Change in Control

Under the Amended 2020 EIP, a stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control (as defined in the Amended 2020 EIP and described below) as may be provided in the stock award agreement or other written agreement with the participant, but in the absence of such provision, no such acceleration will occur.

For purposes of the Amended 2020 EIP, a “change in control” generally means (i) the acquisition by a person or entity of more than 50 percent of our combined voting power other than by merger, consolidation or similar transaction; (ii) a consummated

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merger, consolidation or similar transaction immediately after which the Company shareholders cease to own more than 50 percent of the combined voting power of the surviving entity; (iii) a consummated sale, lease or exclusive license or other disposition of all or substantially all of our consolidated assets; (iv) the complete dissolution or liquidation of Horizon or (v) when a majority of our Board becomes comprised of individuals whose nomination, appointment, or election was not approved by a majority of our Board members or their approved successors. For the avoidance of doubt, any one or more of the above events may be effected pursuant to a compromise or arrangement sanctioned by the Irish courts or a scheme, contract or offer which has become binding on all shareholders under applicable Irish laws, or by means of a takeover bid pursuant to the laws of the European Union, as implemented into Irish law. In addition, the term “change in control” will not include a sale of assets, merger, or other transaction effected exclusively for the purpose of changing the domicile of the Company. The definition of “change in control” in an agreement between the participant and us may control with respect to awards subject to the agreement.

Plan Duration, Termination and Amendment

Our Board will have the authority to amend or terminate the Amended 2020 EIP at any time, subject to any required shareholder approval. However, except as otherwise provided in the Amended 2020 EIP, no amendment or termination of the Amended 2020 EIP may materially impair any rights under awards already granted to a participant unless agreed to by the affected participant. We will obtain shareholder approval of any amendment to the Amended 2020 EIP as required by applicable law and listing requirements. No incentive stock options may be granted under the Amended 2020 EIP after the tenth anniversary of the date the Amended 2020 EIP was adopted by the Compensation Committee.

U.S. Federal Income Tax Information

The following is a summary of the effect of U.S. federal income taxation on the participants in the Amended 2020 EIP and Horizon. However, it does not purport to be complete and does not describe the state, local or foreign tax considerations or the consequences for any particular individual.

Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the limitations of Section 162(m) of the IRC and the satisfaction of our tax reporting obligations. Section 162(m) may limit the deductibility of compensation paid to our chief executive officer and to each of our other “covered employees” under Section 162(m). Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible by us only to the extent that it does not exceed $1,000,000 or an exemption from such deduction limitation is applicable and available. The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered employees in excess of $1,000,000 will not be deductible unless it qualifies for transition relief applicable to certain performance-based compensation arrangements already in place as of November 2, 2017. Accordingly, any awards granted under the Amended 2020 EIP are not eligible to qualify for any exemption from such deduction limitation. The Amended 2020 EIP Administrator reserves the right to grant awards under the Amended 2020 EIP that result in compensation to our covered employees in excess of the $1,000,000 Section 162(m) deduction limitation.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of a nonstatutory stock option if the stock option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise, an optionholder will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price. If the optionholder is employed by us, that income will be subject to withholding taxes. The optionholder’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the optionholder’s capital gain holding period for those shares will begin on that date. Subject to the requirement of reasonableness, the limitations of Section 162(m) of the IRC and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionholder.

Incentive Stock Options

The Amended 2020 EIP provides for the grant of stock options that qualify as “incentive stock options,” as defined in Section 422 of the IRC. Under the IRC, an optionholder generally is not subject to ordinary income tax upon the grant or exercise of an incentive stock option. If the optionholder holds a share received on exercise of an incentive stock option for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss. If, however, an optionholder disposes of a share acquired on exercise of an incentive stock option before the end of the required holding period, which is referred to as a disqualifying disposition, the optionholder generally will recognize ordinary income in the year of the

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disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the incentive stock option was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the optionholder will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. We are not allowed an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the required holding period. If there is a disqualifying disposition of a share, however, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionholder, subject to the requirement of reasonableness, the limitations of Section 162(m) of the IRC and the satisfaction of a tax reporting obligation.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following his or her receipt of the stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested. Subject to the requirement of reasonableness, the limitations of Section 162(m) of the IRC and the satisfaction of a tax reporting obligation, Horizon will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Restricted Stock Unit Awards

Generally, the recipient of a stock unit structured to conform to the requirements of Section 409A of the IRC or an exception to Section 409A of the IRC will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of the fair market value of the shares of Horizon ordinary shares received over any amount paid by the recipient in exchange for Horizon ordinary shares. To conform to the requirements of Section 409A of the IRC, Horizon ordinary shares subject to an RSU may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change in control. If delivery occurs on another date, unless the RSUs otherwise comply with or qualify for an exception to the requirements of Section 409A of the IRC, in addition to the tax treatment described above, the recipient will owe an additional 20 percent federal tax and interest on any taxes owed.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from RSUs will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered. Subject to the requirement of reasonableness, the limitations of Section 162(m) of the IRC and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Stock Appreciation Rights

We may grant under the Amended 2020 EIP stock appreciation rights separate from any other award or in tandem with other awards under the Amended 2020 EIP. Where the stock appreciation rights are granted as stand-alone awards with a strike price equal to the fair market value of the underlying stock on the grant date, the recipient will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the limitations of Section 162(m) of the IRC, and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

New Plan Benefits

Awards under the Amended 2020 EIP are discretionary and are not subject to set benefits or amounts. Accordingly, we cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to executive officers or other employees of the Company under the Amended 2020 EIP.

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Plan Benefits

The table below shows, as to the listed individuals and specified groups, the number of shares subject to awards previously granted under the 2020 EIP (even if not currently outstanding) since its original effectiveness in April 2020 and through February 24, 2022, the record date.

Name	Options	RSUs	PSUs(1)
Named Executive Officers
Timothy P. Walbert	—	104,785	209,570
Chairman, President and Chief Executive Officer
Paul W. Hoelscher	—	34,928	69,856
Executive Vice President, Chief Financial Officer
Andy Pasternak	—	34,928	69,856
Executive Vice President, Chief Strategy Officer
Jeffrey W. Sherman, M.D., FACP	—	27,942	55,886
Executive Vice President, Chief Medical Officer
Barry J. Moze(2)	—	27,942	55,886
Former Executive Vice President, Chief Administrative Officer
Brian K. Beeler(3)	—	24,449	48,900
Former Executive Vice President, General Counsel
Director Nominees(4)
Michael Grey	—	—	—
Jeff Himawan, Ph.D.	—	—	—
Susan Mahony, Ph.D.	—	—	—

All current executive officers as a group	—	478,115	796,368
All current non-employee directors as a group(4)	—	—	—
Each associate of any director or executive officer	—	—	—
Each other person who received or is to receive 5% of rights granted under the 2020 EIP	—	—	—
All employees, including all current officers who are not executive officers, as a group	—	1,487,420	—

(1)	Numbers listed are the maximum number of PSU awards that could potentially vest at the time the grant was made.

(2)	Mr. Moze retired from Horizon in January 2022.

(3)	Mr. Beeler’s employment terminated in January 2022.

(4)	Non-Employee Directors are not eligible to participate in the Amended 2020 EIP.

Required Vote and Board Recommendation

Approval of Proposal 5 requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual General Meeting.

Our Board believes that approval of Proposal 5 is in our best interests and the best interests of our shareholders for the reasons stated above.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 5

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OTHER INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of our ordinary shares as of February 28, 2022 by: (i) each director and nominee for director; (ii) each of the NEOs in the Summary Compensation Table; (iii) all of our current executive officers and directors as a group and (iv) all those known by us to be beneficial owners of more than five percent of our ordinary shares. The table is based upon information supplied by our officers, directors and principal shareholders and/or a review of Schedules 13D and 13G documents filed with the SEC, if any, and other sources.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. The number of ordinary shares used to calculate the percentage ownership of each listed person includes the ordinary shares underlying options, warrants or other rights held by such persons that are exercisable as of April 29, 2022, which is 60 days after February 28, 2022.

Percentage of beneficial ownership is based on 229,192,789 ordinary shares outstanding as of February 28, 2022. Unless otherwise indicated, the address for the following shareholders is c/o Horizon Therapeutics plc, 70 St. Stephen’s Green, Dublin 2, D02 E2X4, Ireland.

	Number and Percentage of Shares Beneficially Owned

Name and Address of Beneficial Owner or Identity of Group	Ordinary Shares	Percentage
5% or Greater Shareholders:
The Vanguard Group, Inc.(1)	20,138,694	8.8%
100 Vanguard Blvd.
Malvern, PA 19355
Fidelity Management & Research Company LLC(2)	15,871,040	6.9%
245 Summer Street
Boston, MA 02210
BlackRock, Inc.(3)	13,008,024	5.7%
55 East 52nd Street
New York, NY 10055
Directors (Other than Timothy P. Walbert):
William F. Daniel(4)	186,930	*
Michael Grey(5)	181,467	*
Jeff Himawan, Ph.D.(6)	144,608	*
Susan Mahony, Ph.D.(7)	18,275	*
Gino Santini(8)	189,221	*
James Shannon, M.D.(9)	96,729	*
H. Thomas Watkins(10)	246,118	*
Pascale Witz(11)	129,968	*
Named Executive Officers:
Timothy P. Walbert(12)	3,352,076	1.4%
Paul W. Hoelscher(13)	573,913	*
Andy Pasternak	39,659	*
Jeffrey W. Sherman, M.D., FACP(14)	442,589
Barry J. Moze(15)	409,202	*
Brian Beeler(16)	50,545
All current executive officers and directors as a group (14 persons)(17)	5,764,641	2.5%

*	Represents beneficial ownership of less than one percent.

(1)	Includes 20,138,694 ordinary shares beneficially owned by The Vanguard Group. This information is based on a Schedule 13G/A filed on February 10, 2022 with the SEC.

(2)	Includes 15,871,040 ordinary shares beneficially owned by Fidelity Management & Research Company LLC. This information is based on a Schedule 13G/A filed on February 9, 2022 with the SEC.

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(3)	Includes 13,008,024 ordinary shares beneficially owned by BlackRock, Inc. This information is based on a Schedule 13G/A filed on February 3, 2022 with the SEC.

(4)

Includes (a) 74,467 ordinary shares held by Goodbody Trustees Limited, of which Mr. Daniel has beneficial ownership, (b) 4,223 ordinary shares that Mr. Daniel has the right to acquire from us within 60 days of February 28, 2022 pursuant to outstanding stock unit awards, and (c) 108,240 ordinary shares that Mr. Daniel has the right to acquire from us within 60 days of February 28, 2022 pursuant to the exercise of stock options.

(5)

Includes (a) 52,290 ordinary shares held by Goodbody Trustees Limited, of which Mr. Grey has beneficial ownership, (b) 10,000 ordinary shares held by the Grey Family Trust, of which Mr. Grey has beneficial ownership, (c) 4,223 ordinary shares that Mr. Grey has the right to acquire from us within 60 days of February 28, 2022 pursuant to outstanding stock unit awards, and (d) 114,954 ordinary shares that Mr. Grey has the right to acquire from us within 60 days of February 28, 2022 pursuant to the exercise of stock options.

(6)

Includes (a) 53,979 ordinary shares held by Goodbody Trustees Limited, of which Dr. Himawan has beneficial ownership, (b) 4,223 ordinary shares that Dr. Himawan has the right to acquire from us within 60 days of February 28, 2022 pursuant to outstanding stock unit awards, and (c) 86,406 ordinary shares that Dr. Himawan has the right to acquire from us within 60 days of February 28, 2022 pursuant to the exercise of stock options.

(7)

Includes (a) 14,052 ordinary shares held by Goodbody Trustees Limited, of which Dr. Mahony has beneficial ownership, and (b) 4,223 ordinary shares that Dr. Mahony has the right to acquire from us within 60 days of February 28, 2022 pursuant to outstanding stock unit awards.

(8)

Includes (a) 23,795 ordinary shares held by Goodbody Trustees Limited, of which Mr. Santini has beneficial ownership, (b) 4,223 ordinary shares that Mr. Santini has the right to acquire from us within 60 days of February 28, 2022 pursuant to outstanding stock unit awards, and (c) 114,954 ordinary shares that Mr. Santini has the right to acquire from us within 60 days of February 28, 2022 pursuant to the exercise of stock options.

(9)

Includes (a) 40,345 ordinary shares held by Goodbody Trustees Limited, of which Dr. Shannon has beneficial ownership, (b) 4,223 ordinary shares that Dr. Shannon has the right to acquire from us within 60 days of February 28, 2022 pursuant to outstanding stock unit awards, and (c) 52,161 ordinary shares that Dr. Shannon has the right to acquire from us within 60 days of February 28, 2022 pursuant to the exercise of stock options.

(10)

Includes (a) 6,000 ordinary shares, (b) 10,000 ordinary shares held by T-H Family Limited Partnership, of which Mr. Watkins is a general/managing partner, (c) 70,941 ordinary shares held by Goodbody Trustees Limited, of which Mr. Watkins has beneficial ownership, (d) 4,223 ordinary shares that Mr. Watkins has the right to acquire from us within 60 days of February 28, 2022 pursuant to outstanding stock unit awards, and (e) 154,954 ordinary shares that Mr. Watkins has the right to acquire from us within 60 days of February 28, 2022 pursuant to the exercise of stock options.

(11)

Includes (a) 41,352 ordinary shares held by Goodbody Trustees Limited, of which Ms. Witz has beneficial ownership, (b) 4,223 ordinary shares that Ms. Witz has the right to acquire from us within 60 days of February 28, 2022 pursuant to outstanding stock unit awards, and (c) 84,393 ordinary shares that Ms. Witz has the right to acquire from us within 60 days of February 28, 2022 pursuant to the exercise of stock options.

(12)

Includes (a) 277,098 ordinary shares, (b) 258,451 ordinary shares held by the Timothy P. Walbert Living Trust, of which Mr. Walbert is a beneficial owner, (c) 40,923 ordinary shares owned by Mr. Walbert’s spouse, (d) 107,739 ordinary shares held by the Timothy P. Walbert Gift Trust, of which Mr. Walbert has beneficial ownership, (e) 100,300 ordinary shares held by the Keli B. Walbert Gift Trust, of which Mr. Walbert has beneficial ownership, and (f) 2,567,565 ordinary shares that Mr. Walbert has the right to acquire from us within 60 days of February 28, 2022 pursuant to the exercise of stock options.

(13)

Includes (a) 67,675 ordinary shares, (b) 6,163 ordinary shares held by the Paul William Hoelscher Revocable Trust, of which Mr. Hoelscher is a beneficial owner, (c) 172,226 ordinary shares held in a limited liability company in which Mr. Hoelscher and his wife have shared voting power, and (d) 327,849 ordinary shares that Mr. Hoelscher has the right to acquire from us within 60 days of February 28, 2022 pursuant to the exercise of stock options.

(14)

Includes (a) 52,276 ordinary shares, (b) 44,775 ordinary shares held by the Jeffrey W. Sherman Living Trust, of which Dr. Sherman is a beneficial owner, (c) 105,808 ordinary shares held by the Jeffrey W. Sherman 2020 Gift Trust, of which Dr. Sherman is a beneficial owner, (d) 66,730 ordinary share held by the Mary B. Sherman Gift Trust, of which Dr. Sherman’s spouse is the beneficial owner, and (d) 173,000 ordinary shares that Dr. Sherman has the right to acquire from us within 60 days of February 28, 2022 pursuant to the exercise of stock options.

(15)

Includes (a) 141,416 ordinary shares and (b) 162,181 ordinary shares that Mr. Moze has the right to acquire from us within 60 days of February 28, 2022 pursuant to the exercise of stock options. Mr. Moze retired from Horizon January 6, 2022.

(16)	Mr. Beeler’s employment terminated effective January 6, 2022.

(17)

Includes the ordinary shares described in footnotes (4) through (14) and the following ordinary shares beneficially owned by our other current executive officers (which includes Sean M. Clayton, Michael A. DesJardin and Elizabeth H.Z. Thompson, Ph.D.) in the aggregate: (a) 158,716 ordinary shares, and (b) 4,372 ordinary shares that can be acquired within 60 days of February 28, 2022 pursuant to the exercise of stock options.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual General Meeting materials with respect to two or more shareholders sharing the same address by delivering a Notice of Internet Availability of Proxy Materials or other Annual General Meeting materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials or other Annual General Meeting materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials or other Annual General Meeting materials, please notify your broker or us. Direct your written request to David Caraher, Company Secretary, at 70 St. Stephen’s Green, Dublin 2, D02 E2X4, Ireland, or contact David Caraher at +353 1 7722 100 (Ireland). Shareholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials or other Annual General Meeting materials at their

Horizon  |  2022 Proxy Statement 91

addresses and would like to request “householding” of their communications should contact their brokers. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of our proxy materials to a shareholder at a shared address to which a single copy of the materials was delivered.

Shareholder Proposals

Our shareholders may submit proposals on matters appropriate for shareholder action at shareholder meetings in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2023 Annual General Meeting of Shareholders, all applicable requirements of Rule 14a-8 must be satisfied and, pursuant to Rule 14a-8, such proposals must be received by us no later than             , 2022. However, if our 2023 Annual General Meeting of Shareholders is not held between March 29, 2023 and May 28, 2023, then the deadline will be a reasonable time prior to the time that we begin to print and mail our proxy materials. Such proposals should be delivered to 70 St. Stephen’s Green, Dublin 2, D02 E2X4, Ireland.

Our Memorandum and Articles of Association provide that shareholder nominations of persons to be elected to the Board at an annual general meeting and the proposal of other business to be considered by the shareholders at an annual general meeting must be made following written notice to our Company Secretary which is executed by a shareholder and accompanied by certain background and other information specified in our Memorandum and Articles of Association. Such written notice and information must be received by our Company Secretary at our registered office (i) no earlier than the close of business on             , 2022, which is 150 days prior to the first anniversary of the date this Proxy Statement was first released to shareholders for the Annual General Meeting and (ii) no later than the close of business on , 2022, which is 90 days prior to the first anniversary of the date this Proxy Statement was first released to shareholders for the Annual General Meeting. Each submission relating to the nomination of persons to be elected to the Board must:

•	set forth the name, age, business address and residence address of each individual whom the shareholder proposes to nominate for election or re-election as a director;

•	set forth the principal occupation or employment of such nominee;

•	set forth the class and number of our ordinary shares which are owned of record and beneficially by such nominee;

•	set forth the date or dates on which such ordinary shares were acquired and the investment intent of such acquisition;

•	include a completed and signed questionnaire, representation and agreement required by article 98.4 of our Articles of Association;

•

include such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required pursuant to Regulation 14A under the Exchange Act and the rules and regulations promulgated thereunder (including such proposed nominee’s written consent to being named as a nominee and to serving as a director if elected); and

•	include the information required by article 98.3 of our Articles of Association.

Our Articles of Association provide that other resolutions may only be proposed at an annual general meeting if either (i) it is proposed by or at the direction of our Board; (ii) it is proposed at the direction of the Irish High Court; (iii) it is requisitioned in writing by shareholders of record holding such aggregate number of ordinary shares as is prescribed by, and is made in accordance with, Section 178 of the Irish Companies Act 2014 or (iv) the chairman of the meeting decides, in his or her absolute discretion, that the proposal may properly be regarded as within the scope of the relevant meeting. In addition, the proxy solicited by our Board for the 2023 Annual General Meeting of Shareholders will confer discretionary voting authority with respect to (i) any proposal presented by a shareholder at that meeting for which we have not been provided with notice by             , 2023 and (ii) if we have received notice of such proposal by             , 2023, if the 2023 Proxy Statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the shareholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act. On any other business which may properly come before the annual general meeting, or any adjournment thereof, and whether procedural or substantive in nature (including without limitation any motion to amend a resolution or adjourn the meeting) not specified in this Proxy Statement, the proxy will act at his/her discretion.

In addition to satisfying the foregoing requirements under the Articles of Association, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Horizon’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 27, 2023.

Horizon  |  2022 Proxy Statement 92

Presentation of Irish Statutory Financial Statements

Our Irish statutory financial statements for the fiscal year ended December 31, 2021, including the reports of the directors and statutory auditors thereon, will be presented at the Annual General Meeting in accordance with the requirements of the Irish Companies Act 2014. Our Irish statutory financial statements will be approved by the Board. There is no requirement under Irish law that such statements be approved by shareholders, and no such approval will be sought at the Annual General Meeting. Our Irish statutory financial statements will be available on our website at www.horizontherapeutics.com on or before April 6, 2022.

Special Note Regarding Forward-Looking Statements

This Proxy Statement and the shareholder letter included herewith contain “forward-looking statements” — that is, statements related to future, not past, events — as defined in Section 21E of the Exchange Act, that reflect our current expectations regarding our future growth, results of operations, business strategy and plans, financial condition, cash flows, performance, business prospects and opportunities, as well as assumptions made by, and information currently available to, our management. Forward-looking statements include any statement that does not directly relate to a current or historical fact. Forward-looking statements generally can be identified by words such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “potential,” “projected,” “expect,” “should,” “would” or similar expressions. These statements are based on current expectations and assumptions that are subject to risks and uncertainties inherent in our business, which could cause our actual results to differ materially from those indicated in the forward-looking statements including, without limitation, the risks set forth under Part I — Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievement. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

Horizon  |  2022 Proxy Statement 93

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual General Meeting. If any other matters are properly brought before the meeting, it is the intention of the proxy holders to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

David Caraher

Company Secretary

            , 2022

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 is available without charge upon written request to: Company Secretary, Horizon Therapeutics plc, 70 St. Stephen’s Green, Dublin 2, D02 E2X4, Ireland.

Horizon  |  2022 Proxy Statement 94

ANNEX A

HORIZON THERAPEUTICS PUBLIC LIMITED COMPANY

AMENDED AND RESTATED 2020 EQUITY INCENTIVE PLAN

1.	GENERAL.

(a)        Relationship to Prior Plans. The Plan is the successor to the 2014 Plan. As of the Effective Date, (i) no additional awards may be granted under the 2014 Plan; (ii) the Prior Plans’ Available Reserve plus any Returning Shares will become available for issuance pursuant to Awards granted under this Plan; and (iii) all outstanding awards granted under the Prior Plans will remain subject to the terms of the applicable Prior Plan (except to the extent such outstanding awards result in Returning Shares that become available for issuance pursuant to Awards granted under this Plan). All Awards granted under this Plan will be subject to the terms of this Plan.

(b)        Plan Purpose. The Company, by means of the Plan, seeks to secure and retain the services of Employees, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Ordinary Shares through the granting of Awards.

(c)        Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.

(d)        Adoption Date. The Plan will come into existence on the Adoption Date. No Award may be granted under the Plan prior to the Adoption Date. Any Award granted prior to the Effective Date is contingent upon timely receipt of shareholder approval to the extent required under applicable tax, securities and regulatory rules, and satisfaction of any other compliance requirements.

2.	SHARES SUBJECT TO THE PLAN.

(a)        Share Reserve. Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of Ordinary Shares that may be issued pursuant to Awards will not exceed 47,140,187 shares, which number is the sum of: (i) 4,800,000 new shares; plus (ii) 7,000,000 shares that were approved at the Company’s 2021 Annual General Meeting of Shareholders; plus (iii) the number of shares originally approved for the Plan (consisting of: (1) 6,900,000 shares; plus (2) the Prior Plan’s Available Reserve; plus (3) the number of Returning Shares, if any, as such shares become available from time to time).

(b)        Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of Ordinary Shares that may be issued pursuant to the exercise of Incentive Stock Options shall be 42,340,187 shares.

(c)        Share Reserve Operation.

(i)        Share Counting. Subject to subsection 3(c)(iv), the number of Ordinary Shares available for issuance under the Plan shall be reduced by: (1) one Ordinary Share for each Ordinary Share issued pursuant to (A) an Appreciation Award granted under the Plan and (2) 1.40 Ordinary Shares for each Ordinary Share issued pursuant to a Full Value Award granted under the Plan. The number of Ordinary Shares available for issuance under the Plan will be increased by: (A) one share for each Returning Share subject to an Appreciation Award and (B) 1.40 Ordinary Shares for each Returning Share subject to a Full Value Award.

(ii)        Limit Applies to Ordinary Shares Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of Ordinary Shares that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of Ordinary Shares reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(iii)        Actions that Do Not Constitute Issuance of Ordinary Shares and Do Not Reduce Share Reserve. The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued, or (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Ordinary Shares).

(iv)        Reversion of Previously Issued Ordinary Shares to Share Reserve.

(1)        Shares Available for Subsequent Issuance. If any Award is forfeited back to the Company or Ordinary Shares are redeemed or repurchased by the Company or any Affiliate (in accordance with applicable Irish law) because of the failure to meet a contingency or condition required to vest such Ordinary Shares, then the Ordinary Shares that are forfeited, redeemed or repurchased shall revert to and again become available for issuance under the Plan. The number of Ordinary Shares that shall revert to and again available for issuance under the Plan pursuant to the foregoing provision shall be: (A) one share for each forfeited, redeemed or repurchased share subject to an Appreciation Award granted under the Plan and (B) 1.40 Ordinary Shares for each forfeited, redeemed or repurchased share subject to a Full Value Award granted under the Plan.

(2)        Shares Not Available for Subsequent Issuance. The following Ordinary Shares will not become available again for issuance under the Plan: (A) any Ordinary Shares that are reacquired or withheld (or not issued) by the Company to satisfy the exercise, strike or purchase price of an Award or an award granted under a Prior Plan (including any shares subject to such Award or award granted under a Prior Plan that are not delivered because such award is exercised through a reduction of shares subject to such Award or award granted under a Prior Plan (i.e., “net exercised”)); (B) any shares that are reacquired or withheld (or not issued) by the Company to satisfy a Withholding Obligation of an Award or tax withholding obligation of an award granted under a Prior Plan; (C) any shares repurchased by the Company on the open market with the proceeds of the exercise, strike or purchase price of any Award or award granted under a Prior Plan; and (D) in the event that stock appreciation right granted under the Plan or a Prior Plan is settled in Ordinary Shares, the gross number of Ordinary Shares subject to such award.

3.	ELIGIBILITY, LIMITATIONS AND OTHER TERMS.

(a)        Eligible Award Recipients. Subject to the terms of the Plan, Employees are eligible to receive Awards.

(b)        Specific Award Limitations.

(i)        Limitations on Incentive Stock Option Recipients. Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).

(ii)        Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Ordinary Shares with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(iii)        Limitations on Incentive Stock Options Granted to Ten Percent Shareholders. A Ten Percent Shareholder may not be granted an Incentive Stock Option unless (i) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (ii) the Option is not exercisable after the expiration of five years from the date of grant of such Option.

(iv)        Limitations on Nonstatutory Stock Options and SARs. Nonstatutory Stock Options and SARs may not be granted to Employees who are providing Continuous Service only to any “parent” of the Company (as such term is defined in Rule 405) unless the shares underlying such Awards is treated as “service recipient stock” under Section 409A because the Awards are granted pursuant to a corporate transaction (such as a spin off transaction) or unless such Awards otherwise comply with the distribution requirements of Section 409A.

(c)        Aggregate Incentive Stock Option Limit. The aggregate maximum number of Ordinary Shares that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares specified in Section 2(b).

(d)        Minimum Vesting Requirements. No Award may vest (or, if applicable, be exercisable) until at least twelve (12) months following the date of grant of the Award; provided, however, that up to five percent (5%) of the Share Reserve may be subject to Awards that do not meet such vesting (and, if applicable, exercisability) requirements.

(e)        Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any Ordinary Shares subject to a Restricted Stock Award, or Restricted Stock Unit Award, as determined by the Board and contained in the applicable Award Agreement; provided, however, that (i) no dividends or dividend equivalents may be paid with respect to any such shares before the date such shares have vested under the terms of such Award Agreement, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of such Award Agreement (including, but not limited to, any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to the Company on the date, if any, such shares are forfeited to or repurchased by the Company due to a failure to meet any vesting conditions under the terms of such Award Agreement. Dividend or dividend equivalents may not be paid or credited with respect to any Awards, other than as specified above.

(f)        Vesting upon Death. Notwithstanding anything in the Plan to the contrary, if a Participant’s Continuous Service terminates as a result of the Participant’s death, each of the Participant’s Awards will become fully vested (and exercisable, if applicable) as of the date of such termination, to the extent that such Awards are outstanding and unvested as of the date of such termination; provided, however, that, notwithstanding the foregoing, with respect to any such Award that is subject to performance-based vesting conditions or requirements, such Award will continue to be subject to the terms of such Award (including such performance-based vesting conditions or requirements), except that on and following the date of such termination, any Continuous Service requirement and any requirement that such Award terminate or be forfeited upon the date of such termination will not be applicable to such Award; provided further, however, that, notwithstanding the foregoing, this Section 3(f) will not be applicable to any of the Participant’s Awards if such termination occurs in connection with an event that would qualify for a termination of the Participant’s Continuous Service for Cause.

4.	OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in Ordinary Share equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(a)        Term. Subject to Section 3(b)(iii) regarding Ten Percent Shareholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.

(b)        Exercise or Strike Price. Subject to Section 3(b)(iii) regarding Ten Percent Shareholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code, provided that in all cases the exercise price is not less than the nominal value of an Ordinary Share.

(c)        Exercise Procedure and Payment of Exercise Price for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement; provided, however, that where Ordinary Shares are issued pursuant to the exercise of an Option, the nominal value of each newly issued Ordinary Share is fully paid up:

(i)        by cash or check, bank draft or money order payable to the Company;

(ii)      pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Ordinary Shares subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;

(iii)      by delivery to the Company (either by actual delivery or attestation) of Ordinary Shares that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Ordinary Shares is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Ordinary Shares, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;

(iv)      if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of Ordinary Shares issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter, (2) irrespective of whether a “net exercise” arrangement is used, the nominal value of each newly issued Ordinary Shares will be fully paid up in cash and (3) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment;

(v)       deduction from salary due and payable to an Employee by the Company or any Affiliate; or

(vi)       in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.

(d)        Exercise Procedure and Payment of Appreciation Distribution for SARs. In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of Ordinary Shares equal to the number of Ordinary Share equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Ordinary Shares or cash (or any combination of Ordinary Shares and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement; provided, however, that where Ordinary Shares are issued pursuant to a Stock Appreciation Right, the nominal value of each newly issued Ordinary Share is fully paid up.

(e)        Transferability. Options and SARs may not be transferred to third party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:

(i)        Restrictions on Transfer. An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.

(ii)        Domestic Relations Orders. Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.

(f)        Vesting. The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.

(g)        Termination of Continuous Service for Cause. Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the Ordinary Shares subject to the forfeited Award, or any consideration in respect of the forfeited Award.

(h)        Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause. Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):

(i)        three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);

(ii)      12 months following the date of such termination if such termination is due to the Participant’s Disability;

(iii)      18 months following the date of such termination if such termination is due to the Participant’s death; or

(iv)      18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).

Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the Ordinary Shares subject to the terminated Award, or any consideration in respect of the terminated Award.

(i)        Restrictions on Exercise; Extension of Exercisability. A Participant may not exercise an Option or SAR at any time that the issuance of Ordinary Shares upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of Ordinary Shares upon such exercise would violate Applicable Law, or (ii) the immediate sale of any Ordinary Shares issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).

(j)        Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any Ordinary Shares until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

(k)        Whole Shares. Options and SARs may be exercised only with respect to whole Ordinary Shares or their equivalents.

5.	AWARDS OTHER THAN OPTIONS AND STOCK APPRECIATION RIGHTS.

(a)        Restricted Stock Awards and RSU Awards. Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(i)        Form of Award.

(1)        RSAs: To the extent consistent with the Company’s Bylaws, at the Board’s election, Ordinary Shares subject to a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a shareholder of the Company with respect to any shares subject to a Restricted Stock Award.

(2)        RSUs: An RSU Award represents a Participant’s right to be issued on a future date the number of Ordinary Shares that is equal to the number of restricted stock units subject to the RSU Award. As a holder of an RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue Ordinary Shares in settlement of such Award and nothing contained in the Plan or any RSU Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a shareholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).

(ii)        Consideration.

(1)        RSA: A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of consideration as the Board may determine and permissible under Applicable Law; provided, however, that where Ordinary Shares are issued pursuant to a Restricted Stock Award the nominal value of each newly issued Ordinary Share is fully paid up.

(2)        RSU: Unless otherwise determined by the Board at the time of grant, an RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any Ordinary Shares pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any Ordinary Shares in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law; provided, however, that where Ordinary Shares are issued pursuant to an RSU Award the nominal value of each newly issued Ordinary Share is fully paid up.

(iii)      Vesting. The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.

(iv)      Termination of Continuous Service. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (i) the Company may receive through a forfeiture condition or a repurchase right any or all of the Ordinary Shares held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement and (ii) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the Ordinary Shares issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.

(v)      Settlement of RSU Awards. An RSU Award may be settled by the issuance of Ordinary Shares or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.

(b)        Performance Awards. With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board; provided, however, that where Ordinary Shares are issued pursuant to any Performance Award, the nominal value of each newly issued Ordinary Share is fully paid up.

(c)        Other Awards. Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Ordinary Shares, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of Ordinary Shares (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards; provided, however, that where Ordinary Shares are issued pursuant to any Other Stock Award, the nominal value of each newly issued Ordinary Share is fully paid up.

6.	ADJUSTMENTS UPON CHANGES IN ORDINARY SHARES; OTHER CORPORATE EVENTS.

(a)        Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of Ordinary Shares subject to the Plan pursuant to Section 2(a), (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(b), and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Ordinary Shares subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional Ordinary Shares shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.

(b)        Dissolution or Liquidation. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding Ordinary Shares not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the Ordinary Shares subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service, provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c)        Corporate Transaction. The following provisions will apply to Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.

(i)        Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the shareholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Ordinary Shares issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.

(ii)      Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) shall be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction. With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction.

(iii)      Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv)      Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.

(d)        Appointment of Shareholder Representative. As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a shareholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.

(e)        No Restriction on Right to Undertake Transactions. The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of shares or of options, rights or options to purchase shares or of bonds, debentures, preferred or prior preference shares whose rights are superior to or affect the Ordinary Shares or the rights thereof or which are convertible into or exchangeable for Ordinary Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7.	ADMINISTRATION.

(a)        Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.

(b)        Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)        To determine from time to time (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Ordinary Shares or other payment pursuant to an Award; (5) the number of Ordinary Shares or cash equivalent with respect to which an Award will be granted to each such person; and (6) the Fair Market Value applicable to an Award.

(ii)      To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.

(iii)      To settle all controversies regarding the Plan and Awards granted under it.

(iv)      To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.

(v)      To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending share dividend, share split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the Ordinary Shares or the share price of the Ordinary Shares including any Corporate Transaction, for reasons of administrative convenience.

(vi)      To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vii)      To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that shareholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(viii)    To submit any amendment to the Plan for shareholder approval.

(ix)      To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(x)      Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(xi)     To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).

(c)        Delegation to Committee.

(i)        General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii)       Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.

(d)        Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

(e)        Cancellation and Re-Grant of Awards. Neither the Board nor any Committee will have the authority to: (i) reduce the exercise price or strike price of any outstanding Options or SARs under the Plan, or (ii) cancel any outstanding Options or SARs that have an exercise price or strike price greater than the current Fair Market Value in exchange for cash or other Awards under the Plan, unless the shareholders of the Company have approved such an action within twelve months prior to such an event.

(f)        Delegation to Officer. The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of Ordinary Shares to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of Ordinary Shares that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.

8.	TAX WITHHOLDING

(a)        Withholding Authorization. As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for (including), any sums required to satisfy any Withholding Obligations, if any, which may arise in connection with the grant, exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue Ordinary Shares subject to an Award, unless and until such Withholding Obligations are satisfied.

(b)        Satisfaction of Withholding Obligation. To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any Withholding Obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding Ordinary Shares from the Ordinary Shares issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, or (vi) by such other method as may be set forth in the Award Agreement.

(c)        No Obligation to Notify or Minimize Taxes; No Liability to Claims. Except as required by Applicable Law the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Ordinary Shares on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Ordinary Shares on the date of grant as subsequently determined by the Internal Revenue Service.

(d)        Withholding Indemnification. As a condition to accepting an Award under the Plan, in the event that the amount of the Withholding Obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.

9.    MISCELLANEOUS.

(a)        Source of Shares. The stock issuable under the Plan will be authorized but unissued or reacquired Ordinary Shares, including shares redeemed or repurchased by the Company or any Affiliate on the open market or otherwise, in accordance with Irish law.

(b)        Use of Proceeds from Sales of Ordinary Shares. Proceeds from the sale of Ordinary Shares pursuant to Awards will constitute general funds of the Company.

(c)        Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(d)        Shareholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Ordinary Shares subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Ordinary Shares subject to such Award is reflected in the records of the Company.

(e)        No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award the employment of an Employee with or without notice and with or without cause. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.

(f)        Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(g)        Execution of Additional Documents. As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.

(h)        Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Ordinary Shares (e.g., a share certificate or electronic entry evidencing such shares) shall be determined by the Company.

(i)        Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired Ordinary Shares or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntary terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

(j)        Securities Law Compliance. A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.

(k)        Transfer or Assignment of Awards; Issued Shares. Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of Restricted Stock and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.

(l)        Effect on Other Employee Benefit Plans. The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

(m)        Deferrals. To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Ordinary Shares or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals by will be made in accordance with the requirements of Section 409A.

(n)        Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the Ordinary Shares are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

(o)        CHOICE OF LAW. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Illinois, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Illinois.

10.	COVENANTS OF THE COMPANY.

(a)        Compliance with Law. The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell Ordinary Shares upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Ordinary Shares issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Ordinary Shares under the Plan, the Company will be relieved from any liability for failure to issue and sell Ordinary Shares upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Ordinary Shares pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.

11.	ADDITIONAL RULES FOR AWARDS SUBJECT TO SECTION 409A.

(a)        Application. Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.

(b)        Non-Exempt Awards Subject to Non-Exempt Severance Arrangements. To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this subsection (b) apply.

(i)        If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares be issued in respect of such Non-Exempt Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date, or (ii) the 60th day that follows the applicable vesting date.

(ii)        If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of such Non-Exempt Award as of the date of grant, then the shares will be earlier issued in settlement of such Non-Exempt Award upon the Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service. However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iii)        If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of the Non-Exempt Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).

(c)        Treatment of Non-Exempt Awards Upon a Corporate Transaction for Employees. The provisions of this subsection (c) shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Corporate Transaction.

(i)        Vested Non-Exempt Awards. The following provisions shall apply to any Vested Non-Exempt Award in connection with a Corporate Transaction:

(1)        If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award. Upon the Section 409A Change in Control the settlement of the Vested Non-Exempt Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested Non-Exempt Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.

(2)        If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award. The shares to be issued in respect of the Vested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.

(ii)        Unvested Non-Exempt Awards. The following provisions shall apply to any Unvested Non-Exempt Award unless otherwise determined by the Board pursuant to subsection (e) of this Section.

(1)        In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested Non-Exempt Award. Unless otherwise determined by the Board, any Unvested Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of any Unvested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.

(2)        If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in subsection (d) below. In the absence of such discretionary election by the Board, any Unvested Non-Exempt Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Corporate Transaction.

(3)        The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.

(d)        If the RSU Award is a Non-Exempt Award, then the provisions in this Section 11(d) shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:

(i)        Any exercise by the Board of discretion to accelerate the vesting of a Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.

(ii)        The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).

(iii)        To the extent the terms of any Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a Non-Exempt Award provides that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation From Service. However, if at the time the shares would otherwise be issued to a Participant in connection with a “separation from service” such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of the Participant’s Separation From Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iv)        The provisions in this subsection (d) for delivery of the shares in respect of the settlement of an RSU Award that is a Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant in respect of such Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.

12.	SEVERABILITY.

If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

13.	TERMINATION OF THE PLAN.

The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the Effective Date. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

14.	DEFINITIONS.

As used in the Plan, the following definitions apply to the capitalized terms indicated below:

(a)        “2014 Plan” means the Horizon Therapeutics Public Limited Company Amended and Restated 2014 Equity Incentive Plan.

(b)        “Acquiring Entity” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.

(c)        “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.

(d)        “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(e)        “Applicable Law” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).

(f)        “Appreciation Award” means (i) a stock option or stock appreciation right granted under the Prior Plan or (ii) an Option or SAR granted under the Plan, in each case with respect to which the exercise or strike price is at least 100% of the Fair Market Value of the Ordinary Shares subject to the stock option or stock appreciation right, or Option or SAR, as applicable, on the date of grant.

(g)        “Award” means any right to receive Ordinary Shares, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, an RSU Award, a SAR, a Performance Award or any Other Award).

(h)        “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided to a Participant along with the Grant Notice.

(i)        “Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants.

(j)        “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Ordinary Shares subject to the Plan or subject to any Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, share dividend, dividend in property other than cash, large nonrecurring cash dividend, share split, reverse share split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(k)        “Cause” has the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s repeated failure to perform one or more essential duties and responsibilities to the Company; (ii) such Participant’s failure to follow the lawful directives of manager(s); (iii) such Participant’s material violation of any Company policy; (iv) such Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct or gross misconduct; (v) such Participant’s unauthorized use or disclosure of any proprietary information, confidential information or trade secrets of the Company or any other party to whom he or she owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (vi) such Participant’s willful breach of any of his or her obligations under any written agreement or covenant with the Company or violation of any statutory duty owed to the Company. Any determination that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or Affiliate or such Participant for any other purpose. The determination that a termination of the Participant’s Continuous Service is for Cause will be made by the Board or Compensation Committee with respect to Participants who are executive officers of the Company and by the Chief Executive Officer with respect to Participants who are not executive officers of the Company.

(l)        “Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events; provided, however, to the extent necessary to avoid adverse personal income tax consequences to the Participant in connection with an Award, also constitutes a Section 409A Change in Control:

(i)        any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company or any Affiliate reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company or any Affiliate, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)        there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)       the shareholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

(iv)       there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by shareholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v)       individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

For the avoidance of doubt, any one or more of the above events may be effected pursuant to (i) a compromise or arrangement sanctioned by the Irish courts under section 201 of the Companies Act 1963 (as may be amended, updated or replaced from time to time) (the “1963 Act”) or (ii) a scheme, contract or offer which has become binding on all shareholders pursuant to Section 204 of the 1963 Act, or (iii) a bid pursuant to Regulation 23 or 24 of the European Communities (Takeover Bids (Directive 2004/25/EC)) Regulations 2006.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(m)        “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(n)        “Committee” means the Compensation Committee and any other committee of Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.

(o)        “Company” means Horizon Therapeutics Public Limited Company, a company incorporated under the laws of Ireland.

(p)        “Compensation Committee” means the Compensation Committee of the Board.

(q)        “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an

Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(r)        “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company (or an Affiliate, if applicable), in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer of the Company (or an Affiliate, if applicable), including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s (or an Affiliate’s, if applicable) leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

(s)        “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)        a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;

(ii)       a sale or other disposition of at least 50% of the outstanding securities of the Company;

(iii)       a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)       a merger, consolidation or similar transaction following which the Company is the surviving corporation but the Ordinary Shares outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(t)        “Director” means a member of the Board.

(u)       “determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.

(v)       “Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(w)         “Effective Date” means the date of the annual meeting of shareholders of the Company held in 2020; provided, that this Plan is approved by the Company’s shareholders at such meeting.

(x)         “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(y)         “Employer” means the Company or the Affiliate of the Company that employs the Participant.

(z)         “Entity” means a corporation, partnership, limited liability company or other entity.

(aa)       “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(bb)       “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their Ownership of shares of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(cc)        “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Ordinary Shares (as determined on a per share or aggregate basis, as applicable) determined as follows:

(i)        If the Ordinary Shares are listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such shares as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Ordinary Shares) on the date of determination, as reported in a source the Board deems reliable.

(ii)       If there is no closing sales price for the Ordinary Shares on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii)      In the absence of such markets for the Ordinary Shares, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(dd)       “Full Value Award” means an Award granted under the Plan or an award granted under a Prior Plan in each case that is not an Appreciation Award.

(ee)       “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).

(ff)       “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of Ordinary Shares subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.

(gg)       “Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(hh)       “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option that may be exercised, (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (v) to comply with other Applicable Laws.

(ii)       “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(jj)        “Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company, (ii) the terms of any Non-Exempt Severance Agreement.

(kk)       “Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.

(ll)       “Non-Exempt Severance Arrangement” means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.

(mm)       “Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.

(nn)       “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(oo)       “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase Ordinary Shares granted pursuant to the Plan.

(pp)       “Option Agreement” means a written agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.

(qq)       “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(rr)       “Ordinary Shares” means the ordinary shares in the capital of the Company with a nominal value of US$0.0001 per share.

(ss)       “Other Award” means an award based in whole or in part by reference to the Ordinary Shares which is granted pursuant to the terms and conditions of Section 5(c).

(tt)        “Other Award Agreement” means a written agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.

(uu)        “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(vv)        “Participant” means an Employee to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(ww)        “Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Ordinary Shares.

(xx)        “Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any measure of performance selected by the Board.

(yy)        “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding Ordinary Shares by reason of any share dividend or split, share repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to holders of Ordinary Shares other than regular cash dividends; (9) to exclude the effects of share-based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Cash Award.

(zz)        “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(aaa)        “Plan” means this Horizon Therapeutics Public Limited Company Amended and Restated 2020 Equity Incentive Plan.

(bbb)        “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.

(ccc)        “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).

(ddd)        “Prior Plan’s Available Reserve” means the number of shares available for the grant of new awards under the 2014 Plan as of February 25, 2020, including the number of shares available for the grant of “inducement awards” under the 2014 Plan pursuant to Nasdaq Listing Rule 5635(c)(4).

(eee)        “Prior Plans” means the 2014 Plan, the Horizon Pharma, Inc. 2011 Equity Incentive Plan and the Horizon Pharma, Inc. 2005 Stock Plan and each is a “Prior Plan”.

(fff)        “Prospectus” means the document containing the Plan information specified in Section 10(a) of the Securities Act.

(ggg)        “Restricted Stock Award” or “RSA” means an Award of Ordinary Shares which is granted pursuant to the terms and conditions of Section 5(a).

(hhh)        “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(iii)        “Returning Shares” means shares subject to outstanding share awards granted under the Prior Plans, including any outstanding share awards granted under the Prior Plans as “inducement awards” pursuant to Nasdaq Listing Rule 5635(c)(4), and that following February 25, 2020: (A) are not issued because such share award or any portion thereof expires or otherwise terminates without all of the shares covered by such share award having been issued; (B) are not issued because such award or any portion thereof is settled in cash; or (C) are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares.

(jjj)    “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of Ordinary Shares which is granted pursuant to the terms and conditions of Section 5(a).

(kkk)        “RSU Award Agreement” means a written agreement between the Company and a holder of an RSU Award evidencing the terms and conditions of an RSU Award grant. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.

(lll)        “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(mmm)        “Rule 405” means Rule 405 promulgated under the Securities Act.

(nnn)        “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.

(ooo)        “Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(ppp)        “Securities Act” means the Securities Act of 1933, as amended.

(qqq)        “Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).

(rrr)        “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Ordinary Shares that is granted pursuant to the terms and conditions of Section 4.

(sss)        “SAR Agreement” means a written agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.

(ttt)        “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(uuu)        “Ten Percent Shareholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) shares possessing more than 10% of the total combined voting power of all classes of shares of the Company or any Affiliate.

(vvv)        “Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.

(www)        “Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.

(xxx)        “Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.

(yyy)        “Withholding Obligation” means any U.S. federal, state, local and/or foreign tax, levies or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the grant, exercise, vesting or s settlement of an Award, as applicable.

ANNEX B

RECONCILIATION OF

INTERNAL ADJUSTED EBITDA TO ADJUSTED EBITDA

This Proxy Statement includes information about certain non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with Generally Accepted Accounting Principles (GAAP), are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies.

Internal Adjusted EBITDA

Internal adjusted EBITDA used in our performance targets for compensation purposes differs from the adjusted EBITDA that we report as part of our non-GAAP financial results and elsewhere in this Proxy Statement.

Adjusted EBITDA represents adjusted earnings before interest, taxes, depreciation and amortization and other amounts (EBITDA) and is used and provided as a non-GAAP financial measure so our investors have a more complete understanding of our financial performance.

Internal adjusted EBITDA contains additional adjustments to adjusted EBITDA to exclude upfront and milestone payments related to collaboration and license agreements.

A reconciliation of adjusted EBITDA to internal adjusted EBITDA follows below:

(in millions)	Year Ended December 31, 2021

Adjusted EBITDA	$1,284.3
Upfront and milestone payments related to license and collaboration agreements	89.7

Internal Adjusted EBITDA	$1,374.0

B-1

HORIZON THERAPEUTICS PLC 70 ST. STEPHEN’S GREEN DUBLIN 2 , D02 E2X4, IRELAND
Use the Internet to transmit your voting instructions and for electronic delivery VOTE BY INTERNET - www.proxyvote.com of proxy card in hand when you access the web site and follow the instructions to information up until 11:59 p.m. Eastern Time on April 27, 2022. Have your obtain your records and to create an electronic voting instruction form. If you would like to reduce the costs incurred by our company in mailing proxy ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS and materials, you can consent to receiving all future proxy statements, proxy cards annual reports electronically via e-mail or the Internet. To sign up for electronic Internet and, when prompted, indicate that you agree to receive or access proxy delivery, please follow the instructions above to vote using the materials electronically in future years. Use VOTE BY PHONE - 1-800-690-6903 any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. you call and then follow the instructions up until 11:59 p.m. Eastern Time on April 27, 2022. Have your proxy card in hand when Mark, sign and date your proxy card and return it in the postage-paid envelope VOTE BY MAIL Way, we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Edgewood, NY 11717. Your proxy card must be received no later than 11:59 p.m. Eastern Time on April 27, 2022. Proxies submitted by the Internet, mail or telephone must be received by 11:59 p.m., Eastern Time, on April 27, 2022. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D36985-P49855 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY HORIZON THERAPEUTICS PLC nominees for director listed below and “FOR” Proposals 2, 3, 4 The Board of Directors recommends you vote “FOR” each of the and 5. 1. Election of Class II Director Nominees: For Against Abstain 1a. Michael Grey 1b. Jeff Himawan, Ph.D. 1c. Susan Mahony, Ph.D. 2. Approval December of 31, the 2022 appointment and authorization of PricewaterhouseCoopers of the Audit Committee LLP as to our determine independent the auditors’ registered remuneration public accounting . firm for our fiscal year ending 3. Approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in the Proxy Statement. 4. Authorization for us and/or any of our subsidiaries to make market purchases or overseas market purchases of our ordinary shares. 5. Approval of the Amended and Restated 2020 Equity Incentive Plan. For Against Abstain title as such. NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

2022 Annual General Meeting Admission Ticket 2022 Annual General Meeting of Horizon Therapeutics plc Shareholders April 28, 2022, 3:00 p.m. Local Time (Ireland) 70 St. Stephen’s Green, Dublin 2, D02 E2X4, Ireland Upon arrival, please present this admission ticket and photo identification at the registration desk. Important notice regarding the Internet availability of proxy materials for the Annual General Meeting of Shareholders: The Proxy Statement and the 2021 Annual Report to Shareholders are available at: www.proxyvote.com The 2021 Irish Statutory Financial Statements will be available on our website at www.horizontherapeutics.com on or before April 6, 2022. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. D36986-P49855
Proxy — HORIZON THERAPEUTICS PLC Notice of 2022 Annual General Meeting of Shareholders 70 St. Stephen’s Green, Dublin 2, D02 E2X4, Ireland Proxy Solicited by the Board of Directors for the Annual General Meeting of Shareholders — April 28, 2022
The undersigned hereby appoints Timothy P. Walbert and Paul W. Hoelscher, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to attend, speak and vote, as provided on the other side, all the ordinary shares of Horizon Therapeutics plc that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual General Meeting of Shareholders of Horizon Therapeutics plc to be held at 3:00 p.m. (local time) on April 28, 2022 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual General Meeting of Shareholders. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3, 4 AND 5. (Proposals to be voted appear on reverse side.)